Exhibit 2.1

27 September 2018

FREEPORT-MCMORAN INC.

and

INTERNATIONAL SUPPORT LLC

and

PT FREEPORT INDONESIA

and

PT INDOCOPPER INVESTAMA

and

PT INDONESIA ASAHAN ALUMINIUM (PERSERO)

PTFI DIVESTMENT AGREEMENT

-i-

32.	Confidentiality	22

33.	Assignment	23

34.	Notices	23

35.	Conflict with other Agreements	25

36.	Whole Agreement	25

37.	Waivers, Rights and Remedies	26

38.	Counterparts	26

39.	Variations	26

40.	No Merger	26

41.	Set Off	26

42.	Relationship of Parties	26

43.	Invalidity	27

44.	No Third Party Enforcement Rights	27

45.	Sovereign Immunity	27

46.	Governing Law and Jurisdiction	27

47.	Governing Language	28

-ii-

Agreement dated 27 September 2018

Parties

(1)	FREEPORT-MCMORAN INC., a corporation established under the laws of Delaware, United States of America, with its principal place of business at 333 North Central Avenue, Phoenix, Arizona (FCX);

(2)

INTERNATIONAL SUPPORT LLC, a limited liability company established under the laws of Delaware, United States of America, with its principal place of business at 333 North Central Avenue, Phoenix, Arizona (ISLLC and, together with FCX, the PTII Sellers, and each a PTII Seller);

(3)

PT FREEPORT INDONESIA, a limited liability company established under the laws of the Republic of Indonesia whose registered office is at Plaza 89 Lt. 5, Jl. H.R. Rasuna Said Kav. X-7 No. 6, Jakarta 12940, Indonesia (PTFI);

(4)

PT INDOCOPPER INVESTAMA, a limited liability company established under the laws of the Republic of Indonesia with its domicile at Plaza 89 Lt. 5, Jl. H.R. Rasuna Said Kav. X-7 No. 6, Jakarta 12940, Indonesia (PTII); and

(5)

PT INDONESIA ASAHAN ALUMINIUM (PERSERO), a limited liability company established under the laws of the Republic of Indonesia whose registered office is at The Energy Building, 19th Floor, SCBD—Lot 11A, Jl. Jend. Sudirman Kav 52-53, Jakarta 12190, Republic of Indonesia (Inalum),

(each a Party in this Agreement and together, the Parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 15.

It is Agreed:

Recitals

(A)

The Parties have worked in cooperation to seek to document the rights and obligations of each other regarding the divestment of a majority shareholding in PTFI to Indonesian citizens, an Indonesian legal entity Controlled by Indonesian citizens, or the Government of Indonesia.

(B)

In order to achieve the divestment described at Recital (A) and subject to the satisfaction or, to the extent permitted, waiver of relevant Conditions Precedent in accordance with the terms of this Agreement, the following transactions will take place:

(a)

the PTII Sellers, which are the owners of the shares in PTII as set out against their respective names in Schedule 1, being the entire issued share capital of PTII (together, the PTII Shares) and which have the right, power and authority to sell those PTII Shares, will transfer the PTII Shares to Inalum in accordance with and subject to the terms of this Agreement, the PTII Deed of Acquisition of Shares and the PTII Deed of Transfer of Shares (as applicable) (the PTII Share Transfer);

(b)	PTFI, Inalum and PTII will enter into an agreement under which:

(i)

PTFI will issue to Inalum, and Inalum will subscribe for, ordinary shares in PTFI representing in aggregate 20.6% of the outstanding ordinary shares in PTFI immediately following the Closing (the PTFI Shares (Inalum)); and

(ii)

PTFI will issue to PTII, and PTII will subscribe for, ordinary shares in PTFI representing in aggregate 19.4% of the outstanding ordinary shares in PTFI immediately following the Closing (the PTFI Shares (PTII)), substantially in the form set out at Schedule 12 (the PTFI Subscription Agreement) (the PTFI Subscription);

(c)	the PTRTI Sellers will transfer the entire issued share capital of PTRTI (the PTRTI Shares) to PTFI in accordance with and subject to the terms of the PTRTI Buyout Agreement (the PTRTI Buyout);

(d)	PTFI and PTRTI will enter into a deed to merge with effect on and from or as soon as possible after Closing in a form to be agreed by the parties thereto (the Merger Deed); and

(e)

Inalum, PTII, FCX (or one of its Affiliates) and PTFI will enter into a shareholders agreement with effect on and from Closing substantially in the form set out at Schedule 14, which will include provisions relating to the replacement of the economics under the Participation Agreement on equivalent terms in a mutually agreeable manner (the Shareholders Agreement),

(together, the Divestment Transaction), and the relevant Parties will enter into, or procure the entry into, other agreements necessary to effect the Divestment Transaction, as set out in this Agreement.

(C)	The Parties enter into this Agreement to record the terms and conditions on which the Divestment Transaction will take place.

1.	Divestment Transaction

1.1	In addition to this Agreement, the relevant Parties will enter into the following documents on or around the date of this Agreement to effect the Divestment Transaction:

(a)	Inalum will enter into the PTRTI Buyout Agreement to effect the PTRTI Buyout with the PTRTI Sellers;

(b)	PTFI, Inalum and PTII will enter into the PTFI Subscription Agreement to effect the PTFI Subscription; and

(c)	PTFI will enter into the Merger Deed with PTRTI.

1.2	The Divestment Transaction is valued at US$3,850,000,000.00, which FCX and the PTRTI Sellers have agreed such amount is apportioned as follows:

(a)	US$350,000,000.00 in respect of the PTII Share Transfer; and

SNG408460	2|95

(b)	US$3,500,000,000.00 in respect of the PTRTI Buyout.

2.	PTFI Subscription

2.1	Inalum agrees to subscribe for the PTFI Shares (Inalum) and PTII agrees to subscribe for the PTFI Shares (PTII), each in accordance with and subject to the terms of the PTFI Subscription Agreement.

2.2	FCX hereby waives its right of pre-emption arising under the Constitutional Documents of PTFI in respect of the PTFI Subscription.

3.	PTII Share Transfer

3.1

Each PTII Seller shall sell the PTII Shares held by it, and Inalum shall purchase such PTII Shares, free from Third Party Rights with effect from Closing and with all rights attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the PTII Shares after Closing, subject to the terms of the Shareholders Agreement.

3.2	The sale and purchase of the PTII Shares shall be on and subject to the terms set out in this Agreement.

3.3	Until the Closing Time, the title to, property in and risk of the PTII Shares remain solely with the respective PTII Sellers.

3.4

Subject to Closing, with effect on and from the Closing Time, the title to, property in and risk of the PTII Shares (including all rights which were attached to or had accrued on the PTII Shares at the Closing Time, including the right to receive all distributions and dividends declared, paid or made in respect of the PTII Shares after Closing) pass to Inalum, subject to the terms of the Shareholders Agreement.

3.5

Each PTII Seller hereby waives its right of first offer arising under the Constitutional Documents of PTII in respect of the sale of the relevant PTII Shares by the other PTII Seller as contemplated in this Agreement.

4.	PTII Price

4.1

The aggregate consideration payable in respect of the sale and purchase of the PTII Shares shall be an amount of US$350,000,000.00 (the PTII Price). The PTII Price shall be paid by Inalum in full in cash at Closing in accordance with Clause 24. The PTII Price shall be allocated among the PTII Sellers in the proportion set out against their names in Schedule 1.

4.2

Any payment made following the Closing in satisfaction of any Claim arising under or in connection with this Agreement shall so far as possible be deemed to be an adjustment of the PTII Price to the extent of such payment.

4.3

The PTII Sellers and Inalum agree to use the PTII Price (adjusted pursuant to Clause 4.2, if applicable) for all Tax reporting purposes relating to the PTII Share Transfer to the extent legally permissible.

SNG408460	3|95

5.	Period Prior to Closing

5.1

From the date of this Agreement to (but excluding) the Closing Date, except (i) as disclosed in writing by the PTII Sellers or PTFI (as applicable) and agreed to in writing by Inalum, (ii) as otherwise provided in this Agreement or, (iii) as required by Law:

(a)	the PTII Sellers must ensure that, until Closing, PTII carries on the Business of PTII in the ordinary and usual course; and

(b)	the PTII Sellers and PTII must ensure that, until Closing, PTFI carries on the Business of PTFI in the ordinary and usual course.

5.2

From the date of this Agreement to (but excluding) the Closing Date, except (i) as disclosed in writing by the PTII Sellers or PTFI (as applicable) and agreed to in writing by Inalum, (ii) as otherwise provided in this Agreement or, (iii) as required by Law:

(a)	the PTII Sellers and PTII agree to procure that PTFI will not agree to any amendment or termination of the Participation Agreement; and

(b)	the PTII Sellers and PTII agree to procure that PTFI, and PTII will ensure that it:

(i)	(corporate actions) will not:

(A)	split, combine or reclassify any shares of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities;

(B)	issue, deliver or sell, or authorize the issuance, delivery or sale of, any of its equity securities; or

(C)	except as contemplated by this Agreement, amend its Constitutional Documents;

(ii)

(Affiliate transactions) will not enter into or agree to enter into any arrangements which result in, or will result in, PTII or PTFI (as applicable) incurring any liability to an Affiliate or which involve the provision of a financial benefit by PTII or PTFI (as applicable) to an Affiliate, other than arrangements that will be terminated at or prior to the Closing;

(iii)	(accounting practices) will not make any change in its accounting policies, principles or practices, except as required by Law or applicable accounting standards;

(iv)

(notify Claims, etc.) will promptly notify Inalum of any Claim brought, asserted or commenced against it, its officers, commissioners or directors, relating to the Divestment Transaction (as applicable);

SNG408460	4|95

(v)	(restructure of PT Puncakjaya Power) will not acquire or agree to acquire the assets or shares of PT Puncakjaya Power; and

(vi)	(other) will not:

(A)	modify its purpose or duration, including by way of merger or division;

(B)	sell all or substantially all of its assets and liabilities;

(C)	propose to be dissolved or subject to receivership or administration;

(D)	grant of a security interest over more than 50% of its assets;

(E)	change its residency for tax purposes;

(F)	incur any indebtedness for borrowed money which is not on arm’s length terms, other than drawdowns under PTFI’s existing credit facility; or

(G)	undertake any acquisitions or disposals (in each case, whether of stock or assets, whether affected by purchase, sale, merger or otherwise):

(I)	in excess of US$100 million; or

(II)	that is not on arms’ length terms.

5.3	From the date of this Agreement until the Closing Date, the PTII Sellers will:

(a)	give Inalum and its Representatives reasonable access to the offices, properties, books and records of PTII;

(b)	furnish to Inalum and its Representatives such financial and operating data and other information relating to PTII as may be reasonably requested; and

(c)	instruct the Representatives of PTII to cooperate with Inalum in its investigation of PTII.

5.4

Any investigation pursuant to Clause 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of PTII. Notwithstanding the foregoing, neither Inalum nor any of its Representatives shall have access to personnel records of PTII relating to individual performance or evaluation records, medical histories or other information which in PTII’s good faith opinion is sensitive or the disclosure of which could subject PTII to risk of liability.

5.5	From the date of this Agreement until the Closing Date, PTFI will:

(a)	give the PTFI Subscribers and their Representatives reasonable access to the offices, properties, books and records of PTFI;

SNG408460	5|95

(b)	furnish to the PTFI Subscribers and their Representatives such financial and operating data and other information relating to PTFI as may be reasonably requested;

(c)

provide Inalum and their Representatives with full access to all of PTFI’s material corporate policies and related information in order to conduct due diligence on such policies and at the request of Inalum meet to discuss PTFI’s material corporate policies in light of the objectives of the Company and the Shareholders Agreement; and

(d)	instruct the Representatives of PTFI to cooperate with the PTFI Subscribers in their investigation of PTFI.

5.6

Any investigation pursuant to Clause 5.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of PTFI. Notwithstanding the foregoing, neither PTFI Subscriber nor any of its Representatives shall have access to personnel records of PTFI relating to individual performance or evaluation records, medical histories or other information which in PTFI’s good faith opinion is sensitive or the disclosure of which could subject PTFI to risk of liability.

6.	Conditions Precedent

6.1	The obligations of the Parties to Close are subject to the satisfaction or waiver of each of the conditions set forth in Schedule 3 (the Conditions Precedent).

6.2	Each Party must:

(a)	use reasonable endeavours to procure the satisfaction of the Conditions Precedent as soon as practicable and in any event by the End Date; and

(b)	promptly give each other Party all information reasonably requested by that Party in connection with any application required to satisfy a Condition Precedent.

6.3

If Closing has not occurred as a result of the Conditions Precedent set forth in Clause 1.14 of Schedule 3 having not been satisfied or waived by the End Date (but all other Conditions Precedent have been satisfied as of such time (other than those Condition Precedent that by their nature are to be satisfied at the Closing, but subject to such Conditions Precedent being capable of being satisfied)), any Party may elect by notice to the other Parties for the End Date to be extended by no more than six months.

6.4

If the Conditions Precedent are not satisfied or waived on or before the End Date, then any Party may, at any time after the End Date, terminate this Agreement by giving written notice to the other Parties; provided that the right to terminate this Agreement pursuant to this Clause 6.4 shall not be available to any Party whose breach of this Agreement shall have been the cause of the failure of the Closing to occur prior to such date.

6.5

If all of the Conditions Precedent have been satisfied or waived and a Party does not Close on the Closing Date, other than as a result of default by any other Party, any non-defaulting Party may give the defaulting Party notice requiring it to Close within five Business Days of receipt of the notice.

SNG408460	6|95

6.6

If the defaulting Party does not Close within the period specified in Clause 6.5, the relevant non-defaulting Party may choose either to proceed for specific performance or terminate this Agreement and the Transaction Documents promptly by notice to the other Parties. In either case, the relevant non-defaulting Party may seek damages for the default.

7.	Closing

7.1

Subject to the provisions of this Agreement, Closing shall take place at 9:00 am (Jakarta time) on the Closing Date, or on such other date and at such place as the Parties may agree in writing, when each of the Parties shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to the relevant Party or any of its Affiliates in Schedule 2.

7.2

The obligations of the Parties with respect to Closing and the parties to the PTRTI Buyout Agreement with respect to closing under the PTRTI Buyout Agreement are interdependent and as such, Closing will not have occurred under this Agreement until all actions required to be performed under this Agreement with respect to Closing and the PTRTI Buyout Agreement with respect to closing under the PTRTI Buyout Agreement have been performed.

7.3	Unless otherwise stated, all actions required to be performed by a Party at Closing are to have occurred contemporaneously at the Closing Time.

8.	Post-Closing Actions and Announcements

PTII shall announce the completion of the PTII Share Transfer in at least one daily newspaper in Indonesian language having nationwide circulation in Indonesia within thirty days after the execution of the PTII Deed of Acquisition of Shares and the PTII Deed of Transfer of Shares.

9.	Termination

9.1	This Agreement shall terminate prior to the Closing and be of no further force or effect:

(a)	in accordance with Clause 6.4 or 6.6; or

(b)

upon written notice of any Party if consummation of the Divestment Transaction would violate any nonappealable final, order, decree or judgment of any Governmental Authority having competent jurisdiction.

9.2

If this Agreement is terminated in accordance with Clause 9.1, then all rights and obligations under this Agreement, other than rights and obligations in Clauses 32 to 47 (inclusive) and Schedule 15, terminate on the date of termination without liability of any Party; provided that if such termination results from a willful breach of this Agreement by any Party, then such Party shall be fully liable for any and all damages incurred or suffered by any other Party as a result of such willful breach.

SNG408460	7|95

9.3	The Parties waive the provisions and requirements of Article 1266 of the Indonesian Civil Code to the extent that a court decision is required to terminate this Agreement.

10.	PTII Sellers’ Warranties

10.1	Each PTII Seller represents and warrants to Inalum that each of the statements in Schedule 4:

(a)	is true, complete and accurate as at the date of this Agreement; and

(b)	will be true, complete and accurate as at the date on which Closing occurs.

10.2	The PTII Sellers’ Warranties are given subject to the limitations set out in Schedule 5.

10.3

None of the limitations in Schedule 5 shall apply to any Claim which arises as a consequence of fraud or fraudulent misrepresentation by any director, officer or employee or agent of any member of the PTII Sellers’ Group.

10.4	Each of the PTII Sellers’ Warranties shall be construed separately and independently.

10.5	The PTII Sellers’ Warranties shall not in any respect be extinguished or affected by Closing, but shall be extinguished as of the third anniversary of the Closing.

10.6

The PTII Sellers acknowledge and agree that Inalum has executed this Agreement and agreed to take part in the Divestment Transaction in reliance on the PTII Sellers’ Warranties and that those PTII Sellers’ Warranties may form the basis for any Claim by Inalum or any other member of the Inalum Group.

10.7

Inalum acknowledges and agrees that no statement, promise or forecast made by or on behalf of either PTII Seller or any other member of the PTII Sellers’ Group, PTII or any other person or entity may form the basis of any Claim by Inalum or any other member of the Inalum Group, and Inalum, on behalf of itself and the other members of the Inalum Group, acknowledges that neither Inalum nor any other member of the Inalum Group relied on any representations and warranties, other than those set forth in Schedule 4 or Schedule 7. In particular, neither PTII Seller makes any representation or warranty as to the accuracy of any forecasts, estimates, models, projections, statements of intent or opinion provided to Inalum or its Representatives on or before the date of this Agreement (including any Disclosure Materials).

10.8

Except in the case of, and as against, any individual or entity who has acted fraudulently, Inalum agrees and undertakes with each PTII Seller that neither it nor any other member of the Inalum Group has (solely in respect of the Divestment Transaction) any rights against, and will waive and shall not make any claim against, any employee, director, commissioner, officer, adviser or agent of (a) PTII, or (b) the PTII Sellers or any other member of the PTII Sellers’ Group on whom Inalum may have relied before agreeing to any term of or entering into this Agreement.

SNG408460	8|95

10.9

If Inalum makes a Claim following the Closing in respect of the PTII Sellers’ Warranties, the PTII Sellers each must not make a Claim for contribution or indemnity from PTII or from any officer, employee, agent or adviser of PTII (other than to the extent relating to any officer’s, employee’s, agent’s or advisor’s actions prior to the Closing).

11.	PTII Sellers’ Liability

11.1

Subject to Clause 11.3 and Closing occurring, the PTII Sellers covenant (which covenant is to survive Closing) that they are the sole parties liable for and must indemnify and hold harmless Inalum and PTII from, against and in respect of any Loss arising as a result of any liability of PTII attributable to the period prior to Closing.

11.2

Subject to Clauses 11.3 and 11.4 and Closing occurring, the PTII Sellers covenant (which covenant is to survive Closing) that they are solely liable for and must indemnify and hold harmless Inalum and PTII from, against and in respect of any Loss arising as a result of Taxation disputes between PTFI, on the one hand, and Governmental Authorities and Tax Authorities, on the other hand, disclosed to Inalum in the Statement Letter of the Tax Court of Jakarta No. KET – 020/SP/Ket.Sengketa/2018 (collectively, the “Current Tax Disputes”); provided that any receipts by the PTFI or any PTFI Subsidiary with respect to the Current Tax Disputes shall be netted against any such Losses. Any payments required under this Clause 11.2 shall be made on the earlier of (i) the final resolution of all Current Tax Disputes and (ii) the seventh anniversary of Closing.

11.3

The covenants and indemnities set forth in Clauses 11.1 and 11.2 shall expire on the seventh anniversary of the Closing. The aggregate amount of the liability of the PTII Sellers for Claims under Clauses 11.1 and 11.2 (together with any amounts payable in respect of PTII Sellers’ Warranties) shall not exceed $350,000,000.00.

11.4

The PTII Sellers’ liability in relation to a Claim of Losses suffered in respect of PTFI is limited to an amount calculated by multiplying the amount of such Loss of PTFI by (i) if the relevant Loss is finally incurred by PTFI prior to the end of the Initial Period (as defined in the Shareholders Agreement), 9.36% and (ii) if the relevant Loss is finally incurred by PTFI following the end of the Initial Period (as defined in the Shareholders Agreement), 5.616%.

12.	Inalum Warranties

Inalum represents and warrants to each other Party that each of the statements set out in Schedule 6:

(a)	is true, complete and accurate as at the date of this Agreement; and

(b)	will be true, complete and accurate as at the date on which Closing occurs.

SNG408460	9|95

13.	Inalum Liability

13.1

Subject to Closing occurring, Inalum covenants (which covenant is to survive Closing) that it is the sole party liable for and must indemnify and hold harmless PTFI from, against and in respect of any Loss arising as a result of any liability of PTRTI attributable to the period prior to Closing, other than any Loss arising as a result of any liabilities under or in connection with the Participation Agreement, including whether relating directly or indirectly to, or in connection with the Contract of Work, the Contract Area and/or PTRTI’s Participating Interest (as defined in the Participation Agreement) in operations under the Contract of Work.

13.2

Inalum shall not be liable for any Claim under Clause 13.1 to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any act, omission or transaction carried out by PTFI following the Closing.

14.	PTII Warranties

PTII represents and warrants to each other Party that each of the statements set out in Schedule 7:

(a)	is true, complete and accurate as at the date of this Agreement; and

(b)	will be true, complete and accurate as at the date on which Closing occurs.

15.	Third Party Claims (PTII Share Transfer)

15.1

If Inalum becomes aware of any Claim or potential Claim, or of any other matter or circumstance that might result in a Claim, by a third party that might result in a Claim being made by Inalum (a Third Party Claim):

(a)	Inalum shall promptly give notice of the Third Party Claim to the PTII Sellers and ensure that the PTII Sellers are given all reasonable information and facilities to investigate it;

(b)

if Inalum makes a Claim under this Agreement in respect of Loss arising out of a Third Party Claim, the PTII Sellers may (and Inalum must ensure that each member of the Inalum Group allows the PTII Sellers to) by written notice to Inalum take over, conduct, negotiate, defend or settle the Third Party Claim at their own expense provided the PTII Sellers acknowledge in writing that, based on the information then known by the PTII Sellers (and assuming the allegations made in the Third Party Claim are true), the Third Party Claim is one for which the PTII Sellers are fully liable under this Agreement, subject to the limitations and exclusions set out in this Agreement; and

(c)	where the PTII Sellers take over the conduct of a Third Party Claim, Inalum shall:

(i)

not (and ensure that no member of the Inalum Group shall) admit liability or make any agreement or compromise in relation to the Third Party Claim without the prior written approval of the PTII Sellers; and

SNG408460	10|95

(ii)	ensure that it and each member of the Inalum Group shall:

(A)	take such action as the PTII Sellers may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim; and

(B)

provide such information and assistance as the PTII Sellers may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim,

15.2	The PTII Sellers must diligently pursue any Third Party Claim they take over (or either of them takes over) under Clause 15.1 and must:

(a)	upon Inalum’s reasonable request, inform Inalum of the progress of the Third Party Claim;

(b)	allow Inalum to:

(i)	have reasonable access to notices, correspondence and other documents relating to the Third Party Claim; and

(ii)	participate (at its own cost) in the conduct of the Third Party Claim, provided that Inalum does not seek to instruct or direct the conduct of the Third Party Claim; and

(c)

obtain the prior consent of Inalum before offering or accepting any settlement of the Third Party Claim which involves a non-monetary undertaking or specific performance commitment by or on behalf of PTII or any member of the Inalum Group.

15.3

Despite anything to the contrary in this Clause 15, Inalum will have the right to control, and the PTII Sellers are not entitled to take over, any Third Party Claim that seeks only a non-monetary undertaking or specific performance by or on behalf of the Business of PTII or Inalum. To avoid doubt, any Loss arising as a result of such undertaking or performance will be recoverable by Inalum from the PTII Sellers, subject to the terms of this Agreement.

16.	Protection of PTII officers

Without limiting any other provisions of this Agreement, subject to Closing occurring and from Closing, Inalum shall indemnify and hold harmless each director, officer and commissioner of PTII that was appointed as, or nominated for appointment as, such by the PTII Sellers (or any other member(s) of the PTII Sellers’ Group) from, against and in respect of any Loss arising after Closing as a result of a Claim relating to the period between Closing and the date on which the relevant person’s resignation from such position becomes effective (if not effective on Closing), but excluding where such Loss arose as a consequence of Gross Negligence, fraud, fraudulent misrepresentation, wilful misconduct or wilful breach of any obligation (statutory or otherwise) on the part of the relevant director, officer or commissioner of PTII. The PTII Sellers and Inalum hereby acknowledge and agree that this Clause 16 is intended to be for the benefit of, and enforceable by, each of the current or former directors, officers and commissioners of PTII that is referred to herein.

SNG408460	11|95

17.	Insurance (PTII Share Transfer)

Upon Closing, all insurance cover arranged in relation to PTII and the Business of PTII by the PTII Sellers’ Group (whether under policies maintained with third party insurers or other members of the PTII Sellers’ Group) shall cease (other than, where applicable, in relation to insured events taking place before Closing) and no member of the Inalum Group shall make any claim under any such policies in relation to insured events arising after Closing. Each PTII Seller shall be entitled to make arrangements with its insurers to reflect this Clause 17.

18.	Further Assurances

18.1

Each of the Parties covenants and agrees to cooperate and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things (including signing and delivering any documents) as may be required by Law or be reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Parties shall cooperate with one another:

(a)

in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

(b)	in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to timely obtain any such actions, consents, approvals or waivers.

18.2

Without limiting the generality of the foregoing, the Parties shall make all filings with respect to the matters set forth in Clause 1.14 of Schedule 3 as promptly as practicable following the date hereof. Inalum, on the one hand, and the PTII Sellers, on the other hand, shall each bear 50% of all filing fees in respect of the matters set forth in Clause 1.14 of Schedule 3.

18.3	Each Party shall promptly notify the other Parties of:

(a)	any notice or other communication received by such Party alleging that a consent or approval is or may be required in connection with the transactions contemplated by this Agreement;

(b)	any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

(c)	any actions, suits, claims, investigations or proceedings threatened or commenced relating to the transactions contemplated by this Agreement.

SNG408460	12|95

19.	Pre-Closing Dividends

Inalum acknowledges that PTII and PTFI will be permitted to pay dividends and other distributions prior to Closing to the fullest extent permitted by Law.

20.	Information, Records and Assistance Post-Closing (PTII Shares)

20.1

For seven years following the date of this Agreement, each member of the Inalum Group shall provide the PTII Sellers (at the PTII Sellers’ cost) with reasonable access at reasonable times to (and the right to take copies of) records held by PTII or a member of the Inalum Group after Closing to the extent that they relate to PTII or the Business of PTII and to the period up to Closing, and to employees, directors and commissioners of PTII, but only to the extent necessary for financial reporting, accounting or Tax purposes (the PTII Records) (and the Parties agree and acknowledge that these obligations are subject to the provisions of Clause 32), provided that Inalum (and any member of the Inalum Group) may deny or refuse the PTII Sellers and their officers, employees and agents access as contemplated in this Clause 20.1 if the access required by the PTII Sellers would, based on the written advice of outside counsel, give rise to a waiver of any legal professional privilege.

20.2

For seven years following the date of this Agreement, no member of the Inalum Group shall dispose of, or destroy any of, the PTII Records without first giving the PTII Sellers at least two months’ notice of its intention to do so and giving the PTII Sellers a reasonable opportunity to remove and retain any of them (at the expense of the PTII Sellers).

20.3	Following Closing:

(a)

notwithstanding the obligations of Clause 15, each member of the Inalum Group shall (at the PTII Sellers’ expense) give such assistance to any member of the PTII Sellers’ Group as the PTII Sellers may reasonably request in relation to any third party proceedings by or against any member of the PTII Sellers’ Group so far as they directly relate to PTII or the Business of PTII, including proceedings relating to employees’ claims or Taxation;

(b)	each PTII Seller shall promptly give to Inalum all written notices, correspondence, information or enquiries received by it or any member of the PTII Sellers’ Group in relation to PTII; and

(c)

Inalum shall promptly give to the PTII Sellers all written notices, correspondence, information or enquiries received by any member of the Inalum Group in relation to any business of the PTII Sellers’ Group that is not related to the Business of PTII.

21.	PTRTI Buyout Agreement

21.1

Inalum represents and warrants to the PTII Sellers that Inalum has provided the PTII Sellers with a true and complete copy of an advanced draft of the agreement pursuant to which Inalum has agreed to acquire PTRTI that is proposed to be duly executed by the parties thereto (the PTRTI Buyout Agreement).

SNG408460	13|95

21.2

Inalum covenants and agrees that Inalum will not, without the PTII Sellers’ prior written consent, permit any amendment or modification to, or any waiver of any provision or remedy under, the form of the PTRTI Buyout Agreement provided to the PTII Sellers’ on the date of this Agreement if such amendment, modification or waiver (i) could reasonably be expected to (A) impede or delay or adversely affect the ability or likelihood of Inalum consummating the transactions contemplated by this Agreement or the PTRTI Buyout Agreement or (B) make the satisfaction of the conditions precedent under this Agreement or the PTRTI Buyout Agreement less likely to occur in the timeframes contemplated, (ii) (iii) could reasonably be expected to result in a material increase in liabilities of PTRTI following the consummation of the transactions contemplated by the PTRTI Buyout Agreement.

22.	Change of Name and Information, Records and Assistance Post-Closing (PTRTI Buyout)

22.1	If PTFI acquires the PTRTI Shares, PTFI shall procure that as soon as reasonably practicable after Closing and in any event within 30 days after Closing:

(a)

if the name of PTRTI includes the words “Rio Tinto”, such name is changed to a name which does not include the words “Rio Tinto” or any name which, in the reasonable opinion of Inalum, is substantially the same or confusingly similar;

(b)

PTRTI shall use reasonable endeavours to ensure that it ceases to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of the PTRTI Sellers’ Group or any mark, name or logo which, in the reasonable opinion of Inalum, is substantially the same or confusingly similar to any of them, before the date that is three months after Closing; and

(c)	PTRTI shall not hold itself out as being part of, or otherwise connected or associated with, the PTRTI Sellers’ Group.

22.2

For seven years following the date of this Agreement, PTFI shall provide the PTRTI Sellers (at Inalum’s expense) with reasonable access at reasonable times to (and the right to take copies of) original records provided by the PTRTI Sellers relating to PTRTI held by it after Closing to the extent that they directly relate to PTRTI or the Business of PTRTI and to the period up to Closing, and to employees, directors and commissioners of PTRTI, but only to the extent necessary for financial reporting, accounting or Tax purposes (the PTRTI Records) (and PTFI and Inalum agree and acknowledge that these obligations are subject to the provisions of Clause 32, provided that PTFI may deny or refuse the PTRTI Sellers and their officers, employees and agents access as contemplated in this Clause 22.2 if, in the opinion of PTFI, the access required by the PTRTI Sellers is reasonably likely to give rise to a waiver of any legal professional privilege or accountant’s concession).

SNG408460	14|95

22.3	Following Closing:

(a)

PTFI shall (at Inalum’s expense) give such assistance to any member of the PTRTI Sellers’ Group as the PTRTI Sellers may reasonably request in relation to any third party proceedings by or against any member of the PTRTI Sellers’ Group so far as they directly relate to PTRTI or the Business of PTRTI, including proceedings relating to employees’ claims or Taxation;

(b)

Inalum shall promptly give to PTFI all written notices, correspondence, information or enquiries received by it or any member of the Inalum Group from the PTRTI Sellers or any member of the PTRTI Seller’s Group in relation to PTRTI; and

(c)

if PTFI acquires the PTRTI Shares, PTFI shall (at Inalum’s expense) cooperate and provide assistance to Inalum, and take all actions and do, or cause to be done, all things (including executing and delivering, or procuring the execution and delivery of, any documents) in respect of the PTRTI Buyout.

23.	Anti-Bribery and Anti-Tax Evasion

23.1	In performing its obligations under, carrying out the transactions contemplated by, and obtaining any Government Approval required in connection with this Agreement:

(a)	each of the PTII Sellers, PTFI and PTII represents, warrants and undertakes that neither it nor any of its Affiliates nor any of their respective Associated Persons has; and

(b)	Inalum represents, warrants and undertakes that neither it nor any of its Affiliates nor any of their respective Associated Persons has,

(1) taken any action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any of the applicable Anti-Bribery Laws, in connection with any matter relating to this Agreement; or

(2) taken any action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any of the applicable Anti-Tax Evasion Laws, in connection with any matter relating to this Agreement.

23.2

Notwithstanding any other provision of this Agreement, no Party shall be obliged to take any action or omit to take any action under this Agreement that it believes, in good faith, would cause it to be in violation of any Anti-Bribery Law or Anti-Tax Evasion Law.

24.	Payments

24.1	Any payment to be made pursuant to this Agreement by Inalum (or any member of the Inalum Group) to any member of the PTII Sellers’ Group shall be made to the PTII Sellers’ Bank Account.

SNG408460	15|95

24.2	Any payment to be made pursuant to this Agreement by the PTII Sellers (or any member of the PTII Sellers’ Group) to any member of the Inalum Group shall be made to Inalum’s Bank Account.

24.3

Payments under Clauses 24.1 and 24.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due in cleared funds shall be an effective discharge of the relevant payment obligation.

24.4

If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

25.	Gross-up

25.1

All sums payable under this Agreement or for breach of any warranties in this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by Law.

25.2

If any deduction or withholding is required by Law from any payment under this Agreement or for breach of any warranties in this Agreement (including, for the avoidance of doubt, on account of any Indonesian Withholding Tax) then:

(a)

the payer shall make the required deduction or withholding and pay such amount to the relevant Tax Authority by the latest date on which the amount can be paid to the relevant Tax Authority without incurring interest and/or penalties; and

(b)

the payer shall pay the payee such additional amount as will, after such deduction or withholding has been made, together with any further deduction or withholding made in respect of any gross-up amount, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

25.3

If any amount payable under this Agreement or for breach of any warranties in this Agreement (except for the Price due under Clause 4.1) is required by Law to be brought into charge to Tax then the payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable.

25.4

If the PTII Sellers qualify for a reduced Indonesian Withholding Tax rate pursuant to the relevant tax treaty and Indonesian tax regulations, then PTII Sellers must: (i) provide Inalum with the relevant documents that must be provided to the Tax Authority; and (ii) assist to support the entitlement for such reduced rate.

25.5

To the extent that any deduction, withholding or Tax in respect of which an additional amount has been paid under Clauses 25.2 or 25.3 above results in the payee or an Affiliate obtaining a Relief, the payee shall pay to the payer, within 10 Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under Clauses 25.2 or 25.3.

SNG408460	16|95

26.	VAT

26.1

Any sum payable by a Party (the First Party) to another Party (the Second Party) under or pursuant to this Agreement is exclusive of any applicable VAT. If any supply is treated as made for VAT purposes by the Second Party under or pursuant to this Agreement (except for the Price) and the Second Party or an Affiliate of the Second Party is required to account for VAT in respect of that supply, the First Party shall, subject to the receipt of a valid VAT invoice, pay to the Second Party an amount equal to such VAT in addition to any other consideration for that supply. Such payment shall be made on demand or, if later, at the same time as any such consideration is payable.

26.2

If any Party (the Paying Party) is required by this Agreement to reimburse another Party (the Payee Party) for any Cost, the Paying Party shall also reimburse the Payee Party for any VAT incurred by the Payee Party (or any of its Affiliates) in respect of that Cost, except to the extent that the Payee Party (or its Affiliate) is entitled to Relief in respect of that VAT.

27.	Costs

Subject to Clause 28 and except as otherwise provided in this Agreement, the Parties shall each be responsible for their own Costs and charges incurred in connection with negotiating, preparing and executing the Transaction Documents.

28.	Transfer Taxes (PTII Share Transfer)

28.1

The PTII Sellers and Inalum shall co-operate in good faith to seek an exemption of the PTII Share Transfer from Indonesian Withholding Tax under the US/Indonesia Double Taxation Agreement, including engaging with relevant Governmental Authorities as required.

28.2

The PTII Sellers shall pay and bear the cost of (and Inalum shall bear no responsibility for) all stamp duties, transfer, value added or similar Taxes and any other Indonesian Taxes (including Indonesian Withholding Taxes) arising as a result of the transfer of the PTII Shares pursuant to this Agreement and/or in connection with the entry into or implementation of this Agreement (together with all penalties, charges, fees and interest relating thereto, the Transfer Taxes) other than arising out of any failure by Inalum to comply with the provisions of this Clause 28.

28.3

Inalum shall submit to the relevant Tax Authorities all returns and other relevant filings for the purposes of Tax in respect of the Transfer Taxes by the latest date on which the submission or filing can be made without incurring interest and/or a penalty and in order to ensure that such submission or filing is effective.

SNG408460	17|95

28.4

The PTII Sellers covenant with Inalum to pay to Inalum immediately on demand an amount equal to any liability to or on account of Transfer Taxes or any other Costs which Inalum (or any member of the Inalum Group) incurs or is required to pay (other than as a result of any failure by Inalum to comply with this Clause 28) as a result of:

(a)	any failure by the PTII Sellers to comply with Clause 28.1;

(b)

any Tax Authority issuing any notice, demand, assessment, letter or other document requiring or requesting Inalum (or any member of the Inalum Group) to pay an amount of Transfer Tax or any amount on account of Transfer Tax;

(c)

notwithstanding Clause 28.5 below, the Inalum (or any member of the Inalum Group) being required to pay any amount of any restitution, reimbursement or contribution to either (or both) of the PTII Sellers (or any member of the PTII Sellers’ Group) in respect of any of the liabilities referred to in Clause 28.5; and/or

(d)	the PTII Sellers exercising any right of restitution, reimbursement or contribution from any person that it may have under applicable Law or otherwise,

and including in each case all losses, costs and expenses incurred by Inalum (or any other member of the Inalum Group) in connection with a claim made under this Clause 28.4, or in satisfying or settling any liability in respect of which a claim has been made under this Clause 28.4.

28.5	The Parties hereby acknowledge and agree that this Clause 28 is intended to be for the benefit of, and enforceable by, each member of the PTII Sellers’ Group, to the extent applicable.

29.	Tax Indemnity (PTII Share Transfer)

29.1	In this Clause 29:

(a)	a reference to a return relating to Tax is to any document which must be lodged with a Tax Authority or which a taxpayer must prepare and retain;

(b)

Disputing Action means any action to have a matter withdrawn, reduced or postponed or any action to avoid, dispute, object to, resist, mitigate, settle, compromise, defend or appeal against the matter;

(c)

Relevant Assessment means an assessment by a Tax Authority which creates or evidences an obligation to pay an ascertained amount of Tax in respect of which the Sellers are liable to indemnify Inalum under this Agreement;

(d)

Tax return means any Tax return and also anything which operates as an assessment (or as the basis for an assessment) of the Tax concerned, such as a request for a Tax ruling, an election, a Tax return, an amended Tax return or a request for an amended assessment of Tax.

SNG408460	18|95

(e)	This Clause 29 applies:

(i)	to a Tax return of PTII which relates in whole or in part to the period before Closing; and

(ii)	to a Tax return of PTII for any period, to the extent that the Tax return is reasonably likely to relate to an amount of Tax which could be claimed from the PTII Sellers under this Agreement.

29.2

Subject to Closing occurring, the PTII Sellers covenant (which covenant is to survive Closing) that they are solely liable for and must indemnify and hold harmless the Inalum Group from, against and in respect of:

(a)	any amount of Tax payable by PTII or any PTII Subsidiary under any Relevant Assessment to the extent that the Tax arises from or relates to:

(i)	an event or omission at or before Closing to the extent that such event or omission results in a Tax for a pre-Closing tax period;

(ii)	any income, profit or gain earned, accrued or received or taken to be earned, accrued or received at or before Closing; or

(iii)	disallowance of an income tax deduction for an expense, loss or outgoing incurred before Closing;

(iv)	any withholding required to be made or any notice required to be given before Closing; or

(v)	disallowance of a Tax credit or rebate of Tax relating to a matter referred to in paragraphs, (i), (ii) or (iv) above; and

(b)	all reasonable out of pocket costs and expenses incurred by the Inalum Group as a result of enforcement actions undertaken to enforce its rights pursuant to this Clause 29.2,

except to the extent that any such amount is incurred, or increased, as a direct result of Inalum’s failure to comply with the provisions of this Clause 29.

29.3	The covenants of Clause 29.2 shall not cover any Tax liability to the extent that:

(a)

provision or reserve in respect of that Tax Liability has been made in the Last Accounts, or the Tax liability was taken into account in the Last Accounts (in each case to the extent that such provision or reserve reduced the net assets of PTII);

(b)

the Tax liability was paid or discharged before the Last Accounts Date, or such payment or discharge was taken into account in the preparation of the Last Accounts (reducing the net assets of PTII shown in the Last Accounts) and such payment or discharge has in fact occurred;

(c)

the Tax liability would not have arisen but for an event carried out or effected by (i) a PTII Seller or any member of the PTII Group prior to Closing at the written request of Inalum or a member of the Inalum Group, or (ii) a member of the Inalum Group after Closing, except that this exclusion (ii) will not apply where such event is required by Law or is carried out or effected pursuant to a legally binding commitment entered into by a member of the PTII Group on or before Closing; or

SNG408460	19|95

(d)

the Tax liability arises as a result of a change after Closing in the accounting policy or Tax reporting practice of the PTII Group (in each case, other than a change which is necessary as determined by the auditor of such member of the PTII Group in order to comply with Law), applicable financial reporting standards or generally accepted accounting principles applicable to a member of the PTII Group.

29.4	Inalum must give the PTII Sellers notice within 10 Business Days of:

(a)	PTII receiving notice of a Relevant Assessment; or

(b)	becoming aware of any matter that might lead to the making or issue of a Relevant Assessment.

29.5

Within 20 Business Days of receiving notice from Inalum under Clause 29.3, the PTII Sellers may by notice require Inalum to take Disputing Action at the PTII Sellers’ expense in connection with the Relevant Assessment.

29.6

If the PTII Sellers require Inalum to take Disputing Action in connection with a Relevant Assessment, Inalum must provide, and must procure that each member of the Inalum Group provides, all reasonable assistance in respect of the Disputing Action as the PTII Sellers is reasonably necessary and must:

(a)	take such Disputing Action as is reasonably requested by the PTII Sellers;

(b)

at the request of the PTII Sellers, give the PTII Sellers information and access to personnel, premises, plant, goods, documents and records to the PTII Sellers and to their professional advisers as reasonably requested to take such Disputing Action; and

(c)

authorise legal or other professional advisers nominated by the PTII Sellers to act in respect of the Disputing Action on behalf of Inalum or PTII, but in accordance with the instructions of the PTII Sellers.

29.7

The PTII Sellers must indemnify and hold harmless the Inalum Group and PTII from, against and in respect of any Loss suffered or incurred by Inalum or PTII or any PTII Subsidiary in connection with any Disputing Action taken, including any legal and accounting expenses (on a full indemnity basis) incurred by the Inalum Group or PTII or any PTII Subsidiary in connection with any Disputing Action taken, other than any such Losses that are incurred or increased as a result of Inalum’s failure to comply with the provisions of Clause 29.7.

29.8	Inalum, a member of the Inalum Group or PTII may engage its own legal or other representation without prejudice to the PTII Sellers’ rights under Clause 29.5 and 29.6.

SNG408460	20|95

29.9	Inalum must ensure that any Tax return which is prepared or lodged by Inalum or by PTII after Closing, which relates in whole or in part to a period before Closing:

(a)	is prepared in consultation with the PTII Sellers and reflecting the reasonable comments of the PTII Sellers with respect to the period prior to Closing; and

(b)	is prepared and lodged on time and in accordance with Law.

29.10	To the extent that any Tax audit of PTII after Closing relates to any period before Closing:

(a)	Inalum and the PTII Sellers must each co-ordinate and give each other all reasonable assistance they can provide concerning the audit; and

(b)

the PTII Sellers must indemnify and hold harmless Inalum and PTII from, against and in respect of all reasonable costs of Inalum or PTII in connection with the audit (including any legal and accounting expenses and internal costs), but only to the extent that such costs relate to the audit for the period prior to Closing.

29.11

After the actual receipt by Inalum or any member of the PTII Group of an amount by way of refund or repayment of Tax (whether as a result of Tax overpayment or otherwise) from any Tax Authority or otherwise relating to any event referred to in Clause 29.2(a), then Inalum shall repay, or procure that the relevant member of the PTII Group repays, such amount to the PTII Sellers (without set off or deduction) within ten (10) Business Days of the receipt of such amount together with any interest due thereon from the applicable Tax Authority and any recovery of legal fees from such Tax Authority.

29.12

For the avoidance of doubt, Tax overpayment can include any refund or reimbursement due to any member of the PTII Group from the Tax Authority or any member of the PTII Group otherwise deriving the benefit of such Tax overpayment due to such member from the Tax Authority in any other manner.

30.	Announcements

30.1

Notwithstanding Clause 32 and except for the Agreed Form Announcements or any subsequent announcement which repeats any details contained in the Agreed Form Announcements, no Party, nor any of the Parties’ respective Affiliates, shall make any public announcement or issue any public communication in connection with the existence or subject matter of this Agreement without the prior written approval of the other Parties.

30.2

The restriction in Clause 30.1 shall not apply to the extent that the announcement or communication is required by Law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that the Party proposing to make the announcement or issue the communication to shareholders shall, where practicable, first inform the other Parties of its intention to do so and take into account the reasonable comments of the other Parties on the content and timing of such announcement or communication).

SNG408460	21|95

31.	Employee Matters

On or prior to the satisfaction or, to the extent permissible, waiver of the Conditions Precedent, the PTII Sellers shall have complied with all Laws relating to matters with respect to the notification of the PTII Share Transfer and the PTFI Subscription to the employees of PTII and PTFI.

32.	Confidentiality

32.1	For the purposes of this Clause 32, Confidential Information means:

(a)	this Agreement and each other Transaction Document;

(b)	information relating to the provisions of, and negotiations leading to, this Agreement and each other Transaction Document; and

(c)	any information received or held by each Party (or any of its Representatives) relating to each other Party and the Affiliates of each other Party in relation to the Divestment Transaction,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the Party has determined from information it has received including any forecasts or projections.

32.2

Each Party shall, and shall procure that its Representatives shall, maintain Confidential Information in confidence and not disclose Confidential Information to any person except (a) to its Representatives, (b) as permitted by Clause 30 or this Clause 32; or (c) as the other Parties approve in writing.

32.3	Clause 32.2 shall not prevent disclosure by a Party or any of its Representatives to the extent it can demonstrate that:

(a)

disclosure is required by Law or by any stock exchange or any regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction (provided that, except in connection with disclosure to a Tax Authority, the disclosing Party shall first inform the other Parties of its intention to disclose such information and take into account the reasonable comments of the other Parties);

(b)	disclosure is required for the proper management of the Tax affairs of the disclosing Party or any of its Affiliates;

(c)

disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held (excluding any Confidential Information held by PTII relating to the PTII Sellers’ Group);

(d)

in the case of the PTFI Subscribers, the disclosure was made to an Indonesian Government Entity (or to any commissioners, directors, officers, employees, agents, advisers (including legal advisers), accountants, financiers or potential financiers, rating agencies or consultants thereof) that is involved with the Divestment Transaction or any financing of any Indonesian Government Entity relating to the Divestment Transaction;

SNG408460	22|95

(e)	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives); or

(f)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement.

32.4	If this Agreement is terminated, each Party (the Returning Party) shall as soon as practicable on request by the any other Party (the Requesting Party):

(a)

return to the Requesting Party all written documents and other materials relating to any member of the PTII Sellers’ Group or the PTFI Group (as applicable to the Returning Party), PTII or this Agreement (including any Confidential Information) which the Requesting Party (or its Representatives) have provided to the Returning Party (or its Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

33.	Assignment

Unless the Parties specifically agree in writing, no person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it, except that, following the Closing, any Party shall be permitted to assign any rights or obligations under this Agreement to an Affiliate of such Party; provided that (a) no such assignment shall relieve the assigning Party of any of its obligations hereunder and (b) any rights and/or obligations assigned to an Affiliate of a Party under this Clause 33 which ceases to be an Affiliate of that Party must be assigned back to that Party or to a different Affiliate of that Party. Any purported assignment in contravention of this Clause 33 shall be void.

34.	Notices

34.1

Any notice to be given by one Party to the other Parties in connection with this Agreement shall be in writing in English and signed by or on behalf of the Party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognised courier company.

34.2	A notice shall be effective upon receipt and shall be deemed to have been received:

(a)	if delivered by hand, registered post or courier, at the time of delivery; or

SNG408460	23|95

(b)

if delivered by email, at the earlier of (i) when the sender receives an automated message confirming delivery; or (ii) two hours after the time at which the e-mail is sent (as recorded on the device on which the e-mail was sent), unless the sender receives an automated message that the e-mail has not been delivered during that time.

34.3	Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

34.4	The addresses and email addresses of the Parties for the purpose of Clause 34.1 are:

FCX/ISLLC (or, prior to the Closing, PTII and PTFI)	Address:	Email:

For the attention of: Kathleen Quirk	Freeport-McMoRan Inc. 333 North Central Avenue Phoenix, Arizona 85004	kquirk@fmi.com

with copies to:

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: Marc O. Williams Fax: (212) 701-5800 Email: marc.williams@davispolk.com

Freeport-McMoRan Inc. 333 North Central Avenue Phoenix, Arizona 85004 Attention: Douglas Currault Email : dcurraul@fmi.com

Inalum (or, following the Closing, PTII)	Address:	Email:

For the attention of: Elizabeth Silalahi General Counsel	The Energy Building 16th Floor Sudirman Central Business District Lot 11A Jl. Jend. Sudirman Kav. 52-53 Jakarta, Indonesia	elizabeth.silalahi@inalum.id
with copies to:

Ashurst LLP 12 Marina Boulevard #24-01, Marina Bay Financial Centre Tower 3 Singapore 018982 Attention: Simon Brown Fax: +65 6221 5484 Email: simon.brown@ashurst.com

SNG408460	24|95

Oentoeng Suria & Partners

Level 37, Equity Tower

Sudirman Central Business District
Jl. Jend. Sudirman Kav. 52-53

Jakarta Selatan, 12190, Indonesia

Attention: Ratih (Ipop) Nawangsari

Fax: +65 62 212 903 5360

Email: ratih.nawangsari@oentoengsuria.com

If to PTFI following Closing, to all Parties.

34.5	Any such notice given under this Agreement will not be invalid only by reason that a copy is not delivered to any addressee nominated to receive a copy.

34.6	Each Party shall notify the other Parties in writing of a change to its details in Clause 34.4 from time to time.

35.	Conflict with other Agreements

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties and as between any members of the PTII Sellers’ Group, any members of the PTFI Group, and members of the Inalum Group and any members of the PTII Group) unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	each of the Parties are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

36.	Whole Agreement

36.1

This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the Divestment Transaction and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Divestment Transaction. It is agreed that:

(a)

no Party has relied on or shall have any Claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of any other Party (or any of its Representatives) in relation to the Divestment Transaction that is not expressly set out in this Agreement or the other Transaction Documents;

(b)

any terms or conditions implied by Law in any jurisdiction in relation to the Divestment Transaction are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

SNG408460	25|95

(c)

the only right or remedy of a Party in relation to any provision of this Agreement or the relevant Transaction Document shall be for breach of this Agreement or the relevant Transaction Document (as applicable); and

(d)

except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to the other Party (or its respective Representatives) in relation to the Divestment Transaction.

36.2	Nothing in this Clause 36 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

37.	Waivers, Rights and Remedies

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

38.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

39.	Variations

No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

40.	No Merger

In respect of a term or condition of this Agreement, Closing does not operate as a merger of any of the rights or remedies of the parties under this Agreement.

41.	Set Off

All payments to be made by a Party under this Agreement shall be made in full in immediately available funds without any set off or counterclaim and free from any deduction or withholding except to the extent required by Law.

42.	Relationship of Parties

Nothing contained or implied in this Agreement is intended to create a partnership between the Parties or, except as otherwise provided in this Agreement, establish any Party as an agent or representative of any other Party. A Party has no authority to bind any other Party, or to act for, or to incur any obligation or assume any responsibility on behalf of, any other Party.

SNG408460	26|95

43.	Invalidity

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable under the Law of any jurisdiction, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement, and the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

44.	No Third Party Enforcement Rights

Except as expressly provided herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

45.	Sovereign Immunity

45.1

To the extent that Inalum or the PTII Sellers may be entitled in any state or jurisdiction to claim or benefit from any immunity (whether characterized as state immunity, sovereign immunity, act of state or otherwise) now or hereafter for itself or any of its property or assets (which it now has or may hereafter acquire) in respect of its obligations under this Agreement from any proceedings, jurisdiction, suit, judgement, execution, attachment, whether before award or judgement, in aid or execution or otherwise (or from any service of process or other documents relating thereto), or legal process or to the extent that in any such jurisdiction there may be attributed to it or any of its property or assets any such immunity (whether or not claimed), Inalum and the PTII Sellers expressly, unconditionally and irrevocably agrees not to claim, invoke or permit to be invoked on it or its property or assets’ behalf or for it or its property or assets’ benefit and hereby expressly, unconditionally and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

45.2

Each of Inalum and the PTII Sellers consents generally in respect of any proceedings to the giving of any relief or the issue of any process in connection with the proceedings, including the enforcement or execution against any property or assets whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in the proceedings.

45.3

Each of Inalum and the PTII Sellers irrevocably and unconditionally acknowledges that the execution, delivery and performance of this Agreement constitutes private and commercial (and not public) acts of Inalum or the PTII Sellers, respectively.

46.	Governing Law and Jurisdiction

46.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, Indonesian law.

SNG408460	27|95

46.2

If any dispute, controversy or claim arises out of or in connection with this Agreement including regarding the breach, termination or invalidity thereof (Dispute), a Party may serve formal written notice on the other Parties that a Dispute has arisen (Notice of Dispute).

46.3

Following the service of a Notice of Dispute, the Parties shall use all reasonable efforts to settle such Dispute amicably through negotiations between their respective authorised representatives within a period of 30 days starting from the date of receipt of the Notice of Dispute by the relevant Party. The Parties may by agreement extend such 30 day period and take all such other steps as they agree will assist them in reaching an amicable settlement of the Dispute, including the joint appointment of a person who is an expert in the subject matter of the Dispute.

46.4

If the Dispute is not resolved by the signing of written terms of settlement by authorised representatives of the Parties within such 30 day period (or such longer period as the Parties may have agreed) as provided under this Clause 45, then the Dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) in accordance with the Arbitration Rules of SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Clause 46.4. The claimant and the respondent shall nominate one arbitrator each, and the third arbitrator shall be nominated jointly by the two Party-appointed arbitrators. The seat of the arbitration shall be Singapore. The language to be used in the arbitral proceedings shall be English. Arbitration shall be the exclusive forum for dispute resolution under this Agreement if the Parties are not able to settle the Dispute amicably, as provided for in this Clause 45. Notwithstanding Clause 46.1, Clauses 46.2, 46.3 and this Clause 46.4 shall be governed by and interpreted in accordance with Singapore law. Each Party renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators contained therein and agrees that no Party shall appeal to any court from the award or decision of the arbitrators contained therein.

47.	Governing Language

47.1

For the purposes of compliance with Law No. 24 of the Republic of Indonesia on the National Flag, Language, Coat of Arms and National Anthem, the Parties agree to translate and execute an Indonesian language version of this Agreement and any instrument or other document referred to in this Agreement to which an Indonesian person is a party or signatory, or any amendment to such agreement, instrument or document (Ancillary Documents) other than those which are already made and executed in Indonesian language, promptly in accordance with the terms of this Agreement.

47.2	The Parties agree that:

(a)

the Indonesian language version of this Agreement (other than those which are already made and executed in Indonesian language only), when executed, will be deemed to be effective and valid from the date of the English language version, and both the English language version and the Indonesian language version will be equally authentic. The Parties further agree that the execution of the Indonesian language of this Agreement must be undertaken at the latest within 60 days after the date of this Agreement;

SNG408460	28|95

(b)

in the event of any inconsistency or different interpretation between the Indonesian language version and the English language version of such dual-language documents, the Indonesian language version is deemed to be automatically amended (with effect from the date of the English language version) to make the relevant part of the Indonesian language version consistent with the relevant part of the English language version;

(c)	the costs and expenses in relation to:

(i)	the translation of the English language version into an Indonesian language version;

(ii)	the preparation and execution of the Indonesian language version; and

(iii)	any amendments of the Indonesian language version to conform with the English language version as contemplated by this Clause 47.2,

shall be borne 50% by Inalum, on the one hand, and 50% by the PTII Sellers, on the other hand (other than costs incurred by a Party in review and commenting on such Indonesian language version, which shall be borne by the Party incurring such costs); and

(d)	each Party:

(i)	acknowledges that, with its agreement, this Agreement has been negotiated in the English language;

(ii)	represents that it has read and fully understands the contents and consequences of this Agreement;

(iii)	represents that it has made and entered into this Agreement freely and without duress;

(iv)	represents that it has received independent legal advice with regard to this Agreement; and

(v)

undertakes that it will not challenge the validity of this Agreement based on any failure to comply with Law No. 24 of the Republic of Indonesia on the National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

SNG408460	29|95

Schedule 1

The PTII Sellers

	PTII Seller	PTII Shares held	Proportion of PTII Shares held	PTII Shares Purchase Price Apportionment
1.	Freeport-McMoRan Inc.	21,424,000	99.998%	99.998% of the PTII Price
2.	International Support LLC	500	0.002%	0.002% of the PTII Price

SNG408460	30|95

Schedule 2

Closing Arrangements

Part A : PTII Share Transfer—PTII Sellers’ obligations

At Closing, each PTII Seller shall deliver or ensure that there is delivered to Inalum (or made available to Inalum’s reasonable satisfaction):

(a)	the signed resignation letters of each of the directors of PTII in relation to their resignation as directors of PTII (to be dated as at Closing);

(b)	the signed resignation letters of each of the commissioners of PTII in relation to their resignation as commissioners of PTII (to be dated as at Closing);

(c)

a copy (certified by a duly appointed officer as true and correct) of a resolution of the board of directors of that PTII Seller authorising the execution of and the performance by such PTII Seller of its respective obligations under this Agreement and the PTII Deed of Acquisition of Shares or the PTII Deed of Transfer of Shares (as applicable);

(d)	a certificate executed by an authorised signatory of each of the PTII Sellers confirming that:

(i)	the PTII Sellers shall have performed in all material respects all of their obligations under the Transaction Documents required to be performed by them prior to the Closing; and

(ii)

the representations and warranties of the PTII Sellers contained in this Agreement and in any certificate or other writing delivered by the PTII Sellers pursuant hereto shall be true and correct at and as of the Closing Date, as if made at and as of such date, except that (A) those representations and warranties that address matters as of a particular date shall be true at and as of such particular date and (B) where the failure of such representations and warranties to be true and correct in the aggregate has not had a Material Adverse Effect;

(e)	following receipt by the PTII Sellers of the PTII Price in accordance with Part B of this Schedule 2, the share certificates relating to all the PTII Shares:

(i)	held by each PTII Seller in respect of which certificates were issued or are required by Law to be issued, marked as cancelled; and

(ii)	it is transferring to Inalum, in the name of Inalum;

(f)	a copy (certified by a duly appointed officer as true and correct) of a resolution of the board of directors of PTII authorising with effect on and from Closing:

(i)	the cancellation and revocation of the share certificates relating to all the PTII Shares which were held by the PTII Sellers; and

SNG408460	31|95

(ii)	the issuance of new share certificates relating to all the PTII Shares in the name of Inalum; and

(g)	an updated copy of the register of shareholders of PTII reflecting Inalum as the holder of the PTII Shares.

Part B : PTII Share Transfer—Inalum’s obligations

At Closing, Inalum shall:

(a)	pay the PTII Price in accordance with Clauses 4, 24.1 and 24.3; and

(b)	deliver a certificate executed by an authorised signatory of Inalum confirming that:

(i)	Inalum shall have performed in all material respects all of its obligations under the Transaction Documents required to be performed by it prior to the Closing; and

(ii)

the representations and warranties of Inalum contained in this Agreement and in any certificate or other writing delivered by Inalum pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date.

Part C : PTII Share Transfer—Other obligations

At Closing and following receipt by the PTII Sellers of the PTII Price in accordance with Part B of this Schedule 2:

(a)	in each case in the form of a notarial deed and in the presence of a notary, duly qualified in Indonesia:

(i)	FCX and Inalum shall execute and deliver to one another the PTII Deed of Acquisition of Shares;

(ii)	ISLLC and Inalum shall execute and deliver to one another the Deed of Transfer of Shares;

(iii)	the PTII Sellers and Inalum shall procure that PTII restates the Circular Resolution; and

(iv)	FCX, Inalum and PTII shall execute the PTFI Circular Resolution.

(b)	FCX, Inalum and PTII shall procure that the board of directors of PTFI passes the PTFI Board Resolution.

Part D : PTFI Subscription

At Closing, PTFI and the PTFI Subscribers shall satisfy their respective obligations under section 2.03 of the PTFI Subscription Agreement.

SNG408460	32|95

Part E : Other agreements

At Closing:

(a)	each of Inalum, PTII, FCX (or one of its Affiliates) and PTFI shall deliver to each other executed counterparts of the Shareholders Agreement;

(b)

PTFI shall deliver to FCX executed counterparts of the Services Agreement and FCX shall deliver to PTFI, or procure the delivery to PTFI of, counterparts of the Services Agreement executed by the relevant Affiliate of FCX that is a party to the Services Agreement; and

(c)	PTFI shall deliver to the other Parties a copy of the fully signed IUPK.

Part F : General

All documents and items required to be delivered at Closing pursuant to this Schedule 2 and delivered on the Closing Date shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place in accordance with the provisions of this Agreement, at which time such documents and items will have been deemed to be delivered in accordance with this Schedule 2.

SNG408460	33|95

Schedule 3

Conditions Precedent

1.1

There shall exist no order or injunction promulgated or issued by any Governmental Authority of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Divestment Transaction.

1.2	The Transaction Approvals shall have been issued.

1.3

The IUPK shall have been issued in a form acceptable to the Parties valid until 29 December 2031, which shall include the remaining initial period of the Contract of Work to 29 December 2021, and the first extension period of 10 (ten) years up to 29 December 2031, recognizing that PTFI will have met its obligations at the date the IUPK is issued, including the commitment to build the smelter and the divestment contemplated hereunder. The IUPK shall further grant to PTFI the second extension to 2041, subject to satisfying specified agreed conditions, including, among others as agreed, those related to smelter construction and payment of state revenues. The IUPK and any required documentation will create legally enforceable fixed rights and obligations, which shall address certain key points to be provided in the IUPK and applicable regulations as necessary including, among others, that PTFI will be allowed to complete the Grasberg smelter within 5 years of IUPK issuance and provisions for assurance of legal and fiscal certainty and legal enforceability.

1.4	The New Licences and Approvals shall have been issued to PTFI.

1.5

The Indonesian Tax Office shall have provided assurances and/or approved the transfer of certain assets and the merger between PTRTI and PTFI on a tax-neutral basis, which will effect the dissolution of PTRTI; and the Indonesian Tax Office shall confirm the withholding tax treatment for transfers contemplated by this Agreement, in a manner satisfactory to the Parties.

1.6	In accordance with Article 127 of the Indonesian Company Law:

(a)

the PTII Sellers shall have procured that the board of directors of PTII and board of directors of PTFI have jointly announced the Transaction (including the fact that the Transaction will result in a change in control of PTFI) in at least one daily newspaper in the Indonesian language having nationwide circulation in Indonesia, and also the notice to employees as further detailed in Clause 31;

(b)

any objections received from creditors within 14 days of the publication have been resolved as required under the Indonesian Company Law, as confirmed by the Board of Directors of PTII and the Board of Directors of PTFI;

(c)	at least 30 days after the publication:

(i)

the PTII Sellers shall procure that shareholder resolutions of the requisite majority of the shareholders of PTFI have approved the issuance of the PTFI Shares (Inalum) to Inalum and the PTFI Shares (PTII) to PTII as contemplated by the PTFI Subscription Agreement; and

SNG408460	34|95

(ii)	the PTII Sellers shall procure that shareholder resolutions of the requisite majority of the shareholders of PTII have approved the transfer of the PTII Shares as contemplated under this Agreement.

1.7	The termination of the trust arrangements in place between PTFI, PTRTI and the First Trust of New York National Association with no further liability to any party thereto.

1.8	Approval of the Articles of Association for PTFI to be attached as Schedule 4 of the Shareholders Agreement, on terms acceptable to the Parties.

1.9	Approval of the Long Term Investment Plan to be attached to the Shareholders Agreement, on terms acceptable to the Parties.

1.10	The satisfaction or waiver (if applicable) of the conditions precedent to closing in accordance with the terms of the PTRTI Buyout Agreement.

1.11	The Contract of Work will have been terminated upon the issuance of the IUPK.

1.12	The Parties shall have agreed on the six members of the Board of Directors of PTFI, each of which will take office from the Closing.

1.13	Inalum shall have obtained the following:

•	review report from the State Auditor in respect of the Divestment Transaction; and

•	A legal opinion from the Attorney General in respect of the Divestment Transaction.

1.14

All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Divestment Transaction (or any part thereof) shall have been taken, made or obtained, including the following, but excluding any jurisdiction where the Parties, having consulted with each other in good faith, both agree that a merger filing is not required by Law or otherwise recommended:

(a)

SAMR issuing a notice approving the Divestment Transaction or the statutory clearance period specified by SAMR pursuant to the Anti-Monopoly Law in China, including any extension of such period, having elapsed and no objection having been raised or qualifications or requirements imposed by SAMR in relation to this Agreement;

(b)	the KPPU in Indonesia issuing a letter confirming that it has no objection to the Divestment Transaction and no qualifications or requirements imposed by the KPPU in relation to this Agreement;

(c)

written approval obtained from the KFTC of the business combination report filed by Inalum under the Korean Monopoly Regulation and Fair Trade Act relating to the Divestment Transaction within the 30 days waiting period specified by the said Act (or any extension thereof) without any corrective measures being imposed upon or issued to Inalum, or the expiry of such period with no decision being issued by the KFTC;

SNG408460	35|95

(d)

the PCC issuing a notice approving the Divestment Transaction or the statutory clearance period specified by the PCC pursuant to the Philippine Competition Act, including any extension of such period, having elapsed and no objections having been raised or qualifications or requirements imposed by the PCC in relation to this Agreement;

(e)

to the extent required by applicable Law, any applicable waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations made thereunder relating to the Divestment Transaction, and any agreement with a Governmental Authority not to consummate the Divestment Transaction shall have expired or been terminated;

(f)

the waiting period under the Japanese Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of April 14, 1947, as amended) has expired, and written notification has been received from the JFTC of its decision not to issue a cease and desist order pursuant to Article 9 of JFTC Regulation No. 1 of 1953 with respect to the Divestment Transaction;

(g)

the Swiss Competition Commission notifying the parties under Article 32 paragraph 1 of the Swiss Federal Act on Cartels and Other Restraints of Competition of its decision not to investigate the Divestment Transaction or the one month period specified in the said Article 32 paragraph 1 having elapsed and no objections having been raised or commitments, qualifications or requirements imposed or requested by the Swiss Competition Commission in relation to this Agreement;

(h)	to the extent required by applicable Law, the expiration of any required waiting periods or the receipt of required consents under the anti-monopoly or competition laws of Germany or Singapore;

(i)

the Divestment Transaction having obtained clearance under the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankankungen (GWB)), as amended, which shall occur on the sooner of: (1) the German Antitrust Authority having taken a decision to clear the Divestment Transaction; or (2) all applicable waiting periods with respect thereto having expired or been terminated without the German Antitrust Authority having prohibited the Divestment Transaction; and

(j)

the Competition and Consumer Commission of Singapore issuing a notice or otherwise informing the parties that it does not intend to intervene in the Divestment Transaction pursuant to section 54 of the Singapore Competition Act.

SNG408460	36|95

Schedule 4

PTII Sellers’ Warranties

For the avoidance of doubt, each statement set out below in this Schedule 4 is made subject to and on the terms of Clause 5 and Schedule 5.

Part A: Title and Authority Warranties

1.	Authority and capacity

1.1	Each PTII Seller is validly incorporated, in existence and duly registered under the Laws of Delaware.

1.2	Each PTII Seller has full legal capacity and power to own its property and to carry on its business.

1.3	Each PTII Seller has full legal capacity and power to enter into the Transaction Documents to which it is a party.

1.4

Each PTII Seller has obtained all corporate or company Authorisations required to empower it to enter into and perform its obligations under the Transaction Documents to which it is a party where failure to obtain them would adversely affect its ability to enter into or perform its obligations under the Transaction Documents to which it is a party.

1.5	Entry into and performance by each PTII Seller of each Transaction Document to which it is a party will not:

(a)	breach any provision of its Constitutional Documents;

(b)	result in a breach of any Laws or regulations of Delaware or of any order, decree or judgment of any court or any governmental or regulatory authority in Delaware;

(c)

breach the terms of any other agreement contract, undertaking or instrument binding on either PTII Seller, where (in any case) the breach would materially and adversely affect its ability to enter into or perform its obligations under the Transaction Documents to which it is a party; or

(d)

contravene any Third Party Rights and does not and will not result in the creation or imposition of any Third Party Rights, the acceleration of the date of any payment or obligation under any Third Party Rights or any other material restriction under the provisions of any Third Party Rights, which would (in any case) materially and adversely affect its ability to enter into or perform its obligations under the Transaction Documents to which it is a party.

1.6

Each Transaction Document to which it is a party will, when executed, constitute valid and binding obligations of each PTII Seller, enforceable against each PTII Seller in accordance with its terms, subject to any necessary stamping or registration.

SNG408460	37|95

1.7	Neither PTII Seller is entering into any Transaction Document to which it is a party as trustee of any trust or settlement.

1.8

Neither execution of any of the Transaction Documents to which either PTII Seller is a party nor Closing, assuming satisfaction of each of the Conditions Precedent, will be or become a transaction which is voidable under any Law.

1.9

There is no circumstance with respect to a PTII Seller which could make any of the Transaction Documents to which such PTII Seller is a party or any transaction contemplated by them void, voidable or unenforceable under any Law relating to insolvency.

1.10

No litigation, arbitration, mediation, conciliation or administrative proceeding is taking place or pending or threatened, whose outcome is likely to have an adverse effect on the ability of either PTII Seller to perform its obligations to carry out the transactions that this Agreement contemplates.

1.11	Each PTII Seller is a resident of the United States for the purposes of:

(a)	accessing tax treaty benefit under the US/Indonesia Double Taxation Agreement; and

(b)	domestic Indonesian tax rules under the Director General of Tax Regulation No. PER-10/PJ/2017 regarding Procedures for Implementation of Tax Treaties.

1.12	Neither PTII Seller has any permanent establishment in Indonesia.

2.	The PTII Shares and PTII

2.1	PTII is validly incorporated, in existence and duly registered under the Laws of the Republic of Indonesia and the liability of its shareholders is limited by shares.

2.2	PTII has full legal capacity and power to own its own property and to carry on the Business of PTII in the jurisdiction(s) in which it carries on business.

2.3	The PTII Shares constitute the whole of the issued share capital of PTII.

2.4	All the PTII Shares are, or are deemed to be, fully paid and each PTII Seller is:

(a)	the sole legal and beneficial owner of the PTII Shares set out against its name in Schedule 1 free from all Third Party Rights; and

(b)	entitled to transfer or procure the transfer of the PTII Shares on the terms of this Agreement.

2.5

Except as set out in this Agreement, no member of the PTII Sellers’ Group has entered into any agreement whereby any person has the right (exercisable now or in the future and whether contingent or not) to call for the issue or transfer to it of any share or loan capital in PTII.

2.6

Except as set forth in the Disclosure Materials, PTII does not hold or own (legally or beneficially) any shares in any other entity or Undertaking and is not a member of any partnership or unincorporated association.

SNG408460	38|95

2.7

No litigation, arbitration, mediation, conciliation or administrative proceeding is taking place or pending or threatened, whose outcome is likely to have an adverse effect on the ability of PTII to perform its obligations to carry out the transactions that this Agreement contemplates.

3.	The PTII Interest Shares

All the PTII Interest Shares are, or are deemed to be, fully paid and PTII is the sole legal and beneficial owner of the PTII Interest Shares free from all Third Party Rights.

4.	The PTII Subsidiaries

4.1	Each PTII Subsidiary is validly incorporated, in existence and duly registered under the Laws of its place of incorporation.

4.2	Each PTII Subsidiary has full legal capacity and power to own its property and to carry on its business.

4.3	Every share issued by any PTII Subsidiary to PTII:

(a)	was duly issued;

(b)	is, or is deemed to be, fully paid;

(c)	is held by and beneficially owned by PTII; and

(d)	is free from any Third Party Interest.

4.4	So far as the PTII Sellers are aware, no PTII Subsidiary is subject to bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law.

5.	Corporate records

5.1	The copies of the Constitutional Documents of PTII disclosed to Inalum are true, complete and up to date copies.

5.2	The copies of resolutions of PTII disclosed to Inalum are true and complete copies of every resolution setting out rights attached to any share or the terms of issue of any share in PTII.

5.3	All rights and restrictions affecting shares in PTII are contained in the copy Constitutional Documents and copy resolutions referred to in paragraphs 5.1 and 5.2.

5.4	The register of shareholders of PTII contains a true and accurate record of its shareholders from time to time.

6.	Information

6.1	Each document provided in the Disclosure Materials is true and complete.

6.2

The PTII Sellers have not deliberately omitted from the Disclosure Materials any information concerning the PTII Shares, the PTFI Shares, or the Businesses of PTII or PTFI, that a reasonable person acquiring the PTII Shares would consider material.

SNG408460	39|95

7.	Anti-Bribery Law, Anti-Tax Evasion Law and Sanctions

7.1

So far as the PTII Sellers are aware, no member of the PTII Sellers’ Group nor any of their Associated Persons has, at any time in the two years before the date of this Agreement engaged in any activity in violation of applicable Anti-Bribery Law or Anti-Tax Evasion Law.

7.2

Each member of the PTII Sellers’ Group has in place policies, systems, controls and procedures designed to prevent it and its Associated Persons from violating applicable Anti-Bribery Law or Anti-Tax Evasion Law.

7.3	Neither PTII Seller is, nor has it, during the past five years, been:

(a)

a Sanctioned Person or owned or controlled by a Sanctioned Person, or a holder of more than 10% of Equity Interests in a Sanctioned Person, and that none of its officers or directors are or have, during the past five years, been Sanctioned Persons;

(b)

party to or facilitated any agreement, transaction, dealing or relationship (i) with or for the benefit of, or otherwise made available any funds or economic resources to, any Sanctioned Person, (ii) involving any property of a Sanctioned Person or (iii) relating to any Sanctioned Territory;

(c)	in breach of, or subject to any penalties under, any Economic Sanctions Law; or

(d)

subject to any actual litigation, legal action, claim, demand, suit, arbitration, investigation, inquiry, hearing, order or other proceeding or administrative act related to any Economic Sanctions Law by or before any Governmental Authority.

8.	Insolvency etc.

Neither of the PTII Sellers nor PTII is subject to any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law.

Part B: Warranties relating to financial matters

9.	Financial matters

9.1	The Last Accounts (PTII). The Last Accounts (PTII):

(a)	have been prepared in good faith and with all due care and attention and in accordance with relevant Law and accounting policies, statements and practices;

(b)	present fairly, in all material respects, the financial position of PTII as at the Last Accounts Date (PTII) and its financial performance and cash flows for the financial year ended on that date; and

SNG408460	40|95

(c)	have been prepared in accordance with the same accounting policies as were applied in the corresponding accounts for the preceding three financial periods.

9.2	Position since Last Accounts Date (PTII). Since the Last Accounts Date (PTII), PTII has:

(a)	carried on its business, in all material respects, in the ordinary and usual course of business;

(b)	not reduced its paid-up share capital; and

(c)	otherwise than in accordance with the terms of this Agreement, not issued or agreed to issue any share or loan capital.

9.3	Statutory books. All material records of PTII which relate to the Business of PTII (including financial records such as accounts, books and ledgers):

(a)	are in its possession and control; and

(b)	have been fully and properly maintained in accordance with Law.

9.4

So far as the PTII Sellers are aware, all material documents, filings, publications and registrations required by Law to be delivered or made by PTII to a Governmental Authority have been duly delivered or made on a timely basis.

10.	Financial Debt

PTII does not owe any Financial Debt to any person outside the PTII Sellers’ Group.

Part C: Warranties relating to the Grasberg mine

In this Part C of Schedule 4:

(a)

Grasberg Assets means all material assets that are required for PTFI to conduct the Grasberg Operations substantially in the manner that as at the date of this Agreement they are being carried on by PTFI;

(b)	Grasberg Operations means all activities conducted by or on behalf of PTFI in connection with the Grasberg mine, including in connection with:

(i)	exploration, development, maintenance, mining and sustaining works in respect of the Grasberg Tenure;

(ii)	handling, processing stockpiling, transportation and sale of products derived from the Grasberg Tenure; and

(iii)	non-mining related activities that support the operation of the Grasberg mine;

(c)	Material Contract means:

(i)	contracts for supply of products or services to the Grasberg Operations with a value of at least US$15 million;

SNG408460	41|95

(ii)	contracts for the sale of products from the Grasberg Operations with a value of at least US$15 million; and

(iii)	any other contract between PTFI and a third party which if terminated would cause a material disruption or interruption in or to the conduct of the Grasberg Operations.

11.	Assets and tenure

11.1	The Grasberg Assets:

(a)	are legally and beneficially owned by PTFI;

(b)	comprise all material assets that are required to conduct the Grasberg Operations substantially in the manner that, as at the date of Closing, they are being carried on by PTFI;

(c)

are free from all Third Party Rights except (i) as disclosed in the Disclosure Materials, (ii) relating to Taxes that are not yet due and payable or that are being contested in good faith, (iii) mechanics, materialman’s, carrier’s, worker’s, warehouseman’s and other similar Third Party Rights arising in the ordinary course of business, (iv) Third Party Rights arising under Law and (v) other Third Party Rights that do not materially detract from the value or materially impair the current use of the Grasberg Assets; and

(d)	are in good repair and working condition (subject to fair wear and tear) and, with respect to this paragraph 11.1(d), with exceptions as have not had a Material Adverse Effect.

11.2

No Applicable Law or notice from a Governmental Authority adversely affects the ownership of any of the Grasberg Assets or, with exceptions as have not had a Material Adverse Effect, restricts PTFI’s right to use the Grasberg Assets as PTFI sees fit in order to carry on the Grasberg Operations.

11.3	The Grasberg Assets are used solely in the carrying on of the Grasberg Operations.

12.	Material contracts

12.1

Except as has been disclosed in the Disclosure Materials, each Material Contract is a legal, valid and binding obligation, enforceable in accordance with its terms and not voidable or liable to rescission for any reason.

12.2

Except as has been disclosed in the Disclosure Materials, PTFI is not in material breach or default of any Material Contract, nor has anything occurred or been omitted which would be a default but for the requirement of notice or lapse of time or both.

12.3

As far as the PTII Sellers are aware, no person is in material breach or default under any Material Contract, nor has anything occurred or been omitted which would be a material breach or default but for the requirements of notice or lapse of time or both.

SNG408460	42|95

12.4

With such exceptions as have not had a Material Adverse Effect, PTFI has not received any notice which does or might adversely affect in a way any rights or any exercise of any rights of PTFI in respect of any Material Contract.

13.	Intellectual property

13.1

PTFI or the PTFI Subsidiaries holds the rights to, or has a licence to use, all intellectual property required for the conduct of the Grasberg Operations as currently conducted, including all trade marks, business names, trade names, domain names, brands, trade secrets, copyright, know how and other confidential information and all information technology.

13.2	Except as would not result in a Material Adverse Effect:

(a)

all of the material intellectual property owned by PTFI (including industrial knowhow and trade secrets) which is of a confidential nature has at all times been treated by PTFI and its Affiliates as confidential and has not been made available or communicated either in whole or in part to any third party, other than on a confidential basis;

(b)

any materials in which PTFI or the PTFI Subsidiaries claims copyright are original works, and as far as the PTII Sellers are aware, not copied wholly or substantially from any other works or material owned by a third party; and

(c)	as far as the PTII Sellers are aware, all of the material intellectual property owned by PTFI is valid and subsisting.

14.	Information Technology

14.1

So far as the PTII Sellers are aware, all information technology necessary to conduct the Grasberg Operations as currently conducted (Information Technology) is owned by or licensed or leased to PTFI or the PTFI Subsidiaries.

14.2

So far as the PTII Sellers are aware, in the 12 months prior to the date of this Agreement, there have been no material defaults, failures, outages, breakdowns or substandard performance of any Information Technology which have caused any material disruption or interruption in or to conduct of the Grasberg Operations.

14.3

Except as would not result in a Material Adverse Effect, immediately following Closing, PTFI and the PTFI Subsidiaries will be entitled to use the Information Technology to the same extent and in the same manner as it has been used immediately prior to Closing.

15.	Employment

15.1	PTFI has paid all material amounts due and payable to any employees or former employees.

15.2

With such exceptions as have not had a Material Adverse Effect, except for remuneration for employment, no money is payable to any employee, director, commissioner, or consultant of PTFI, including any former employee, director, commissioner, or consultant.

SNG408460	43|95

15.3

With such exceptions as have not had a Material Adverse Effect, PTFI has complied with every contractual, statutory, legal or fiscal obligation (including every code of practice, collective agreement and other agreement with a union) applying to the employment of any of its employees, and the employment of former employees.

15.4	So far as the PTII Sellers are aware, PTFI has complied with every contractual, statutory, legal or fiscal obligation applying to the engagement of non-employee labour supply and outsourcing.

15.5

With such exceptions as have not had a Material Adverse Effect, there is no threatened, contemplated attempts of, pending, outstanding or unresolved Claim between PTFI and past or present employees or groups of employees or consultants or contractors.

15.6	PTFI does not maintain an employee stock option program or any similar program.

15.7

As of the date of this Agreement, there is no work stoppage, strike or other concerted action by employees of PTFI and, with such exceptions as have not had a Material Adverse Effect, PTFI has complied in all material respects with all applicable Laws relating to employment and labour, including, without limitation those relating to wages, outsourcing, and employment of expatriate employees.

15.8	As of the date of this Agreement, all of PTFI’s expatriate employees hold valid work and immigration permits and are performing work in accordance with such permits.

16.	Insurance

16.1	With such exceptions as have not had a Material Adverse Effect, each insurance policy of PTFI and the PTFI Subsidiaries is:

(a)	current; and

(b)	a legal, valid and binding obligation enforceable in accordance with its terms.

16.2	Every premium due for an insurance policy of each of PTFI and the PTFI Subsidiaries has been paid in full.

16.3

With such exceptions as have not had a Material Adverse Effect, there is no circumstance which the terms of any insurance policy of PTFI or any of the PTFI Subsidiaries require PTFI or any of the PTFI Subsidiaries to notify to the insurer.

SNG408460	44|95

16.4	With such exceptions as have not had a Material Adverse Effect, nothing has been done or omitted so as:

(a)	to make void or voidable any policy insuring any Grasberg Asset or insuring against any liability in connection with the Grasberg Operations; or

(b)	to permit an insurer to cancel the policy, or to refuse or reduce a claim, or to materially increase the premiums payable under the policy.

17.	Health and safety

17.1

With such exceptions as have not had a Material Adverse Effect, PTFI maintains and keeps up to date a health and safety policy and health and safety management arrangements which are in compliance with all applicable Laws, treaty obligations and codes of practice.

17.2

So far as the PTII Sellers are aware, PTFI is conducting and has at all times conducted its business in accordance with all applicable Laws and international treaty obligations including, without limitation, all written guidelines, policies and codes of practice laid down from time to time, in respect of occupational health and safety requirements.

17.3

With such exceptions as have not had a Material Adverse Effect, PTFI is not as of the date of this Agreement the subject of any Claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising from any alleged injuries or threats of injury.

18.	Human Rights

With such exceptions as have not had a Material Adverse Effect, PTFI is in compliance with, and requires any person under its Control to comply with, all applicable Laws relating to ethical and responsible standards of behaviour, including, without limitation, those dealing with human rights, human trafficking, slavery and conflict mineral sourcing and any legislation or regulation implementing the principles.

19.	Environment

19.1

So far as the PTII Sellers are aware, all environmental permits and approvals necessary for the conduct and operation of the activities carried out by PTFI and on the Contract Area or in connection with the activities of PTFI and on the Contract Area as presently conducted have been obtained, are in force and effect and are being complied with.

19.2

So far as the PTII Sellers are aware, there are no facts or circumstances which constitute a breach of or give rise to any liability under any Environmental Law applicable to the Grasberg Assets (whether held directly or indirectly) or PTFI.

19.3

With such exceptions as have not had a Material Adverse Effect, PTFI has not received written notice of any civil, criminal or administrative action, or other proceeding or suit under any Environmental Law applicable to the Grasberg Assets (whether held directly or indirectly) of PTFI.

SNG408460	45|95

19.4	With such exceptions as have not had a Material Adverse Effect, PTFI has not made any undertaking to a Governmental Authority (including any court or tribunal) concerning the Environment.

19.5

With such exceptions as have not had a Material Adverse Effect, as far as the PTII Sellers are aware, there are no facts or circumstances which could reasonably be expected to result in any Authorisation required in order for PTFI to comply with all Environmental Laws being modified, suspended, revoked or not renewed.

19.6	With such exceptions as have not had a Material Adverse Effect, PTFI has no obligation to indemnify any person against liability in connection with an Environmental Law or the Environment.

19.7

With such exceptions as have not had a Material Adverse Effect, so far as the PTII Sellers are aware, no past or present act, omission, fact or circumstance relating to the Environment is likely to give rise to:

(a)	a liability of PTFI (or any shareholder of PTFI) to perform works or to spend money, or a practical necessity to do so; or

(b)	a legal obligation or a practical requirement to cease or alter:

(i)	any activity of PTFI or its shareholders; or

(ii)	any activity on the Contract Area or in relation to the Grasberg Assets.

20.	Litigation and Claims

20.1	There is no outstanding Claim pending or (so far as the PTII Sellers are aware) threatened litigation of any kind involving:

(a)	PTFI;

(b)	any officer, employee, consultant or contractor of PTFI in connection with PTFI; or

(c)	any person for whom PTFI may be vicariously liable,

in each case which would be material to the Company.

20.2

There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator, or unsatisfied settlement of proceedings in any court, tribunal or arbitration, against PTFI or any asset of PTFI.

Part D: Warranties relating to PTFI and the PTFI Subsidiaries

21.	The PTFI Shares

21.1	The PTFI Shares (Inalum) constitute 20.6% of the outstanding Ordinary Shares immediately following Closing.

SNG408460	46|95

21.2	The PTFI Shares (PTII) constitute 19.4% of the outstanding Ordinary Shares immediately following Closing.

21.3

The PTFI Shares (Inalum) have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement and the PTFI Subscription Agreement, will be validly issued and fully paid and Inalum will have valid title thereto, free and clear of all Third Party Rights (other than those arising under the PTFI Subscription Agreement or the Shareholders Agreement, arising under any Constitutional Document of PTFI, arising under applicable Laws relating to securities or arising from the acts of Inalum).

21.4

The PTFI Shares (PTII) have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement and the PTFI Subscription Agreement, will be validly issued and fully paid and PTII will have valid title thereto, free and clear of all Third Party Rights (other than those arising under the PTFI Subscription Agreement or the Shareholders Agreement, arising under any Constitutional Document of PTFI, arising under applicable Laws relating to securities or arising from the acts of PTII).

21.5

The authorized capital stock of PTFI consists of 300,000 Ordinary Shares. As of the date of this Agreement, there are outstanding 227,490 Ordinary Shares. All outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this paragraph 21.5, there are no outstanding:

(a)	shares of capital stock or voting securities of PTFI;

(b)	securities of PTFI convertible into or exchangeable for shares of capital stock or voting securities of PTFI; or

(c)

options or other rights (exercisable now or in the future and whether contingent or not) to acquire from PTFI, or other obligations of PTFI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PTFI.

21.6	There are no outstanding obligations of PTFI or any of the PTFI Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Ordinary Shares.

21.7

PTFI does not hold or own (legally or beneficially) any shares in any other entity or Undertaking other than the PTFI Subsidiaries (as defined in the Shareholders Agreement) and is not a member of any partnership or unincorporated association.

22.	The PTFI Subsidiaries

22.1	Each PTFI Subsidiary is validly incorporated, in existence and duly registered under the Laws of its place of incorporation.

22.2	Each PTFI Subsidiary has full legal capacity and power to own its property and to carry on its business.

22.3	Every share issued by any PTFI Subsidiary to PTFI:

(a)	was duly issued;

SNG408460	47|95

(b)	is, or is deemed to be, fully paid;

(c)	is held by and beneficially owned by PTFI; and

(d)	is free from any Third Party Interest.

22.4	No PTFI Subsidiary is subject to bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law.

22.5	The details set out in Schedule 12 are true and accurate.

23.	Corporate records

23.1	The copies of the Constitutional Documents of PTFI disclosed to Inalum are true, complete and up to date copies.

23.2	The copies of resolutions of PTFI disclosed to Inalum are true and complete copies of every resolution setting out rights attached to any Ordinary Share or the terms of issue of any Ordinary Share.

23.3	All rights and restrictions affecting Ordinary Shares are contained in the copy Constitutional Documents and copy resolutions referred to in paragraphs 23.1 and 23.2.

23.4	The register of shareholders of PTFI contains a true and accurate record of its shareholders from time to time.

24.	Anti-Bribery Law, Anti-Tax Evasion Law and Sanctions

24.1

No member of the PTFI Group nor any of their Associated Persons has, at any time in the two years before the date of this Agreement engaged in any activity in violation of applicable Anti-Bribery Law or Anti-Tax Evasion Law.

24.2

Each member of the PTFI Group has in place policies, systems, controls and procedures designed to prevent it and its Associated Persons from violating applicable Anti-Bribery Law or Anti-Tax Evasion Law.

24.3	PTFI is not, nor has it, during the past five years, been:

(a)

a Sanctioned Person or owned or controlled by a Sanctioned Person, or a holder of more than 10% of Equity Interests in a Sanctioned Person, and that none of its officers or directors are or have, during the past five years, been Sanctioned Persons;

(b)

party to or facilitated any agreement, transaction, dealing or relationship (i) with or for the benefit of, or otherwise made available any funds or economic resources to, any Sanctioned Person, (ii) involving any property of a Sanctioned Person or (iii) relating to any Sanctioned Territory;

(c)	in breach of, or subject to any penalties under, any Economic Sanctions Law; or

(d)

subject to any actual litigation, legal action, claim, demand, suit, arbitration, investigation, inquiry, hearing, order or other proceeding or administrative act related to any Economic Sanctions Law by or before any Governmental Authority.

SNG408460	48|95

25.	Insolvency etc.

25.1	PTFI is not subject to any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law.

26.	Financial Matters

26.1	The Last Accounts (PTFI). The Last Accounts (PTFI):

(a)	have been prepared in good faith and with all due care and attention and in accordance with relevant Law and accounting policies, statements and practices;

(b)	present fairly, in all material respects, the financial position of PTFI as at the Last Accounts Date (PTFI) and its financial performance and cash flows for the financial year ended on that date; and

(c)	have been prepared in accordance with the same accounting policies as were applied in the corresponding accounts for the preceding three financial periods.

26.2	Since the Last Accounts Date (PTFI), PTFI has:

(a)	carried on its business, in all material respects, in the ordinary and usual course of business;

(b)	not declared, authorised, paid or made any dividend or other distribution (other than as disclosed in the Disclosure Materials);

(c)	not reduced its paid-up share capital; and

(d)	otherwise than in accordance with the terms of this Agreement and the PTFI Subscription Agreement, not issued or agreed to issue any share or loan capital.

26.3	All records of PTFI which relate to the Business of PTFI (including financial records such as accounts, books and ledgers):

(a)	are in its possession and control; and

(b)	have been fully and properly maintained in accordance with Law.

26.4

So far as the PTII Sellers are aware, all documents, filings, publications and registrations required by Law to be delivered or made by PTFI to a Governmental Authority have been duly delivered or made on a timely basis.

27.	Regulator Matters

27.1

With such exceptions as have not had a Material Adverse Effect, PTFI has not received any written notice from a Governmental Authority in the 12 months before the date of this Agreement alleging that PTFI does not have any licence, permission, authorisation (public or private) or consent required for carrying on its business effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all Laws.

SNG408460	49|95

27.2

With such exceptions as have not had a Material Adverse Effect, in the 12 months before the date of this Agreement there has been no default by PTFI under any order, decree or judgment of any court or any governmental or regulatory authority in the jurisdiction in which it is incorporated which applies to PTFI.

SNG408460	50|95

Schedule 5

Limitations on Liability (PTII Sellers’ Warranties)

1.

Time Limits. Neither PTII Seller shall be liable for any PTII Sellers’ Warranty Claim unless the PTII Sellers receive from Inalum written notice (as soon as reasonably practicable after Inalum becomes aware of the fact, matter or circumstance reasonably likely to give rise to such PTII Sellers’ Warranty Claim) containing specific details of the PTII Sellers’ Warranty Claim including Inalum’s estimate (on a without prejudice basis) of the amount of the PTII Sellers’ Warranty Claim before the third anniversary of the date of the Closing.

2.	Thresholds for PTII Sellers’ Warranty Claims. Neither PTII Seller shall be liable:

(a)	for any single PTII Sellers’ Warranty Claim unless the amount of its liability for that PTII Sellers’ Warranty Claim would exceed US$3,500,000.00; and

(b)	for any PTII Sellers’ Warranty Claims unless the aggregate amount of its liability for all PTII Sellers’ Warranty Claims to the extent not excluded by sub paragraph (a) would exceed US$10,000,000.00, in which case Inalum may make a PTII Sellers’ Warranty Claim for the whole amount of the Loss, and not just the excess.

3.

Maximum limit for all PTII Sellers’ Warranty Claims. The aggregate amount of the liability for the PTII Sellers in total for PTII Sellers’ Warranty Claims for breach of any of the PTII Sellers’ Warranties (other than Fundamental Warranties) shall not exceed US$100,000,000.00; provided that the aggregate amount of the liability for the PTII Sellers for all amounts under Clause 11.1 and 11.2 and in respect of all PTII Sellers’ Warranties shall not exceed US$350,000,000.00.

4.

PTII Sellers’ Warranty Claim to be withdrawn unless arbitration commenced. Any PTII Sellers’ Warranty Claim by Inalum shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six months after the notice is given pursuant to paragraph 1 of this Schedule 5, unless arbitration proceedings in respect of it have been commenced. No new PTII Sellers’ Warranty Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn PTII Sellers’ Warranty Claim following the third anniversary of the date of the Closing.

5.

Matters disclosed. Neither PTII Seller shall be liable for any PTII Sellers’ Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to such PTII Sellers’ Warranty Claim is disclosed by this Agreement or any document disclosed or referred to in the Disclosure Materials (including as to quantum).

6.

Matters provided for or taken into account in the Last Accounts. Neither PTII Seller shall be liable for any PTII Sellers’ Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to the PTII Sellers’ Warranty Claim is disclosed, allowed, provided or reserved for in the Last Accounts (PTII) or Last Accounts (PTFI).

SNG408460	51|95

7.

No liability for Claims arising from acts or omissions of the relevant person. Neither PTII Seller shall be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any act, omission or transaction carried out:

(a)	after Closing, by PTII (or its respective directors, employees or agents) outside the ordinary and usual course of business of PTII as at Closing;

(b)

before Closing, by any member of the PTII Sellers’ Group or PTII acting in accordance with the written direction or request or in accordance with the written approval of Inalum or any member of the Inalum Group; or

(c)	at any time, by Inalum or any member of the Inalum Group (other than PTII).

8.

Parties’ duty to mitigate. Each of the PTII Sellers, on the one hand and Inalum, on the other hand, shall procure that all reasonable steps are taken to avoid or mitigate any Loss or damage which it may suffer in consequence of any breach by the other of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

9.

Recovery from third party after payment from relevant Party(ies). Where either PTII Seller has made a payment to Inalum in relation to any Claim and Inalum or any member of the Inalum Group is entitled to recover (whether by insurance, payment, discount, credit, Relief received or otherwise) from a third party a sum which indemnifies or compensates Inalum or any member of the Inalum Group (in whole or in part) in respect of the Loss which is the subject of a Claim, Inalum or relevant member of the Inalum Group shall (a) promptly notify the PTII Sellers of the fact and provide such information as the PTII Sellers may reasonably require, (b) take all reasonable steps or proceedings as the PTII Sellers may require to enforce such right, and (c) pay to the relevant PTII Seller as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of Taxation on, and less any reasonable Costs of, such recovery).

10.

No liability for changes in legislation, Tax rules or accounting policy. Except where the change or enactment was announced as at the date of this Agreement, neither PTII Seller shall be liable for any PTII Sellers’ Warranty Claim if and to the extent it is attributable to, or the amount of such PTII Sellers’ Warranty Claim is increased as a result of, any (a) legislation not in force at the date of this Agreement, (b) change of Law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice after the date of this Agreement, (c) change in the rates of Taxation in force at the date of this Agreement or any imposition of any Taxation or any withdrawal of Relief not in effect at the date of this Agreement, or (d) changes in accounting policy, basis or practice of Inalum or PTII introduced or having effect after the date of this Agreement.

SNG408460	52|95

11.

No double recovery. Neither of the PTII Sellers, on the one hand nor Inalum, on the other hand, shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss to the extent that the same Loss has been recovered in another Claim or the subject of the Claim is made good or is compensated for without cost to that Party.

12.

Excluded loss. Neither of the PTII Sellers, Inalum nor any member of the PTII Sellers’ Group or the Inalum Group shall be entitled to claim for any loss of profit (except to the extent constituting direct damages), diminution of value (except to the extent constituting direct damages), and in each case the Parties agree that a diminution in value of PTFI or any shares held in PTFI is a Loss capable of being recovered from the PTII Sellers to the extent that diminution in value is attributable to direct damages, loss of goodwill or possible business after Closing, whether actual or prospective, or for any punitive, special, indirect or consequential loss.

13.

Inalum’s knowledge. Neither PTII Seller shall be liable for any PTII Sellers’ Warranty Claim if and to the extent that any of the persons listed in Clause 2(k) of Schedule 16 was actually aware before the date of this Agreement of the fact, matter, event or circumstance which is the subject matter of the PTII Sellers’ Warranty Claim.

14.

Seller to have opportunity to remedy breaches. If a breach of the PTII Sellers’ Warranties is capable of remedy, Inalum shall only be entitled to compensation if it gives the PTII Sellers written notice of the breach and the breach is not remedied within 30 days after the date on which such notice is served on the PTII Sellers. Without prejudice to its duty to mitigate any loss, Inalum shall (or shall procure that any relevant member of the Inalum Group shall) provide all reasonable assistance to the PTII Sellers (or either PTII Seller as applicable) to remedy any such breach.

15.

FCX Percentage Share. The PTII Sellers’ liability in relation to a Claim of Losses suffered in respect of PTFI (including a PTII Sellers’ Warranty Claim) is limited to an amount calculated by multiplying the amount of such Loss of PTFI by (i) if the relevant Loss is finally incurred by PTFI prior to the end of the Initial Period (as defined in the Shareholders Agreement), 9.36% and (ii) if the relevant Loss is finally incurred by PTFI following the end of the Initial Period (as defined in the Shareholders Agreement), 5.616%.

SNG408460	53|95

Schedule 6

Inalum Warranties

1.

Inalum is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement.

2.	Inalum has full legal capacity and power to enter into the Transaction Documents to which it is a party.

3.

Inalum has obtained all corporate Authorisations and all other governmental, statutory, regulatory or other consents, licences and Authorisations required to empower it to enter into and perform its obligations under the Transaction Documents, where failure to obtain them would materially and adversely affect its ability to enter into and perform its obligations under the Transaction Documents.

4.	Entry into and performance by Inalum of the Transaction Documents will not:

(a)	breach any provision of its Constitutional Documents;

(b)

result in a breach of any Laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would adversely affect to a material extent its ability to enter into or perform its obligations under the Transaction Documents;

(c)

breach the terms of any other agreement contract, undertaking or instrument binding on Inalum, where (in any case) the breach would materially and adversely affect its ability to enter into or perform its obligations under the Transaction Documents to which it is a party; or

(d)

contravene any Third Party Rights and does not and will not result in the creation or imposition of any Third Party Rights, the acceleration of the date of any payment or obligation under any Third Party Rights or any other material restriction under the provisions of any Third Party Rights which would (in any case) materially and adversely affect its ability to enter into or perform its obligations under the Transaction Documents to which it is a party.

5.

Other than the Transaction Approvals, entry into and performance by Inalum of the Transaction Documents does not require the consent or approval of any court, governmental or regulatory authority in any jurisdiction.

6.

The Transaction Documents will, when executed, constitute valid and binding obligations of Inalum, enforceable against Inalum in accordance with its terms, subject to any necessary stamping or registration.

7.

Neither execution of any of the Transaction Documents to which Inalum is a party nor Closing, assuming satisfaction of each of the Conditions Precedent, will be or become a transaction which is voidable under any Law.

SNG408460	54|95

8.

There is no circumstance with respect to Inalum which could make any of the Transaction Documents to which Inalum is a party or any transaction contemplated by them void, voidable or unenforceable under any Law relating to insolvency.

9.

No litigation, arbitration, mediation, conciliation or administrative proceeding is taking place or pending or threatened, whose outcome is likely to have an adverse effect on the ability of Inalum to perform its obligations to carry out the transactions that this Agreement contemplates.

10.

Inalum is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning Inalum and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of Inalum and no event has occurred to give the right to enforce such security.

11.

Inalum is not aware of any facts or circumstances which could reasonably be expected to result in a Claim being made against a Seller or any misrepresentation by or on behalf of a PTII Seller in connection with the Divestment Transaction.

12.

So far as Inalum is aware, no member of the Inalum Group nor any of their Associated Persons has, at any time in the two years before the date of this Agreement engaged in any activity in violation of applicable Anti-Bribery Law or Anti-Tax Evasion Law.

13.

Each member of the Inalum Group has in place policies, systems, controls and procedures designed to prevent it and its Associated Persons from violating applicable Anti-Bribery Law or Anti-Tax Evasion Law.

14.	Inalum is not and has not, during the past five years, been:

(a)

a Sanctioned Person or owned or controlled by a Sanctioned Person, or a holder of more than 10% of Equity Interests in a Sanctioned Person, and that none of its officers or directors are or have, during the past five years, been Sanctioned Persons;

(b)

party to or facilitated any agreement, transaction, dealing or relationship (i) with or for the benefit of, or otherwise made available any funds or economic resources to, any Sanctioned Person, (ii) involving any property of a Sanctioned Person or (iii) relating to any Sanctioned Territory;

(c)	in breach of, or subject to any penalties under, any Economic Sanctions Law; or

(d)

subject to any actual litigation, legal action, claim, demand, suit, arbitration, investigation, inquiry, hearing, order or other proceeding or administrative act related to any Economic Sanctions Law by or before any Governmental Authority.

SNG408460	55|95

15.	PTFI will acquire all of the issued share capital of PTRTI pursuant to the PTRTI Buyout Agreement, free and clear of all Third Party Rights.

16.

The Participation Agreement is a legal, valid and binding obligation of PTRTI, enforceable in accordance with its terms, and PTRTI holds its interest in the Participation Agreement free and clear of all Third Party Rights.

SNG408460	56|95

Schedule 7

PTII Warranties

1.1	PTII has full legal capacity and power to enter into the Transaction Documents to which it is a party.

1.2

PTII has obtained all corporate or company authorisations required to empower it to enter into and perform its obligations under the Transaction Documents to which it is a party where failure to obtain them would adversely affect its ability to enter into or perform its obligations under the Transaction Documents to which it is a party.

1.3

Entry into and performance by PTII of each Transaction Document to which it is a party will not (a) breach any provision of its Constitutional Documents, (b) result in a breach of any Laws or regulations of the Republic of Indonesia or of any order, decree or judgment of any court or any governmental or regulatory authority in the Republic of Indonesia, (c) breach the terms of any other agreement, contract, undertaking or instrument binding on PTII, where (in any case) the breach would materially and adversely affect its ability to enter into or perform its obligations under the Transaction Documents to which it is a party or (d) contravene any Third Party Rights and does not and will not result in the creation or imposition of any Third Party Rights, the acceleration of the date of any payment or obligation under any Third Party Rights or any other material restriction under the provisions of any Third Party Rights which would (in any case) materially and adversely affect its ability to enter into or perform its obligations under the Transaction Documents to which it is a party.

1.4

Each Transaction Document to which it is a party will, when executed, constitute valid and binding obligations of PTII, enforceable against PTII in accordance with its terms, subject to any necessary stamping or registration.

1.5

Neither execution of any of the Transaction Documents to which PTII is a party nor, assuming satisfaction of each of the Conditions Precedent, Closing will be or become a transaction which is voidable under any Law.

1.6

There is no circumstance with respect to PTII which could make any of the Transaction Documents to which PTII is a party or any transaction contemplated by them void, voidable or unenforceable under any Law relating to insolvency.

1.7

No litigation, arbitration, mediation, conciliation or administrative proceeding is taking place or pending or, to the knowledge of PTII, threatened, whose outcome is likely to have an adverse effect on the ability of PTII to perform its obligations to carry out the transactions that this Agreement contemplates.

1.8

Neither PTII nor any member of the PTII Group is insolvent or bankrupt under the Laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning PTII or any member of the PTII Group and no events have occurred which would justify such proceedings.

SNG408460	57|95

1.9

So far as PTII is aware, no member of the PTII Group nor any of their Associated Persons has, at any time in the two years before the date of this Agreement engaged in any activity in violation of applicable Anti-Bribery Law or Anti-Tax Evasion Law.

1.10

Each member of the PTII Group has in place policies, systems, controls and procedures designed to prevent it and its Associated Persons from violating applicable Anti-Bribery Law or Anti-Tax Evasion Law.

1.11	PTII is not and has not, during the past five years, been:

(a)

a Sanctioned Person or owned or controlled by a Sanctioned Person, or a holder of more than 10% of Equity Interests in a Sanctioned Person, and that none of its officers or directors are or have, during the past five years, been Sanctioned Persons;

(b)

party to or facilitated any agreement, transaction, dealing or relationship (i) with or for the benefit of, or otherwise made available any funds or economic resources to, any Sanctioned Person, (ii) involving any property of a Sanctioned Person or (iii) relating to any Sanctioned Territory;

(c)	in breach of, or subject to any penalties under, any Economic Sanctions Law; or

(d)

subject to any actual litigation, legal action, claim, demand, suit, arbitration, investigation, inquiry, hearing, order or other proceeding or administrative act related to any Economic Sanctions Law by or before any Governmental Authority.

SNG408460	58|95

Schedule 10

Transaction Approvals

1.	Confirmation of OSS registration of PTFI and PTII.

2.	Ministry of Law and Human Rights approval for increase in authorised capital of PTFI

3.	MEMR approval of:

(a)	the transfer of all of FCX’s shares in PTFI to a fully owned Singapore-incorporated subsidiary of FCX (which condition may be waived by FCX (and no other Party));

(b)	the PTFI Subscription;

(c)	the change in control of PTFI caused by the Divestment Transaction;

(d)	the change to the board of directors and board of commissioners of PTFI as contemplated under this Agreement and the Shareholders Agreement;

(e)	the change to the Articles of Association of PTFI as contemplated under this Agreement and the Shareholders Agreement.

SNG408460	67|95

Schedule 11

New Licences And Approvals

1.	Izin Pinjam Pakai Kawasan Hutan (Borrow Use Permit for a Forest Area).

2.	Issuance of DELH and resolution of environmental issues in Decrees 172 and 175 in a manner satisfactory to the Parties.

3.	Approval of an amendment to PTFI’s B3 Disposal License(s) relating to tailings activities pursuant to Government Regulation No. 101 of 2014 on Management of B3 Waste.

4.	Extension of Export Approval for concentrates.

Issuance of other decrees or letters necessary for the operation, including approvals for the Board of Directors of PTFI and Board of Commissioners of PTFI composition, Feasibility Study to 2041, Post-mining Plan to 2041, to continue use US$ and English in bookkeeping, to continue collect VAT from subcontractor (WAPU), and new smelter incentives.

SNG408460	68|95

Schedule 13

PTFI Subscription Agreement

SNG408460	76|95

PTFI SUBSCRIPTION AGREEMENT

dated as of

September 27, 2018

between

PT FREEPORT INDONESIA

PT INDONESIA ASAHAN ALUMINIUM (PERSERO)

and

PT INDOCOPPER INVESTAMA

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of September 27, 2018, is entered into by and between PT Freeport Indonesia, a limited liability company established under the laws of the Republic of Indonesia with its domicile at Plaza 89 Lt. 5, Jl. H.R. Rasuna Said Kav. X-7 No. 6, Jakarta 12940, Indonesia ( “PTFI”), PT Indonesia Asahan Aluminium (Persero), a limited liability company established under the laws of the Republic of Indonesia whose registered office is at The Energy Building, 19th Floor, SCBD—Lot 11A, Jl. Jend. Sudirman Kav 52-53, Jakarta 12190, Republic of Indonesia (“Inalum”) and PT Indocopper Investama, a limited liability company established under the laws of the Republic of Indonesia with its domicile at Plaza 89 Lt. 5, Jl. H.R. Rasuna Said Kav. X-7 No. 6, Jakarta 12940, Indonesia (“PTII”).

W I T N E S S E T H:

WHEREAS, PTFI, Inalum and PTII are parties to the PTFI Divestment Agreement between PTFI, Inalum, PTII, Freeport-McMoRan Inc., a corporation established under the laws of Delaware, United States of America, with its principal place of business at 333 North Central Avenue, Phoenix, Arizona (“FCX”), and International Support LLC, a Delaware limited liability company established under the laws of Delaware, United States of America, with its principal place of business at 333 North Central Avenue, Phoenix, Arizona (“ISLLC”), dated on the date of this Agreement (the “PTFI Divestment Agreement”);

WHEREAS, this Agreement is the PTFI Subscription Agreement referred to in the PTFI Divestment Agreement;

WHEREAS, in accordance with the Constitutional Documents of PTFI, the existing shareholders of PTFI have (or prior to the Closing will have) approved the issuance of new Ordinary Shares and in accordance with the PTFI Divestment Agreement, FCX has waived its right of pre-emption arising under the Constitutional Documents of PTFI in respect of the PTFI Subscription; and

WHEREAS, PTFI, Inalum and PTII enter into this Agreement to record the terms and conditions of the PTFI Subscription.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.01. Definitions.

(a) Unless defined in this Agreement, capitalized terms have the meaning given to them in the PTFI Divestment Agreement.

(b) As used in this Agreement, the following terms shall have the following meanings:

“FCX” has the meaning given to it in the Parties clause.

“Inalum” has the meaning given to it in the Parties clause.

“ISLLC” has the meaning given to it in the Parties clause.

“Ordinary Shares” means the ordinary shares of PTFI, having par value IDR199,000 (equal to US$100), and any other security into which such shares may hereafter be converted or changed.

“Parties” means PTFI, Inalum and PTII.

“PTFI” has the meaning given to it in the Parties clause.

“PTFI Divestment Agreement” has the meaning given to it in the Recitals.

“PTII” has the meaning given to it in the Parties clause.

“Subscription Price (Inalum)” means an amount of US$1,802,500,000.

“Subscription Price (PTII)” means an amount of US$1,697,500,000.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “US$” are references to the lawful currency from time to time of the United States of America. References to “IDR” are references to the lawful currency from time to time of the Republic of Indonesia.

ARTICLE 2

PTFI SUBSCRIPTION

Section 2.01. PTFI Subscription.

(a) Upon the terms and subject to the conditions of this Agreement and the PTFI Divestment Agreement, including subject to the satisfaction or waiver of the Conditions Precedent in accordance with the PTFI Divestment Agreement, at the Closing:

(i) PTFI will issue to Inalum the PTFI Shares (Inalum), and Inalum will accept the PTFI Shares (Inalum) issued to it; and

(ii) PTFI will issue to PTII the PTFI Shares (PTII) and PTII will accept the PTFI Shares (PTII) issued to it.

(b) All rights and obligations of the Parties arising under Article 2 are conditional on the Closing occurring in accordance with the terms of the PTFI Divestment Agreement and no Party will be obliged to proceed to complete the transaction contemplated by this Agreement unless the Closing occurs in accordance with the terms of the PTFI Divestment Agreement.

Section 2.02. Subscription Price.

(a) The aggregate consideration payable in respect of the issuance of and subscription for:

(i) the PTFI Shares (Inalum) shall be the Subscription Price (Inalum); and

(ii) the PTFI Shares (PTII) shall be the Subscription Price (PTII).

(b) The Subscription Price (Inalum) shall be paid by Inalum and the Subscription Price (PTII) shall be paid by PTII in full in cash at Closing in accordance with Section 2.03.

Section 2.03. Closing.

(a) At the Closing:

(i) Inalum shall pay to PTFI the Subscription Price (Inalum) by wire transfer of immediately available funds to an account designated by PTFI;

(ii) PTII shall pay to PTFI the Subscription Price (PTII) by wire transfer of immediately available funds to an account designated by PTFI; and

(iii) PTFI shall:

(A) allot and issue:

(1) the PTFI Shares (Inalum) to Inalum; and

(2) allot and issue the PTFI Shares (PTII) to PTII;

(B) enter:

(1) Inalum in the shareholders’ register of PTFI as the holder of the PTFI Shares (Inalum);

(2) PTII in the shareholders’ register of PTFI as the holder of the PTFI Shares (PTII);

(C) deliver to each of Inalum and PTII a certified copy of the relevant extract of PTFI’s share register, evidencing the valid title of Inalum to the PTFI Shares (Inalum) and PTII to the PTFI Shares (PTII), in each case free and clear of all Third Party Rights;

(D) deliver to:

(1) Inalum a duly executed share certificate showing Inalum as the holder of the PTFI Shares (Inalum); and

(2) PTII a duly executed share certificate showing PTII as the holder of the PTFI Shares (PTII);

(E) take all other steps required under PTFI’s Constitutional Documents and any Law to constitute and evidence Inalum as the holder of the PTFI Shares (Inalum) and PTII as the holder of the PTFI Shares (PTII), respectively;

(F) deliver to each of Inalum and PTII a copy of a duly executed notarial deed of restatement of the resolutions of the shareholders of PTFI authorising, approving and (to the extent necessary) ratifying:

(1) the allotment and issuance of the PTFI Shares (Inalum) to Inalum; and

(2) the allotment and issuance of the PTFI Shares (PTII) to PTII.

(G) deliver to each of Inalum and PTII a copy of duly executed resolutions of the commissioners of PTFI authorising, approving and (to the extent necessary) ratifying:

(1) the allotment and issuance of the PTFI Shares (Inalum) to Inalum;

(2) the allotment and issuance of the PTFI Shares (PTII) to PTII; and

(3) the adoption of amended articles of association of PTFI (such amended articles of association being in form and substance consistent with the terms of the Shareholders Agreement and otherwise satisfactory to FCX, Inalum, PTII and PTFI); and

(H) deliver to each of Inalum and PTII a copy of duly executed resolutions of the directors of PTFI approving the issuance of new share certificates to Inalum in respect of the PTFI Shares (Inalum) and PTII in respect of the PTFI Shares (PTII), respectively.

Section 2.04. Delivery of Shares. Following the Closing, PTFI shall take all other steps required under the Constitutional Documents of PTFI and any applicable Law as may be reasonably required by Inalum or PTII to constitute and evidence Inalum as the holder of the PTFI Shares (Inalum) and PTII as holder of the PTFI Shares (PTII), respectively, including, among others, updating the TDP (Company Registration Number) if PTFI has not obtained the NIB (Business Identity Number) under the OSS system (Online Single Submission) and procuring the announcement of the Closing in the State Gazette.

Section 2.05. Termination. This Agreement shall terminate prior to the Closing and be of no further force or effect immediately and automatically upon the termination of the PTFI Divestment Agreement prior to the consummation of the transactions contemplated by the PTFI Divestment Agreement.

ARTICLE 3

PTFI REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of PTFI. PTFI represents and warrants to Inalum and PTII that:

(a) the PTFI Shares (Inalum) constitute 20.6% of the outstanding Ordinary Shares immediately following Closing;

(b) the PTFI Shares (PTII) constitute 19.4% of the outstanding Ordinary Shares immediately following Closing;

(c) the PTFI Shares (Inalum) have been (or prior to the Closing will be) duly authorized and, when issued and delivered in accordance with the terms of this Agreement and the PTFI Divestment Agreement, will be validly issued and fully paid and Inalum will have valid title thereto, free and clear of all Third Party Rights (other than those arising under this Agreement or the Shareholders Agreement, arising under any Constitutional Document of PTFI, arising under applicable Laws relating to securities or arising from the acts of Inalum);

(d) the PTFI Shares (PTII) have been (or prior to the Closing will be) duly authorized and, when issued and delivered in accordance with the terms of this Agreement and the PTFI Divestment Agreement, will be validly issued and fully paid and PTII will have valid title thereto, free and clear of all Third Party Rights (other than those arising under this Agreement or the Shareholders Agreement, arising under any Constitutional Document of PTFI, arising under applicable Laws relating to securities or arising from the acts of PTII);

(e) the authorized capital stock of PTFI consists of 300,000 Ordinary Shares. As of the date of this Agreement, there are outstanding 227,490 Ordinary Shares. All outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.01(e), there are no outstanding:

(i) shares of capital stock or voting securities of PTFI;

(ii) securities of PTFI convertible into or exchangeable for shares of capital stock or voting securities of PTFI; or

(iii) options or other rights (exercisable now or in the future and whether contingent or not) to acquire from PTFI, or other obligations of PTFI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PTFI;

(f) there are no outstanding obligations of PTFI or any of the PTFI Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Ordinary Shares;

(g) PTFI is a limited liability company duly organized and validly existing under the laws of the Republic of Indonesia;

(h) PTFI has full legal capacity and power to own its property and to carry on its business;

(i) PTFI has full legal capacity and power to enter into the Transaction Documents to which it is a party;

(j) PTFI has (or prior to the Closing will have) obtained all corporate or company authorisations required to empower it to enter into and perform its obligations under the Transaction Documents to which it is a party where failure to obtain them would adversely affect its ability to enter into or perform its obligations under the Transaction Documents to which it is a party;

(k) each Transaction Document to which it is a party will, when executed and delivered by PTFI, constitute the legal, valid and binding obligations of PTFI, enforceable against PTFI in accordance with its terms, subject to any necessary stamping or registration;

(l) PTFI is not entering into any Transaction Document to which it is a party as trustee of any trust or settlement;

(m) neither execution of any of the Transaction Documents to which PTFI is a party nor Closing nor any other transactions which any of the Transaction Documents to which PTFI is a party contemplate will be or become a transaction which is voidable under any Law; and

(n) there is no circumstance which could make any of the Transaction Documents to which PTFI is a party or any transaction contemplated by them void, voidable or unenforceable under any Law relating to insolvency.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Notices. Any notice to be given by one Party to the other Parties in connection with this Agreement shall be given in accordance with clause 34 of the PTFI Divestment Agreement, mutatis mutandis.

Section 4.02. Representations and Warranties.

(a) The representations and warranties set forth in Article 3 (the “PTFI Warranties”) shall not in any respect be extinguished or affected by Closing, but shall be extinguished as of the third anniversary of the Closing.

(b) Clauses 10.2, 10.3, 10.4, 10.6, 10.7, 10.8, 10.9 and 15 of the PTFI Divestment Agreement shall apply, mutatis mutandis (including as if PTFI were a PTII Seller thereunder and PTFI Warranties were PTII Sellers’ Warranties thereunder), with respect to the PTFI Warranties and Claims relating thereto.

(c) Schedule 5 to the PTFI Divestment Agreement shall apply, mutatis mutandis (including as if PTFI were a PTII Seller thereunder and Claims with respect to the PTFI Warranties were PTII Sellers’ Warranty Claims thereunder), with respect to the PTFI Warranties and Claims relating thereto; provided that:

(i) Section 3 thereof shall be deemed to read in its entirety as follows: “The aggregate amount of the liability for PTFI in total for Claims for breach of any of the PTFI Warranties shall not exceed US$3,500,000,000.”; and

(ii) Section 15 thereof shall not apply.

Section 4.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Indonesia, without regard to the conflicts of laws rules thereof. The Parties waive the provisions of Article 1266 and 1267 of the Indonesian Civil Code to the extent necessary so that this Agreement can be terminated and damages or other compensation may be calculated and become payable without the need for an order of any court. For the avoidance of doubt, the Parties agree that no changes in the laws of the Republic of Indonesia effected after the date hereof shall affect the rights or obligations of the Parties hereunder.

Section 4.04. Dispute Resolution. Settlement of disputes arising out of or in connection with this Agreement shall be in accordance with clause 46 of the PTFI Divestment Agreement, mutatis mutandis.

Section 4.05. Entire Agreement. The Transaction Documents together with the certificates, documents, instruments and writings that are delivered pursuant thereto, constitute the entire agreement and understanding of the parties hereto and thereto in respect of their subject matters and supersede all prior understandings, agreements, or representations by or among such Parties, written or oral, to the extent they relate in any way to the subject matter of the Transaction Documents or the transactions contemplated by the Transaction Documents.

Section 4.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 4.07. Amendments and Waivers. This Agreement may not be amended or modified without the written consent of each of the Parties. Except as may be limited by applicable Law, any provision of this Agreement may be waived in writing by the Party against whom the waiver is to be effective. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

Section 4.08. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party and any attempted assignment not in accordance with this Section shall be null and void ab initio.

Section 4.09. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court of competent jurisdiction not to be enforceable in accordance with its terms, the Parties agree that the court making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

Section 4.10. Sovereign Immunity.

(a) To the extent that any Party may be entitled in any state or jurisdiction to claim or benefit from any immunity (whether characterized as state immunity, sovereign immunity, act of state or otherwise) now or hereafter for itself or any of its property or assets (which it now has or may hereafter acquire) in respect of its obligations under this Agreement from any proceedings, jurisdiction, suit, judgement, execution, attachment, whether before award or judgement, in aid or execution or otherwise (or from any service of process or other documents relating thereto), or legal process or to the extent that in any such jurisdiction there may be attributed to it or any of its property or assets any such immunity (whether or not claimed), such Party expressly, unconditionally and irrevocably agrees not to claim, invoke or permit to be invoked on it or its property or assets’ behalf or for it or its property or assets’ benefit and hereby expressly, unconditionally and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

(b) Each Party consents generally in respect of any proceedings to the giving of any relief or the issue of any process in connection with the proceedings, including the enforcement or execution against any property or assets whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in the proceedings.

(c) Each Party irrevocably and unconditionally acknowledges that the execution, delivery and performance of this Agreement constitutes private and commercial (and not public) acts of such Party.

Section 4.11. Inconsistency with the PTFI Divestment Agreement. If this Agreement is inconsistent with the PTFI Divestment Agreement, the PTFI Divestment Agreement prevails to the extent of any inconsistency.

Section 4.12. Merger. In respect of a term or condition of this Agreement, Closing does not operate as a merger of any of the rights or remedies of the parties under this Agreement.

Section 4.13. Relationship of the Parties. Nothing contained or implied in this Agreement is intended to create a partnership between the Parties or, except as otherwise provided in this Agreement, establish any Party as an agent or representative of any other Party. A Party has no authority to bind any other Party, or to act for, or to incur any obligation or assume any responsibility on behalf of, any other Party.

Section 4.14. Language and Interpretation.

(a) For the purposes of compliance with Law No. 24 of the Republic of Indonesia on the National Flag, Language, Coat of Arms and National Anthem, the Parties agree to translate and execute an Indonesian language version of this Agreement and any instrument or other document referred to in this Agreement to which an Indonesian person is a party or signatory, or any amendment to such agreement, instrument or document other than those which are already made and executed in Indonesian language, promptly in accordance with the terms of this Agreement.

(b) The Parties agree that:

(i) the Indonesian language version of this Agreement (other than those which are already made and executed in Indonesian language only), when executed, will be deemed to be effective and valid from the date of the English language version, and both the English language version and the Indonesian language version will be equally authentic. The Parties further agree that the execution of the Indonesian language of this Agreement must be undertaken at the latest within 60 days after the date of this Agreement;

(ii) in the event of any inconsistency or different interpretation between the Indonesian language version and the English language version of such dual-language documents, the Indonesian language version is deemed to be automatically amended (with effect from the date of the English language version) to make the relevant part of the Indonesian language version consistent with the relevant part of the English language version;

(iii) the costs and expenses in relation to:

(A) the translation of the English language version into an Indonesian language version;

(B) the preparation and execution of the Indonesian language version; and

(C) any amendments of the Indonesian language version to conform with the English language version as contemplated by this Section 4.14,

shall be borne by PTFI (other than costs incurred by a Party in reviewing and commenting on such Indonesian language version, which shall be borne by the Party incurring such costs); and

(iv) each Party:

(A) acknowledges that, with its agreement, this Agreement has been negotiated in the English language;

(B) represents that it has read and fully understands the contents and consequences of this Agreement;

(C) represents that it has made and entered into this Agreement freely and without duress;

(D) represents that it has received independent legal advice with regard to this Agreement; and

(E) undertakes that it will not challenge the validity of this Agreement based on any failure to comply with Law No. 24 of the Republic of Indonesia on the National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PTFI:

PT FREEPORT INDONESIA

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

INALUM:

PT INDONESIA ASAHAN ALUMINIUM (PERSERO)

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PTII:

PT INDOCOPPER INVESTAMA

By:
Name:
Title:

Schedule 14

Shareholders Agreement

SNG408460	77|95

SHAREHOLDERS AGREEMENT

dated as of

[•]

among

PT FREEPORT INDONESIA,

PT INDOCOPPER INVESTAMA,

[FREEPORT SHAREHOLDER]

and

PT INDONESIA ASAHAN ALUMINIUM (PERSERO)

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [•], among:

(1)

PT Freeport Indonesia, a limited liability company established under the laws of the Republic of Indonesia with its domicile at Plaza 89 Lt. 5, Jl. H.R. Rasuna Said Kay. X-7 No. 6, Jakarta 12940, Indonesia (the “Company”);

(2)

PT Indocopper Investama, a limited liability company established under the laws of the Republic of Indonesia with its domicile at Plaza 89 Lt. 5, Jl. H.R. Rasuna Said Kay. X-7 No. 6, Jakarta 12940, Indonesia, which will change its name to [•] as soon as practicable after the date of this Agreement (“Inalum SPV”);

(3)

[Freeport Shareholder], a [•] established under the laws of [•], with its principal place of business at [•] (“Freeport Shareholder” and, together with any of its Affiliates that become Shareholders, “Freeport”); and

(4)

PT Indonesia Asahan Aluminium (Persero), a limited liability company established under the laws of Indonesia whose registered office is at the Energy Building, 19th Floor, SCBD – Lot 11A, Jl. Jend. Sudirman Kav 52-53, Jakarta, 12190 (“Inalum” and together with Inalum SPV and their respective Affiliates that become Shareholders, “Inalum Group”).

WITNESSETH:

(A)

Inalum, Inalum SPV, Freeport Shareholder and the Company (collectively, the “Parties” and each a “Party”) desire to have a mutually beneficial, constructive and substantive long term partnership pursuant to which, as of the date hereof, the Inalum Group owns 51.232 percent (51.232%) of the Shares.

(B)

The Shareholders acknowledge that the relationship between the Shareholders in respect of the Company shall balance the shared objective of active participation from all Shareholders, where Inalum Group and Freeport manage the governance of the Company, and where Freeport will continue to manage the operations of the Company and Inalum Group will have an appropriate and meaningful role in the operations of the Company, each in accordance with the principles set out in this Agreement.

(C)	The Parties share an objective of high standards for corporate governance and social and environmental responsibility in respect of the Company.

(D)	The Parties desire to enter into this Agreement to govern certain of their rights, duties and obligations.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1	Definitions

(a) As used in this Agreement, the following terms have the following meanings:

“Adherence Agreement” means an agreement substantially in the form set out at schedule 1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that no security holder of the Company shall be deemed an Affiliate of the Company or any other security holder of the Company solely by reason of any investment in the Company or the existence or exercise of any rights or obligations under this Agreement or the Ordinary Shares held by such security holder.

“Agreed Expansion Projects” means the projects set forth in schedule 3.

“Anti-Bribery and Corruption Laws” means the applicable anti-bribery, anti-corruption, and anti-money laundering laws, rules, regulations, decrees, and/or official government orders of any governmental body of Indonesia, Singapore, and the United States, including the United States Foreign Corrupt Practices Act of 1977, Republic of Indonesia Law No. 31 of 1999 regarding Eradication of Criminal Acts of Corruption, as amended by Law No. 20 of 2011, Singapore Prevention of Corruption Act, and any other applicable legislation implementing either the United Nations Convention Against Corruption or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common equity or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Articles” means the Articles of Association of the Company, substantially in the form attached to this Agreement at schedule 4, as the same may be amended from time to time, and references in this Agreement to “Articles” is a reference to an Article in the Articles.

“Authorisations” means:

(i)	an authorisation, consent, declaration, exemption, notarisation or waiver, however it is described; and

(ii)

in relation to anything that could be prohibited or restricted by any Applicable Law if a Government Authority acts in any way within a specified period, the expiry of that period without that action being taken.

“Board of Commissioners” means the Board of Commissioners of the Company.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America or Jakarta, Indonesia are authorized by Applicable Law to close.

“Close-down” means the permanent ceasing of all operations of the Company and the Company Subsidiaries in the Contract Area.

“Company Subsidiaries” means each Person Controlled by the Company. The details of each Company Subsidiary as of the date hereof, including the relevant shareholding in such Company Subsidiaries, are set out at schedule 5.

“Confidential Information” means any information concerning the Company or any Company Subsidiary or the financial condition, business, operations or prospects of the Company or any Company Subsidiary in the possession of or furnished to any Shareholder (including by virtue of its present or former right to designate a Director); provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or its Representatives in violation of this Agreement or (ii) with respect to a Shareholder, was available to such Shareholder on a non-confidential basis prior to its disclosure to such Shareholder or its Representatives by the Company.

“Consumer Price Index” means the unadjusted Consumer Price Index for All Urban Workers, U.S. City Average, All Items, 1982 - 84 = 100, calculated and published by the United States Department of Labor, Bureau of Labor Statistics (provided that (i) if such index is ever rebased, the new base will be used with appropriating compensating adjustments to the calculation of the Expenditure Adjustment Factor) and (ii) if such index is ever discontinued, the Parties will select an alternative index as the “Consumer Price Index” which reasonably approximates the initial index as it existed on the date of this Agreement).

“Contract Area” means the area defined as such under the IUPK.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”) means, as used with respect to any Person, (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ability to appoint a majority of the board of directors or the board of commissioners or similar governing or management body or bodies of that Person; or (iii) the holding of the voting rights and/or the ability to direct the voting rights of more than 50% of all the voting rights exercisable at general meetings of shareholders of that Person.

“Deadlock Matter” means, in respect of:

(i)	the Shareholders, a resolution which the Shareholders have failed to pass one time at a meeting of the Shareholders held in accordance with this Agreement;

(ii)	the Board of Commissioners:

(A)

a resolution which the Board of Commissioners has failed to pass at one meeting of the Board of Commissioners held in accordance with this Agreement due to an equal number of votes cast for and against the resolution; or

(B)	all resolutions the subject of a meeting of the Board of Commissioners that has been dissolved in accordance with Clause 4.8(c);

(iii)	the Board of Directors:

(A)

a resolution which the Board of Directors has failed to pass at one meeting of the Board of Directors held in accordance with this Agreement due to an equal number of votes cast for and against the resolution; or

(B)	all resolutions the subject of a meeting of the Board of Directors that has been dissolved in accordance with Clause 5.9(c);

(iv)

the Finance Committee, a matter which the Finance Committee has failed to pass at one meeting of the Finance Committee held in accordance with this Agreement due to an equal number of votes cast for and against the matter; and

(v)

the Operating Committee, a matter which the Operating Committee has failed to pass at one meeting of the Operating Committee held in accordance with this Agreement due to an equal number of votes cast for and against the matter.

“Director” means any director of the Company from time to time.

“Dividend Policy” means the terms on which dividends will be distributed to the Shareholders, as set out in Clause 10.1.

“EBITDA” means, with respect to any period, net income of the Company and the Company Subsidiaries for such period as determined in accordance with Indonesian generally accepted accounting principles, plus, to the extent deducted in calculating such net income, interest expense, taxes, depreciation, amortization and all other noncash charges of the Company and the Company Subsidiaries for such period. For purposes of this calculation, net income will be adjusted to exclude any extraordinary gains or losses and the cumulative effect of any change in accounting principles.

“Emergency Situation” means an emergency situation (including a significant fire, explosion, mine subsidence or collapse) that would unless remedied immediately cause or could reasonably be expected to result in:

(i)	a significant environmental event;

(ii)	loss of life or serious injury to any persons; or

(iii)	serious property damage.

“Force Majeure Event” means any circumstance or event beyond the reasonable control of a Party (or any person acting on its behalf), including acts of God, storms, floods, riots, fires, earthquakes, sabotage, civil commotion or civil unrest, strikes, lockouts or other labor difficulties, interference by civil or military authorities, riots, insurrections or other hostilities, embargoes, fuel or energy shortages, acts of governmental authorities (including bank closings and seizures), acts of war (declared or undeclared) or armed hostilities or other national or international calamities or one or more acts of terrorism or failures or interruptions of networks or energy sources.

“Freeport Services Agreement” means the services agreement substantially in the form set out on schedule 9, as it may be amended from time to time in accordance with this Agreement.

“Government Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Government Official” means any Person qualifying as a public official or a “foreign official” under the laws of the Indonesia, Singapore, or any other Applicable Laws, including (i) a Person holding an official position, such as an employee, officer, or director, with any government, or agency, department, or instrumentality thereof, including a state-owned or -controlled enterprise; (ii) any Person “acting in an official capacity,” such as a delegation of authority, from a government, or agency, department, or instrumentality thereof, to carry out official responsibilities, including a specific project assignment; or (iii) an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund, or a regional development bank.

“Grasberg Smelter” means a smelting and refining facility along with a precious metals refinery to process minerals to be constructed in Indonesia by the Company or any of its Affiliates in accordance with the IUPK.

“Indonesian Company Law” means Law No. 40 of 2007 (of the Republic of Indonesia) on Limited Liability Companies including any implementing regulation thereof (as may be amended and/or replaced from time to time).

“Inflation Adjustment Factor” means the quotient obtained by dividing (i) the Consumer Price Index for the last completed month preceding the completion of the relevant draft annual operating plan or annual financial plan by (ii) the Consumer Price Index for the month in which the LTIP was adopted.

“Initial Period” has the meaning set forth at schedule 10.

“Interest Coverage Ratio” means, as of any date, the ratio of: (a) EBITDA for the most recent four fiscal quarters ending prior to such date to (b) the total interest expense of the Company and the Company Subsidiaries determined in accordance with Indonesian generally accepted accounting principles for such four fiscal quarters, plus capitalized interest of the Company and the Company Subsidiaries for such four fiscal quarters.

“International Human Rights” means the fundamental principles and standards that enable individuals everywhere to have freedom to live in dignity. All human rights are universal, interrelated, interdependent, and indivisible. International human rights include, the right to safe and healthy working conditions, right to life, liberty, and security of person, right to health, right not to be subjected to forced and compulsory labor or child labor, right to freedom of association, etc. The full definition of International Human Rights can be found within the 30 articles of the United Nations’ Universal Declaration of Human Rights (UDHR).

“LIBOR” means, with respect to calculation of interest for any period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in U.S. dollars for a 180-day period which appears on the Reuters screen LIBOR01 or LIBOR02 page that displays such rate (or, in the event such rate does not appear on such Reuters page or screen, on the page or screen used by the administrative agent under the credit agreement of the ultimate parent company of Freeport to determine the rate applicable to Eurodollar loans under such credit agreement or, if no such credit agreement is then in effect, on the page or screen mutually agreed by the Parties) at or about 11:00 a.m. London time two business days in London before the first day of such period; provided that if LIBOR as so determined shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if two or more such offered rates are indicated on such page, LIBOR shall be the rate that equals the arithmetic mean (expressed as a decimal fraction to five decimal places) of such offered rates, and provided further that if such interest period is not equal to any period shown on such page, LIBOR shall be the rate determined by interpolation from the rates for the next longer and next shorter periods shown on such page, using the number of days as the basis for the interpolation, expressed as a decimal fraction to five decimal places. If at any time LIBOR cannot be determined as set forth in the preceding sentence and such inability to determine LIBOR is not likely to be temporary, then (i) the rate shall be equal to the rate used by the administrative agent under the credit agreement of the ultimate parent company of Freeport to determine the rate applicable to Eurodollar loans under such credit agreement or (ii) if no such credit agreement is then in effect, the Parties shall negotiate in good faith to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and, in each case, shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

“Long Term Investment Plan” or “LTIP” means the plan attached to this Agreement at schedule 2, as amended from time to time and approved in accordance with this Agreement (it being understood that such plan reflects alternative options with respect to the development of Kucing Liar, and the “LTIP” shall be the plan reflecting the option that the Company follows with respect to Kucing Liar).

“Majority” means in respect of voting at a meeting of the Shareholders, the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee or any other committee or other body of the Company contemplated under this Agreement, a matter passed by more than 50% of the votes cast by members entitled to vote on the matter.

“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in Indonesian generally accepted accounting principles or changes in the regulatory accounting requirements applicable to any industry in which the Company and the Company Subsidiaries operate, (B) changes in the general economic or political conditions or (C) changes (including changes of Applicable Law and price changes with respect to copper or gold) or conditions generally affecting the industry in which the Company and the Company Subsidiaries operate.

“Mining Information” means all information, data (including electronically stored data), sketches, maps, drawings, memoranda, drill cores, logs of those drill cores and records relating to exploration (including without limitation, expenditure records, statutory reports and correspondence with third parties in relation to any Authorisations) including geological, geophysical, geochemical, aerial, exploration, mining, sampling and assay reports and notes and other technical information developed by or on behalf of the Company or any Company Subsidiary.

“Nominating Committee” means a four person committee, comprised of (i) the Chief Executive Officer of Inalum (who will serve as Co-Chairman of such committee); (ii) nominee of the Chief Executive Officer of Inalum; (iii) the Chief Executive Officer of the ultimate parent company of Freeport (who will serve as Co-Chairman of such committee); and (iv) nominee of the Chief Executive Officer of the ultimate parent company of Freeport.

“Non-Discretionary Actions” means an action that is required to be taken immediately to prevent an Emergency Situation, including (i) actions taken as a result of a Force Majeure Event, (ii) actions relating to environmental, safety, health or security or that arise necessarily out of compliance with Applicable Laws, or (iii) actions, such as cost and capital reductions, which are taken as a result of the impact of changes in commodity prices, in each case to the extent such actions are taken acting in the best interest of the Company.

“NPV” means the present value of future cash flows discounted at a rate of 8%, adjusted for any value that has been realized prior to the time the NPV is calculated. For purposes of calculating NPV, effects caused by the following matters will be excluded: (i) changes in commodity prices, (ii) currency fluctuations, (iii) regulatory requirements or changes in Applicable Law and (iv) cash flows relating to smelter activities.

“Ordinary Shares” means the ordinary shares of the Company, having par value US$100 and any other security into which such shares may hereafter be converted or changed.

“Percentage Interest” means, with respect to any Shareholder or group of Shareholders at any time, a fraction (expressed as a percentage), (i) the numerator of which is the total number of Ordinary Shares owned by such Shareholder or group of Shareholders as of such time, and (ii) the denominator of which is the total number of outstanding Ordinary Shares as of such time.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Person of Concern” means (i) a Government Official; (ii) a political party, an official of a political party (including any member of an advisory council or executive council of a political party), or a candidate for political office; (iii) an immediate family member, such as a parent, spouse, sibling, or child of a Person in either of categories (i) and (ii) above; or (iv) an agent, intermediary, or close business associate of any Person in any of the foregoing categories.

“Qualifying Mining Company” means any Person which is an international mining company which has:

(i)	extensive experience and skills in relation to; and

(ii)	owns or operates (or has recently owned or operated),

substantial underground mining operations.

“Representatives” means, with respect to any Shareholder, such Shareholder’s, Controlled Affiliates and its and their respective directors, officers, employees, stockholders, members, partners, agents, counsel, professional advisers (including tax advisors and auditors) or other representatives.

“Shareholder” means, at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, so long as such Person owns any Ordinary Shares at such time.

“Shareholder Representative” means a representative of a Shareholder appointed to the Board of Directors, the Board of Commissioners, the Operating Committee, the Finance Committee or any other committee of the Company (as relevant) by such Shareholder pursuant to a right in this Agreement. For the avoidance of doubt, a Shareholder may nominate the same person to be its Shareholder Representative on the Board of Directors and any committee (including the Operating Committee and the Finance Committee).

“Shares” means any shares in the capital of the Company including Ordinary Shares.

“Significant Deviation” means:

(i)	during the Initial Period, a deviation from the LTIP resulting in a Material Adverse Effect; and

(ii)	after the Initial Period:

(A)

a deviation from the LTIP that would reasonably be expected to result in a 10% or greater reduction in NPV relative to the NPV shown in the LTIP (with, for the purpose of such calculation, the revenues and expenditures set forth in the LTIP for periods not yet completed multiplied by the Inflation Adjustment Factor);

(B)

a deviation from the LTIP requiring capital calls from the Shareholders in respect of projects that are not included in the LTIP, other than capital calls caused by any change in commodity prices, regulatory requirements, any change in Applicable Law or any Force Majeure Event; or

(C)

a deviation from the LTIP resulting in the aggregate amount of capital and operating expenditures for any year increasing by more than 20% relative to the aggregate amount of such expenditures for such year set forth in the LTIP multiplied by the Inflation Adjustment Factor, other than increases in such expenditures caused by (1) changes in commodity prices, (2) currency fluctuations, (3) regulatory requirements or changes in Applicable Law, and (4) smelter activities.

“Transfer” means, with respect to any Ordinary Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Ordinary Shares or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Ordinary Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing. For the avoidance of doubt, the term “Transfer” includes (A) a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer however structured (whether pursuant to merger, consolidation, business combination or other similar transactions or by operation of law) and (B) a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of any equity interests of a Shareholder or any direct or indirect parent company of such Shareholder or any participation or interest therein, but excludes (1) any such sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of equity interests in any publicly-traded ultimate parent company of any Shareholder, (2) any spin-off, split-off or similar transaction of or by any Shareholder or any direct or indirect parent company of such Shareholder and (3) any direct or indirect sale or issuance of any equity interests of any direct or indirect parent company of any Shareholder if, after giving effect to such sale or issuance, an Affiliate of such Shareholder remains in Control of such direct or indirect parent company.

“Ultimate Deadlock Resolutions” means the deadlock resolutions set out in Clause 9.3.

(b)	Each of the following terms is defined in the Clause set forth opposite such term, or otherwise in the Preamble or Recitals (as set forth below):

Term	Clause

Agreement	Preamble
Annual Financial Plan	7.1(f)(i)
Annual Financial Plan	7.1(f)(i)
Annual Operating Plan	6.1(e)(i)
Arbitration Law	17.17
Company	Preamble
Company Objectives	2.2(a)
Corporate Policies	17.2(a)
Deadlock Appointees	9.1(a)
Deadlock Notice	9.1(a)
Defaulter	17.15(a)
Disqualifying Action	5.4(a)
Finance Committee	7.1(a)
Finance Committee Special Meeting	7.2(b)
Freeport	Preamble
Freeport Shareholder	Preamble
ICMM	5.15(b)(ii)
Inalum	Preamble
Inalum Group	Preamble
Inalum SPV	Preamble
Incoming Shareholder	11.1(b)
Indemnified Liabilities	17.1(a)
Indemnified Parties	17.1(a)
IPO	12.1(a)

Term	Clause

IUPK	8.3(f)(vi)
Non-transferring Shareholder	11.2(a)
Offer	11.2(c)
Offer Period	11.2(d)
Operating Committee	6.1(a)
Operating Committee Special Meeting	6.3(b)
Parties	Recital (A)
Relevant Deadlock Matter	9.1(a)
Remedy Period	17.15(c)
Replacement Commissioner Nominee	4.5(a)
Replacement Director Nominee	5.5(d)(i)
Reserved Matter	8.3(f)
Rules	17.17
Shareholder Designation Procedure	5.5
Shareholder Loans	10.3
SIAC	17.17
Supplementary Information	10.10
Transfer Acceptance Notice	11.2(d)
Transfer Notice	11.2(a)
Transfer Price	11.2(a)(ii)
Transfer Shares	11.2(a)
Transferor	11.2(a)

1.2	Other Definitional and Interpretative Provisions

The following rules apply in interpreting this Agreement.

(a)	The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	The captions and headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)	References to Clauses and schedules are to Clauses of, and schedules to, this Agreement unless otherwise specified.

(d)	All schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)	Any capitalized terms used in any schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(f)	If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.

(g)	Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(h)

Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(i)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(j)	Anything (including a right, obligation or concept) includes each part of it.

(k)	“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l)	A reference to “US$” is to an amount in the currency of the United States of America.

(m)	A reference to time is to local time in Jakarta, Indonesia, unless otherwise specified.

(n)

References to any document, agreement or contract are to that document, agreement or contract as amended, modified, replaced, novated or supplemented from time to time in accordance with the terms hereof and thereof.

(o)	References to any statute shall be deemed to refer to such statute as amended, re-enacted or replaced from time to time and to any rules or regulations promulgated thereunder.

(p)	References to any Person or party to this Agreement or any other document include the successors and permitted assigns of that Person or party.

(q)	References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(r)	A word which suggests one gender includes the other genders.

(s)	The word “agreement” includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(t)

This Agreement is not to be interpreted against the interests of a Party merely because that Party proposed this Agreement or some version of it or because that Party relies on a provision of this Agreement to protect itself.

1.3	Best Interests

In addition to the requirements of any Applicable Law, where a commissioner, Director, member of the Nominating Committee, member of the Operating Committee, member of the Finance Committee, or member of any other committee of the Company is required to act in the best interests of the Company pursuant to this Agreement, then the commissioner, Director, member of the Nominating Committee, member of the Operating Committee, member of the Finance Committee or member of any other committee of the Company will be taken to meet such requirements if they:

(a)	make any judgment they are required to make in good faith, acting with prudence and full responsibility in accordance with proper policy;

(b)

do not have a material personal interest in the subject matter of any judgment they are required to make (other than by reason of any employment or other relationship between any commissioner, Director, member of the Nominating Committee, member of the Operating Committee, member of the Finance Committee, or member of any other committee of the Company, on the one hand, and any Shareholder or Affiliate of a Shareholder, on the other hand, in which case, they have disclosed their material personal interest to the Company and they exercise their judgement in a manner that is consistent with a person who is exercising their judgement without having a material personal interest); and

(c)

inform themselves about the subject matter of any judgment they are required to make (including ways to avoid any negative impacts) to the extent that they believe to be appropriate; and rationally believe that any judgment they are required to make is in the best interests of the Company unless the belief is one that no reasonable person in their position would hold.

2.	THE COMPANY

2.1	Initial Percentages Interests

As at the date of this Agreement, the Percentage Interest of each Shareholder is as follows:

(a) Freeport:	48.768%

(b) Inalum:	26.232%

(c) Inalum SPV:	25%

2.2	Company Objectives

(a)	Each Shareholder acknowledges and agrees that the objectives of the Company as of the date hereof are to:

(i)

(Operations) carry on and develop the operations of the Company in accordance with the LTIP, the Annual Operating Plan and Annual Financial Plan for the benefit of the Shareholders in accordance with the IUPK;

(ii)

(Grasberg Assets) develop and exploit, for the benefit of the Shareholders, the assets of the Company and the Company Subsidiaries to produce and sell product and to declare dividends in accordance with the Dividend Policy (and schedule 10);

(iii)	(Shareholder value) maximise the value of the operations of the Company and distribute dividends in accordance with the Dividend Policy (and schedule 10); and

(iv)	(other) conduct any other activity agreed unanimously by the Shareholders and undertaken by the Company or any of the Company Subsidiaries,

together, the “Company Objectives”.

(b)	Clause 2.2(a) is not a limitation on the capacity of the Company.

(c)	In order to fulfil the Company Objectives:

(i)	each Shareholder must cooperate with each other; and

(ii)

unless this document expressly provides otherwise, a Shareholder must not unreasonably take, give or delay taking or giving any action, or making or giving any approval, direction, determination, agreement, consent or decision referred to in, or required under this Agreement.

(d)

The Company must conduct (and each Shareholder must use reasonable endeavours to procure that the Company conducts) its activities in a manner that is consistent with this Agreement, the LTIP, the Annual Operating Plan and the Annual Financial Plan during the periods in which they apply (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement) and the Company shall procure that each Company Subsidiary does the same.

(e)	The Company will endeavour:

(i)	to preserve and keep the IUPK and any other Authorisations held in respect of the Contract Area in full force and effect;

(ii)

at all times to conduct operations of the Company in a manner consistent with good and acceptable international mining engineering standards and practices as are economically and technically feasible, and in accordance with modern and accepted scientific and technical principles and comply with and cause to be complied with all Applicable Laws (including those that apply to the environment and community development), the violation of which would have a materially adverse effect on the operations of the Company, the Company and/or the Company Subsidiaries; and

(iii)

where possible, to conduct operations of the Company in a manner consistent with good and acceptable international standards and practices in relation to environmental management and community relations.

(f)

The Company shall promptly notify each Shareholder of all matters it is aware of which may materially adversely affect the operations of the Company and/or the assets of the Company and the Company Subsidiaries, including notifications, orders, demands and other communications received from any Government Authority, and any notice of default, lawsuit, proceeding, action or damage.

2.3	Articles

(a)	Without affecting the scope and intent of Clause 17.20:

(i)	this Agreement and the Articles are to be read together as component parts of a single arrangement; and

(ii)	if there is any inconsistency between the provisions of this Agreement and the provisions of the Articles:

(A)	the provisions of this Agreement will prevail to the extent of any inconsistency and the Articles must be read and construed accordingly; and

(B)

as soon as practicable after the Shareholders become aware of any inconsistency, the Shareholders will take all steps reasonably necessary to amend the Articles to remove the inconsistency and to ensure the provisions of this Agreement prevail.

(b)

If it is necessary for any provision of this Agreement to be included in the Articles in order for such provision to be effective in accordance with its terms, the Shareholders shall cause the Articles to be amended to give effect to such provision.

(c)	Each Shareholder undertakes with each other Shareholder and the Company to:

(i)	exercise all its votes, powers and rights under the Articles so as to give full force and effect to the provisions of this Agreement;

(ii)

subject to this Clause 2.3, observe and comply fully and promptly with the provisions of the Articles with the intent and to the effect that each and every provision of them is enforceable by the Parties inter se; and

(iii)

exercise all its votes, powers and rights in relation to the Company so as to ensure that the Company fully and promptly observes, complies with and gives effect to the requirements of this Agreement and the Articles.

(d)

The Company must do all things necessary or desirable to give effect to the provisions of this Agreement in accordance with its terms and is bound by all provisions of this Agreement which expressly or by implication apply to the Company.

2.4	Acting in the Best Interests of the Company

Each member of each of the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee, and all other committees of the Company established pursuant to this Agreement (in their capacity as such a member) will, at all times and in accordance with Applicable Law, act in the best interests of the Company.

3.	MANAGEMENT OF THE COMPANY

3.1	Management Vests in the Board

(a)	Management of the Company vests in the Board of Directors, as supervised by the Board of Commissioners to the extent required by Indonesian Company Law.

(b)

The Board of Directors may delegate its functions to the fullest extent permitted by Applicable Law and, subject to Applicable Laws, the Shareholders shall exercise all their votes, powers and rights in relation to the Company to procure that the Board of Directors delegates those functions required to be delegated in accordance with this Agreement.

3.2	Shareholders Obligations

(a)

Subject to Clause 3.2(b), and except as this Agreement otherwise provides, no Shareholder in its capacity as such may interfere with the management of the Company nor has the authority to give directions to any officers or employees of the Company.

(b)

Nothing in this Clause 3.2 restricts the ability of a Shareholder to nominate directors to the Board of Directors, commissioners to the Board of Commissioners or Shareholder Representatives to the Operating Committee or the Finance Committee or to grant or withhold its consent or vote at a Shareholders’ meeting.

(c)	Each Shareholder agrees that:

(i)	a Shareholder may act in the interests of that Shareholder in performing any of its duties or exercising any power, right or discretion as a Shareholder; and

(ii)	entry into this agreement does not give rise to a fiduciary duty towards any other Shareholder.

(d)

Each Shareholder shall promptly notify the other Shareholders and the Company of all matters it is aware of which may materially adversely affect the operations of the Company and/or the assets of the Company and the Company Subsidiaries.

4.	BOARD OF COMMISSIONERS

4.1	Purpose

The Board of Commissioners is responsible for supervising the activities and management of the Company by the Board of Directors to the extent required by Applicable Laws and the Articles.

4.2	Number of Commissioners and Designation Rights

(a)	The Board of Commissioners shall consist of six (6) commissioners, of whom:

(i)	three (3) shall be nominated by Freeport; and

(ii)	three (3) shall be nominated by Inalum Group.

(b)	The Board of Commissioners will:

(i)

for the first period of five years from the date of this Agreement, and for each subsequent alternate period of five years, include a President Commissioner who will be a nominee of Freeport and a Vice President Commissioner who will be a nominee of the Inalum Group; and

(ii)

for the second period of five years from the date of this Agreement, and each subsequent alternate period of five years, include a President Commissioner who will be a nominee of the Inalum Group and a Vice President Commissioner who will be a nominee of Freeport.

(c)

Each Shareholder agrees that, if at any time it is then entitled to vote for the appointment of commissioners to the Board of Commissioners, it shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a general meeting of Shareholders) in order to ensure that the candidates nominated in accordance with Clause 4.2(a) are appointed to the Board of Commissioners in the positions to which they were nominated in accordance with Clause 4.2(a) (including the positions specified in Clause 4.2(b)). If Applicable Law should prevent or disqualify any nominated candidate from being appointed to the Board of Commissioners, the Person or Persons entitled to nominate the candidate under Clause 4.2(a) shall be entitled to nominate the replacement candidate. The Company shall use its best efforts to cause the candidates nominated by each Shareholder in accordance with this Clause 4.2 to be appointed to the Board of Commissioners.

4.3	Term of Appointment

Each member of the Board of Commissioners shall be appointed for a term of five (5) years.

4.4	Removal

Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of commissioners from the Board of Commissioners, it shall not vote any of its Ordinary Shares or execute proxies or written consents, as the case may be, in favor of the removal of any commissioner who shall have been nominated pursuant to Clause 4.2, unless the Person or Persons entitled to nominate such commissioner pursuant to Clause 4.2 shall have consented to such removal in writing; provided that, if the Person or Persons entitled to nominate any commissioner pursuant to Clause 4.2 shall request in writing the removal of such commissioner, each Shareholder shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a general meeting of Shareholders) in order to ensure such commissioner is removed.

4.5	Vacancies

If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board of Commissioners:

(a)

the Person or Persons entitled under Clause 4.2(a) to nominate such commissioner whose death, disability, retirement, resignation or removal resulted in such vacancy, shall have the exclusive right to nominate another individual (such person, the “Replacement Commissioner Nominee”) to fill such vacancy and serve as a commissioner on the Board of Commissioners;

(b)	each Replacement Commissioner Nominee shall be appointed for the remaining term of the commissioner being replaced by such Replacement Commissioner Nominee; and

(c)

each Shareholder agrees that if it is then entitled to vote for the election of commissioners to the Board of Commissioners, it shall vote all of its Ordinary Shares, or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a general meeting of Shareholders) in order to ensure that the Replacement Commissioner Nominee is appointed to the Board of Commissioners as soon as practicable following the nomination of such Replacement Commissioner Nominee and, in any event, prior to the taking of any other action of the Board of Commissioners.

4.6	Meetings

(a)

The Board of Commissioners shall hold a regularly scheduled meeting at least quarterly (unless the Board of Commissioners decides on different timing), and at such other times as the President Commissioner may request. The Company shall pay all reasonable out-of-pocket expenses incurred by each commissioner in connection with attending meetings of the Board of Commissioners, meetings of any committee of the Board of Commissioners of which the relevant commissioner is a member and any general meeting of Shareholders.

(b)

To the extent Applicable Laws allow, at the request of the Board of Commissioners, the Board of Commissioners may hold meetings at the same time and at the same place as the meetings held by the Board of Directors in accordance with this Agreement.

(c)

Members of the Board of Commissioners may participate in a meeting of the Board of Commissioners or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another, and such participation shall constitute the presence of such commissioner for purposes of determining whether a quorum has been met.

(d)

Meetings of the Board of Commissioners shall be chaired by the President Commissioner or, if the President Commissioner is not present or prevented from attending, the Vice President Commissioner. If both the President Commissioner and Vice President Commissioner are not present or prevented from attending, the meeting shall be chaired by a person elected by and from the commissioners present. The chair of a meeting of the Board of Commissioners may vote in his or her own right but does not have a casting vote.

4.7	Notice of Meetings

Notice of a meeting of the Board of Commissioners or any committee thereof stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each commissioner by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting unless otherwise agreed by all of the commissioners. Presence at the meeting shall constitute waiver of any deficiency of notice, except when such commissioner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

4.8	Quorum

(a)

A quorum of the Board of Commissioners shall consist of a majority of the total number of commissioners, however no meeting of the Board of Commissioners shall be considered to have a quorum unless at least one commissioner nominated by each of Freeport (for as long as Freeport holds at least 25% of the outstanding Ordinary Shares) and Inalum Group (for as long as Inalum Group holds at least 25% of the outstanding Ordinary Shares) is in attendance.

(b)	If a quorum is not present within 30 minutes from the scheduled start of a meeting:

(i)	the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a Business Day; and

(ii)	the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.

(c)	If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is dissolved.

(d)	The only matters that may be considered at the adjourned meeting are matters which were included in the notice provided in relation to the original meeting under Clause 4.7.

4.9	Voting

(a)

Subject to Clause 4.9(b), actions of the Board of Commissioners are adopted by the affirmative Majority vote of the Board of Commissioners at a duly convened meeting of the Board of Commissioners at which a quorum is present.

(b)

Each member of the Board of Commissioners shall vote in accordance with the decision of the Shareholders in relation to the matters set out in Clause 8.3(f), and take all actions necessary to give effect to any affirmative vote of the Shareholders under Clause 8.3(f).

(c)

Each commissioner on the Board of Commissioners shall have one vote; provided that a Shareholder Representative on the Board of Commissioners shall also be entitled to cast votes on behalf of any other Shareholder Representative on the Board of Commissioners nominated by the same Shareholder(s), that is not in attendance at any meeting by virtue of a power of attorney.

(d)

Notwithstanding this Clause 4, on any matter requiring an approval or consent of the Board of Commissioners, the Board of Commissioners or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action to be taken, shall be signed by all of the members of the Board of Commissioners (or in the case of a committee of the Board of Commissioners, all of the members of such committee).

4.10	Deadlock Matters

In the event a Deadlock Matter in respect of the Board of Commissioners occurs, Clause 9 shall apply.

4.11	Minutes of Meetings

Minutes of the meetings of the Board of Commissioners shall be drawn up by a person present at the meeting designated by the chairman of the meeting and shall be signed by all members of the Board of Commissioners present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Board of Commissioners shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Board of Commissioners or if it is issued by the notary who has drawn up the minutes concerned.

4.12	Language

(a)

Meetings of the Board of Commissioners shall be conducted in the English language provided that if a member of the Board of Commissioners is not comfortable with the English language such member shall be entitled, at the cost of the Company, to use the services of an interpreter at such meetings.

(b)

All notices of meeting and papers to be considered at any meeting of the Board of Commissioners shall be accompanied by an English translation thereof, as shall any other papers that any member of the Board of Commissioners may reasonably request prior to the meeting.

(c)

The draft minutes (subject to approval at the next meeting) of any such meetings shall be provided to the members of the Board of Commissioners in English and in Indonesian within a reasonable time period after such meeting (and in any event by no later than the date on which the agenda and board papers for the next following meeting are due to be circulated); in the event of any inconsistency between the English and Indonesian texts, the English text shall prevail.

4.13	Other Actions Taken by the Board of Commissioners

(a)	In addition to the committees expressly provided for in this Agreement, the Board of Commissioners may create additional committees as it may determine.

(b)

Subject to acting in the best interests of the Company and complying with all Applicable Laws, the Board of Commissioners (and each individual Commissioner making up the Board of Commissioners) must take steps to implement, and may not act inconsistently with the LTIP, the Annual Operating Plan and Annual Financial Plan (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement).

(c)

The Company shall not terminate the Freeport Services Agreement without the approval of the Board of Commissioners; provided that if any member of the Board of Commissioners recuses himself or herself or is disqualified from participating in the decision of whether to terminate the Freeport Services Agreement, then the termination of the Freeport Services Agreement will be deemed a Reserve Matter (and accordingly subject to Section 8.3(e)(iv)).

5.	BOARD OF DIRECTORS

5.1	Purpose

The Board of Directors is responsible for overall management of the Company and must act in the Company’s best interests and in accordance with the Company’s purpose and objectives.

5.2	Number of Directors

(a)	The Board of Directors will be constituted by a maximum of six (6) Directors, subject to Clause 5.5.

(b)	The initial members of the Board of Directors (which will be appointed with effect on and from the date of this Agreement) shall be [•].

5.3	Term of Appointment

Each Director shall be appointed for a period of five (5) years.

5.4	Removal

(a)

Each Shareholder agrees that, if at any time it is then entitled at a general meeting of Shareholders to vote for the removal of any Director, it shall not vote any of its Ordinary Shares or execute proxies or written consents, as the case may be, in favour of the removal of any Director, unless such Director fails to (each, a “Disqualifying Action”):

(i)

take action to carry out, or takes any action contrary to, the LTIP or the Annual Operating Plan (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement);

(ii)	approve a dividend that is in accordance with the Dividend Policy or schedule 10; or

(iii)	comply with the Articles (including any of the Corporate Policies), this Agreement or Applicable Laws,

in which case such Director may be removed only pursuant to the procedures set forth in Clause 5.4(b) or 5.4(c), as applicable.

(b)

If, prior to the end of the Initial Period, Freeport determines (acting reasonably) that any Director has committed a Disqualifying Action, Freeport may notify the Inalum Group of the Disqualifying Action, in which case Inalum Group will act expeditiously and vote in favor of the removal of such Director. Any Director so removed will be replaced on the Board of Directors by a designee of the Nominating Committee (it being understood and agreed that the replacement of such Director shall not be a condition to such Director’s removal and, until such time as the Nominating Committee makes any such replacement, the Board of Directors will continue to act in the ordinary course).

(c)

After the end of the Initial Period, each of Freeport or Inalum may notify the other of a Disqualifying Action by any Director, together with reasonable evidence to support such claim, in which case the Party who received such notice will act expeditiously and vote in favour of the removal of such Director, unless, acting reasonably, such Party has the justified belief that the evidence submitted to support such claim is insufficient to show a Disqualifying Action has occurred. Any Director so removed will be replaced on the Board of Directors by a designee of the Nominating Committee (it being understood and agreed that the replacement of such Director shall not be a condition to such Director’s removal and, until such time as the Nominating Committee makes any such replacement, the Board of Directors will continue to act in the ordinary course).

5.5	The Nominating Committee and Vacancies

(a)

The Nominating Committee shall, acting in the best interests of the Company, develop qualifications required of, and a selection process in respect of, prospective members of the Board of Directors; provided that if, prior to the end of any five-year term of the Board of Directors, the Nominating Committee has not agreed on the successor members of the Board of Directors, such successor members shall be designated as follows (the “Shareholder Designation Procedure”):

(i)

three (3) Directors nominated by Freeport (for so long as Freeport holds at least 25% of the outstanding Ordinary Shares) and three (3) Directors nominated by Inalum Group (for so long as Inalum Group holds at least 25% of the outstanding Ordinary Shares); and

(ii)	the Nominating Committee shall determine the roles of the Directors.

(b)

A quorum of the Nominating Committee shall consist of all of the members of the Nominating Committee (present in person or by power attorney as contemplated by the following sentence). A Shareholder Representative on the Nominating Committee shall be entitled to cast votes on behalf of any other Shareholder Representative on the Nominating Committee nominated by the same Shareholder(s), that is not in attendance at any meeting by virtue of a power of attorney. Actions of the Nominating Committee are adopted by the affirmative vote of the majority of the members of the Nominating Committee.

(c)	The Nominating Committee shall develop a secondment policy pursuant to which the Shareholders would have an opportunity to second employees to the Company and the Company Subsidiaries.

(d)	If as a result of the death, disability, retirement, resignation, removal or otherwise, a Director appointed by the Nominating Committee ceases to serve on the Board of Directors:

(i)

if the Board was not comprised pursuant to the Shareholder Designation Procedure, then (A) the Nominating Committee, acting in the best interests of the Company, shall nominate another individual (such person, the “Replacement Director Nominee”) to fill such vacancy, (B) such Replacement Director Nominee shall be appointed for the remaining term of the Director being replaced by such Replacement Director Nominee; and (C) if the Nominating Committee does not agree on the appointment of any Replacement Director Nominee with respect to a vacancy, then such vacancy shall remain until such time as the Nominating Committee so agrees; provided that if the Nominating Committee’s failure to agree on a Replacement Director Nominee would result in the Board being comprised of fewer than four (4) Directors, then the Shareholder Designation Procedure shall apply except that during the Initial Period Freeport shall (in consultation with, and giving due regard to the views of, Inalum Group) determine the roles of Directors other than the President Director (who shall be determined by the Nominating Committee); or

(ii)

if the Board was comprised pursuant to the Shareholder Designation Procedure, then the Shareholder that nominated the vacating Director shall be entitled to nominate a replacement for that Director and such replacement shall be appointed for the remaining term of the Director being replaced.

5.6	Shareholder Voting for Nominated Directors

Each Shareholder agrees that, if at any time it is then entitled to vote for the appointment of directors to the Board of Directors, it shall vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a general meeting of Shareholders) in order to ensure that any individuals nominated under this Clause 5 (including Replacement Director Nominees) are appointed to the Board of Directors (including, to the extent necessary, by causing the removal of any incumbent Directors). If Applicable Law should prevent or disqualify any individual nominated under this Clause 5 from being appointed to the Board of Directors, a replacement individual shall be nominated either by the Nominating Committee, Freeport or the Inalum Group (depending on how the Board of Directors is constituted at that time) in accordance with Clause 5.5. The Company shall use its best efforts to cause the individuals nominated under this Clause 5 to be appointed to the Board of Directors as soon as practicable following the nomination of such Replacement Director Nominee (including, to the extent necessary, by causing the removal of any incumbent Directors) and, in any event, prior to the taking of any other action of the Board of Directors.

5.7	Meetings

(a)

The Board of Directors shall hold a regularly scheduled meeting at least once every calendar quarter, and at such other times as a majority of the members of the Board of Directors may agree. The Company shall pay all reasonable out-of-pocket expenses incurred by each member of the Board of Directors in connection with attending meetings of the Board of Directors, meetings of any committee of the Board of Directors of which the relevant member of the Board of Directors is a member, and any general meeting of Shareholders.

(b)

To the extent Applicable Laws allow, at the request of the Board of Directors, the Board of Directors may hold meetings at the same time and at the same place as the meetings held by the Board of Commissioners in accordance with this Agreement.

(c)

Members of the Board of Directors may participate in a meeting of the Board of Directors or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another, and such participation shall constitute the presence of such member for purposes of determining whether a quorum has been met.

(d)

Meetings of the Board of Directors shall be chaired by the President Director, or if the President Director is not present or prevented from attending, the Vice President Director. If both the President Director and the Vice President Director are not present or prevented from attending, the meeting shall be chaired by a person elected by and from the Directors present. The chair of a meeting of the Board of Directors may vote in his or her own right but does not have a casting vote.

5.8	Notice of Meetings

Notice of a meeting of the Board of Directors or any committee thereof stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each member of the Board of Directors by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting unless otherwise agreed by all Directors. Presence at the meeting shall constitute waiver of any deficiency of notice, except when such member of the Board of Directors attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

5.9	Quorum

(a)

A quorum of the Board of Directors shall consist of a majority of the total number of members of the Board of Directors; provided that during periods where the Directors have been appointed by the Shareholders pursuant to the Shareholder Designation Procedure, no meeting of the Board of Directors shall be considered to have a quorum unless at least one Director nominated by each of Freeport (for as long as Freeport holds at least 25% of the outstanding Ordinary Shares) and Inalum Group (for as long as the Inalum Group holds at least 25% of the outstanding Ordinary Shares) is in attendance.

(b)	If a quorum is not present within 30 minutes from the scheduled start of a meeting:

(i)	the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a Business Day; and

(ii)	the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.

(c)	If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is dissolved.

(d)	The only matters that may be considered at the adjourned meeting are matters which were included in the notice provided in relation to the original meeting under Clause 5.8.

5.10	Voting

(a)	Actions of the Board of Directors are adopted by the affirmative Majority vote of the Board of Directors at a duly convened meeting of the Board of Directors at which a quorum is present.

(b)

Each member of the Board of Directors shall vote in accordance with the decision of the Shareholders in relation to the matters set out in Clause 8.3(f), and take all actions necessary to give effect to any affirmative vote of the Shareholders under Clause 8.3(f).

(c)

Each member on the Board of Directors shall have one vote; provided that a Shareholder Representative on the Board of Directors shall be entitled to cast votes on behalf of any other Shareholder Representative on the Board of Directors nominated by the same Shareholder(s) pursuant to Clause 5.5(a), that is not in attendance at any meeting by virtue of a power of attorney.

(d)

Notwithstanding this Clause 5, on any matter requiring an approval or consent of the Board of Directors, the Board of Directors or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action to be taken, shall be signed by all of the members of the Board of Directors (or in the case of a committee of the Board of Directors, all of the members of such committee).

5.11	Deadlock Matters

(a)	Subject to Clauses 5.11(b), all Deadlock Matters in respect of the Board of Directors must be referred to the Board of Commissioners for a decision.

(b)	If a Deadlock Matter in respect of the Board of Directors occurs in relation to the approval of an Annual Financial Plan, the Deadlock Matter will be deemed resolved pursuant to Clause 9.3(a)(iv).

(c)

If a Deadlock Matter in respect of the Board of Directors occurs in relation to a matter described in Clause 7.7(c), the Board of Directors will be deemed to have approved all matters that were approved by the Finance Committee.

(d)

The Shareholders, the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee and any other committee of the Company established in accordance with this Agreement must each, to the extent required by (and subject to) all Applicable Laws or otherwise, and acting in the best interests of the Company, take all such action and do all such things (including pass any resolution or sign or date any document) necessary to effect any resolution that applies to a Deadlock Matter in respect of the Board of Directors under Clause 5.11(b).

5.12	Minutes of Meetings

Minutes of the meetings of the Board of Directors shall be drawn up by a person present at the meeting designated by the chairman of the meeting and shall be signed by all members of the Board of Directors present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Board of Directors shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Board of Directors or if it is issued by the notary who has drawn up the minutes concerned.

5.13	Language

(a)

Meetings of the Board of Directors shall be conducted in the English language provided that if a member of the Board of Directors is not comfortable with the English language, such member shall be entitled, at the cost of the Company, to use the services of an interpreter at such meetings.

(b)

All notices of meeting and papers to be considered at any meeting of the Board of Directors shall be accompanied by an English translation thereof, as shall any other papers that any member of the Board of Directors may reasonably request prior to the meeting.

(c)

The draft minutes (subject to approval at the next meeting) of any such meetings shall be provided to the members of the Board of Directors in English and in Indonesian within a reasonable time period after such meeting (and in any event by no later than the date on which the agenda and board papers for the next following meeting are due to be circulated); in the event of any inconsistency between the English and Indonesian texts, the English text shall prevail.

5.14	Other Actions Taken by the Board of Directors

(a)	In addition to the committees expressly provided for in this Agreement, the Board of Directors may create additional committees as it may determine.

(b)

Subject to acting in the best interests of the Company and complying with all Applicable Laws, the Board of Directors (and each individual Director making up the Board of Directors) must take steps to implement, and may not act inconsistently with the LTIP, the Annual Operating Plan and Annual Financial Plan (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement).

5.15	Health, Security, Environment and Community Development

(a)	The Board of Directors will unanimously agree on the appointment of an appropriate consultant to advise the Board of Directors with respect to community development and government relations.

(b)	The Shareholders agree to adopt the practices of the Company at the time of entering into this Agreement in respect of:

(i)	engaging an independent third party to conduct an environmental audit every three years;

(ii)	implementing the International Council on Mining & Metals (“ICMM”) Sustainable Development Framework;

(iii)	applying the ICMM’s ten Sustainable Development Principles that are linked to the United Nations Sustainable Development Goals;

(iv)	adhering to the United Nations Guiding Principles on Business and Human Rights; and

(v)	supporting the Extractive Industries Transparency Initiative.

6.	OPERATING COMMITTEE

6.1	General

(a)	The Company acting through the Board of Directors shall form an operating committee (the “Operating Committee”), which shall have five members.

(b)

Three members of the Operating Committee shall be appointed by Freeport and two members shall be appointed by Inalum Group. All members of the Operating Committee must act in the best interests of the Company in fulfilling their duty as a member of the Operating Committee. Each Shareholder, member of the Board of Commissioners and member of the Board of Directors shall take all necessary action in order to ensure that the candidates appointed in accordance with this Clause are appointed to the Operating Committee.

(c)	The Operating Committee will be given delegated authority from the Board of Directors (including making decisions):

(i)	to the extent provided in schedule 8;

(ii)

to develop the draft annual operating plan for approval by the Board of Directors (and if applicable the Shareholders) in accordance with Clauses 6.1(d) and 6.1(e) and oversee the implementation of the Annual Operating Plan approved by the Board of Directors, including:

(A)	being responsible for ensuring that the day to day activities and operations of the Company and the Company Subsidiaries are carried out in accordance with the Annual Operating Plan; and

(B)	providing the Board of Directors with quarterly reports on the operations and activities of the Company, responding to any reasonable requests for information from the Board of Directors;

(iii)	to manage the operations of the Company and the Company Subsidiaries, including where relevant making recommendations to the Board of Directors in relation to the activities of the Company;

(iv)

to enter into, amend, waive, terminate and take any other actions with respect to contracts so long as such actions are consistent with the Annual Operating Plan and LTIP (after giving effect to any amendments thereto or deviations therefrom to the extent permitted by the terms of this Agreement); and

(v)

to select and manage the retention of key operating personnel of the Company and the Company Subsidiaries required to support and implement the Annual Operating Plan and the operations of the Company and the Company Subsidiaries.

(d)

The Operating Committee shall, no later than 20 October each year, prepare a draft annual operating plan for the activities and operations of the Company for the next calendar year, which draft plan will cover similar topics in similar level of detail as the example draft annual operating plan set forth on schedule 6. The draft annual operating plan must be consistent with Corporate Policies and Applicable Laws.

(e)	No later than 20 days following preparation of the draft annual operating plan, the Operating Committee shall hold a meeting to review the draft annual operating plan and either:

(i)	approve the draft annual operating plan, after which it will be referred to:

(A)	the Board of Directors; and, if applicable,

(B)	the Shareholders if it includes an activity that constitutes a Reserved Matter under Clause 8.3(f),

for a decision, and once approved by the Board of Directors and, if applicable, the Shareholders it will be the Annual Operating Plan for the applicable year (the “Annual Operating Plan”); or

(ii)	not approve the draft annual operating plan, and set out reasons why the proposed plan was not approved.

(f)

If the Operating Committee does not approve the draft annual operating plan, then the Operating Committee must prepare a revised plan that still meets the requirements of Clause 6.1(d), but addresses the reasons stated by the Operating Committee as to why it did not approve the draft annual operating plan pursuant to Clause 6.1(e)(ii). The Operating Committee shall hold a meeting to review the revised draft annual operating plan in which case either the provisions of Clause 6.1(e)(i) or Clause 6.1(e)(ii) will apply,

(g)

The Operating Committee may prepare updates to the Annual Operating Plan each quarterly period during the currency of the Annual Operating Plan. Any updates to the Annual Operating Plan must meet the requirements of Clause 6.1(d) and be approved in accordance with Clause 6.1(e) before they are effective.

(h)

Actions that are not approved in the Annual Operating Plan and constitute a deviation to the LTIP require Shareholder approval as a Reserved Matter pursuant to Clause 8.3(f); provided that the Operating Committee and the Company may take actions that constitute a deviation to the then-current Annual Operating Plan without Shareholder approval in the following circumstances:

(i)	the plan or action does not constitute a Significant Deviation to the LTIP; or

(ii)	the action is a Non-Discretionary Action.

(i)

The Shareholders agree and acknowledge that the LTIP may require amendment as a result of any circumstance described in, and/or action taken pursuant to, Clause 6.1(h)(ii), and will engage in good faith discussions with each other to agree such amendments to the LTIP.

6.2	Reporting

The Operating Committee must prepare quarterly reports for the Board of Directors and respond to any other reasonable requests for information or reporting received from the Board of Directors from time to time in respect of any functions that the Board of Directors has delegated to the Operating Committee.

6.3	Meetings

(a)

The Operating Committee shall hold a regularly scheduled meeting at least once every calendar quarter, and at such times as determined by a majority of the members of the Operating Committee, to review the operations of the Company, studies related to the Company’s mining and development plans, and environmental management programs, and to monitor execution of Company’s capital projects and other activities against the Annual Operating Plan.

(b)	Any member of the Operating Committee may call a special meeting by notice to the other members of the Operating Committee in accordance with Clause 6.4 (“Operating Committee Special Meeting”).

(c)

The Operating Committee may hold meetings by means of telephone or video conference or similar, so long as all Persons participating in the meeting can hear one another, and such participation will constitute the presence of such Person for the purposes of determining whether a quorum has been met.

6.4	Notice of Meeting

Notice of a meeting of the Operating Committee stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each member of the Operating Committee by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting, or in the case of an Operating Committee Special Meeting, no less than ten Business Days before the date of the meeting, or if the meeting is to consider an Emergency Situation, a reasonable time before the date of the meeting (which, for the avoidance of doubt, may be less than five Business Days).

6.5	Quorum

(a)

A quorum of the Operating Committee shall consist of a majority of the total number of members of the Operating Committee, however no Operating Committee meeting shall be considered to have a quorum unless at least one representative of each of Freeport (for as long as Freeport holds at least 25% of the Ordinary Shares) and Inalum Group (for so long as the Inalum Group holds at least 25% of the Ordinary Shares) is in attendance. Each of Freeport and Inalum Group must use reasonable efforts to cause its representatives to attend or participate in each meeting and neither Freeport nor Inalum Group shall withhold the presence or participation of its representatives to forestall decisions of the Operating Committee.

(b)	If a quorum is not present within 30 minutes from the scheduled start of a meeting:

(i)	the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a Business Day; and

(ii)	the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.

(c)

If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is adjourned for a minimum of three Business Days after the appointed time for the adjourned meeting and the place of the second adjourned meeting is otherwise the same as for the original meeting. The quorum for the second adjourned meeting of the Operating Committee shall consist of a majority of the total number of members of the Operating Committee.

(d)

The only matters that may be considered at the adjourned meeting or the second adjourned meeting are matters which were included in the notice provided in relation to the original meeting under Clause 6.5(b).

6.6	Voting

(a)

Each member of the Operating Committee will have one vote, and all actions of the Operating Committee will be decided by Majority vote. A Shareholder Representative on the Operating Committee shall be entitled to cast votes on behalf of any other Shareholder Representative on the Operating Committee nominated by the same Shareholder(s), that is not in attendance at any meeting by virtue of a power of attorney.

(b)

Each member of the Operating Committee shall vote in accordance with the decision of the Shareholders in relation to the matters set out in Clause 8.3(f), and take all actions necessary to give effect to any affirmative vote of the Shareholders under Clause 8.3(f).

6.7	Minutes of Meetings

Minutes of the meetings of the Operating Committee shall be drawn up by a Person present at the meeting designated by the meeting attendees and shall be signed by all members of the Operating Committee present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Operating Committee shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Operating Committee or if it is issued by the notary who has drawn up the minutes concerned.

6.8	Deadlock Matters

Deadlock Matters in respect of the Operating Committee will be referred to the Board of Directors for consideration.

6.9	Removal and Vacancies

A Shareholder entitled to appoint a particular number of members to the Operating Committee shall have the right to remove from the Operating Committee any such member appointed by such Shareholder and to fill vacancies in the office of such a member of the Operating Committee appointed by such Shareholder.

7.	FINANCE COMMITTEE

7.1	General

(a)	The Company acting through the Board of Directors shall form a finance committee (the “Finance Committee”), which shall have four members.

(b)

Two members of the Finance Committee shall be appointed by Freeport and two members shall be appointed by Inalum Group. All members of the Finance Committee must act in the best interests of the Company in fulfilling their duty as a member of the Operating Committee.

(c)

The Finance Committee will be given delegated authority from the Board of Directors (including making decisions) to be responsible for developing a draft annual financial plan (approved in accordance Clauses 7.1(e) and 7.1(f)) and for overseeing the execution of the Annual Financial Plan approved by the Board of Directors, including:

(i)	to review finance forecasts, operating and maintenance budgets and capital expenditure requirements;

(ii)	to review financial statements;

(iii)	to review and make recommendations to the Board of Directors for the declaration and distribution of interim dividends in accordance with the Dividend Policy;

(iv)	to review corporate insurance coverage with the Operating Committee;

(v)	to review and approve the manner in which operating and/or capital costs are to be funded;

(vi)	to review and recommend approval of financial commitments and major corporate strategic actions; and

(vii)	to make recommendations to the Board of Directors in relation to the above.

(d)	The Finance Committee shall report periodically to the Board of Directors and the Board of Directors will retain oversight of the Finance Committee.

(e)

The Finance Committee shall, no later than 20 October each year, prepare a draft financial plan for the activities and operations of the Company for the next calendar year, which draft annual financial plan will cover similar topics in similar level of detail as the example draft annual financial plan set forth on schedule 6. The draft annual financial plan must be consistent with the Annual Operating Plan, Corporate Policies and Applicable Laws, and contain a breakdown on a quarterly basis of:

(i)	decisions on the Company’s leverage, including long- and short-term debt;

(ii)	implementation of the Dividend Policy;

(iii)	managing fluctuations in interests rates and commodity prices (hedging) and investment of financial assets;

(iv)	estimated capital costs and operating costs to be incurred during the applicable calendar year;

(v)	estimated production of products;

(vi)	estimated revenues;

(vii)	amounts and timing of expected cash requirements for the Company, including for any smelter project and expansion projects; and

(viii)	such other items that the Finance Committee may deem necessary or desirable.

(f)	No later than 20 days following preparation of the draft annual financial plan the Finance Committee shall hold a meeting to review the draft annual financial plan and either:

(i)	approve the draft annual financial plan, after which it will be referred to:

(A)	the Board of Directors; and, if applicable,

(B)	the Shareholders if it includes an activity that constitutes a Reserved Matter under Clause 8.3(f),

for a decision, and once approved by the Board of Directors and, if applicable, the Shareholders it will be the Annual Financial Plan for the applicable year (the “Annual Financial Plan”); or

(ii)	not approve the draft annual financial plan, and set out reasons why the draft annual financial plan was not approved.

(g)

If the Finance Committee does not approve the draft annual financial plan, then the Finance Committee must prepare a revised draft annual financial plan that still meets the requirements of Clause 7.1(e), but addresses the reasons stated by the Finance Committee as to why it did not approve the draft annual financial plan pursuant to Clause 7.1(f)(ii). The Finance Committee shall hold a meeting to review the revised draft annual finance plan in which case either the provisions of Clause 7.1(f)(i) or Clause 7.1(f)(ii) will apply,

(h)

The Finance Committee may prepare updates to the Annual Financial Plan each quarterly period during the currency of the Annual Financial Plan. Any updates to the Annual Financial Plan must meet the requirements of Clause 7.1(e) and be approved in accordance with Clause 7.1(f) before they are effective.

(i)

Actions that are not approved in the Annual Financial Plan and constitute a deviation to the LTIP require Shareholder approval as a Reserved Matter pursuant to Clause 8.3(f); provided that the Operating Committee, Finance Committee and the Company may take actions that constitute a deviation to the then-current Annual Financial Plan without Shareholder approval in the following circumstances:

(i)	the plan or action does not constitute a Significant Deviation to the LTIP; or

(ii)	the action is a Non-Discretionary Action.

7.2	Meetings

(a)

The Finance Committee shall hold a regularly scheduled meeting at least once every calendar quarter, and at such times as determined by a majority of the members of the Finance Committee, to review the operations of the Company and studies related to the Company’s financial affairs.

(b)	Any member of the Finance Committee may call a special meeting by notice to the other members of the Finance Committee in accordance with Clause 7.3 (“Finance Committee Special Meeting”).

(c)

The Finance Committee may hold meetings by means of telephone or video conference or similar, so long as all Persons participating in the meeting can hear one another, and such participation will constitute the presence of such Person for the purposes of determining whether a quorum has been met.

7.3	Notice of Meeting

Notice of a meeting of the Finance Committee stating the place, date and hour of the meeting and the agenda for which the meeting is called shall be given to each member of the Finance Committee by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting, or in the case of a Finance Committee Special Meeting, no less than ten Business Days before the date of the meeting, or if the meeting is to consider an Emergency Situation, a reasonable time before the date of the meeting (which, for the avoidance of doubt, may be less than five Business Days).

7.4	Quorum

(a)

A quorum of the Finance Committee shall consist of a majority of the total number of members of the Finance Committee, however no Finance Committee meeting shall be considered to have a quorum unless at least one representative of each of Freeport (for as long as Freeport holds at least 25% of the outstanding Ordinary Shares) and the Inalum Group (for so long as the Inalum Group holds at least 25% of the outstanding Ordinary Shares) is in attendance. Each Shareholder must use reasonable efforts to cause its representatives to attend or participate in each meeting and no Shareholder shall withhold the presence or participation of its representatives to forestall decisions of the Finance Committee.

(b)	If a quorum is not present within 30 minutes from the scheduled start of a meeting:

(i)	the meeting is adjourned for a minimum of 24 hours after the time appointed for the original meeting, however the day for the adjourned meeting must be a Business Day; and

(ii)	the quorum and the place of the adjourned meeting is otherwise the same as for the original meeting.

(c)	If a quorum is not present within 30 minutes from the scheduled start of the adjourned meeting, the meeting is dissolved.

(d)	The only matters that may be considered at the adjourned meeting are matters which were included in the notice provided in relation to the original meeting under Clause 7.2(c).

7.5	Voting

Each member of the Finance Committee will have one vote, and all actions of the Finance Committee will be decided by Majority vote. A Shareholder Representative on the Finance Committee shall be entitled to cast votes on behalf of any other Shareholder Representative on the Finance Committee nominated by the same Shareholder(s), that is not in attendance at any meeting by virtue of a power of attorney.

7.6	Minutes of Meetings

Minutes of the meetings of the Finance Committee shall be drawn up by a Person present at the meeting designated by the meeting attendees and shall be signed by all members of the Finance Committee present at the meeting to verify the completeness and accuracy of the minutes. Minutes of a meeting made and signed shall serve as conclusive evidence concerning the resolutions adopted at the meeting concerned. If such minutes are drawn up by a notary, members’ signatures shall not be required. A copy of or excerpt from the minutes of meeting of the Finance Committee shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and is signed by all members of the Finance Committee or if it is issued by the notary who has drawn up the minutes concerned.

7.7	Deadlock Matters

(a)	Subject to Clauses 7.7(b) and 7.7(c), Deadlock Matters in respect of the Finance Committee will be referred to the Board of Directors for consideration.

(b)

In respect of a Deadlock Matter in respect of the Finance Committee relating to the approval of a recommendation to the Board of Directors of a draft annual financial plan, the Deadlock Matter will be resolved by the Finance Committee being deemed to recommend to the Board of Directors the draft annual financial provided it satisfies the criteria set out in Clauses 9.3(a)(iv)(A) to 9.3(a)(iv)(E).

(c)	In respect of a Deadlock Matter in respect of the Finance Committee relating to:

(i)	the approval of a Reserved Matter, such Deadlock Matter will be referred to the Shareholders pursuant to Clause 8.3(f);

(ii)

the approval of the manner in which any operating or capital costs to be incurred by the Company will be funded that is not set out or considered in the Annual Financial Plan, such Deadlock Matter will be resolved by the Finance Committee being deemed to approve that any operating or capital costs to be incurred by the Company will be funded by a cash capital contribution by the Shareholders; and

(iii)

the approval of a recommendation to the Board of Directors of any distributions or dividends, which Deadlock Matter will be resolved by the Board of Directors being deemed to approve any distribution or dividend that is in accordance with the Dividend Policy or schedule 10.

7.8	Removal and Vacancies

A Shareholder entitled to appoint a particular number of members to the Finance Committee shall have the right to remove from the Finance Committee any such member appointed by such Shareholder and to fill vacancies in the office of such a member of the Finance Committee appointed by such Shareholder.

8.	SHAREHOLDER MATTERS

8.1	Meetings

(a)	The Company shall hold a general meeting of the shareholders of the Company annually, and no later than six months following the end of each fiscal year.

(b)

The Board of Directors shall convene a general meeting of shareholders at the written request of the Board of Commissioners, or at the written request of one or more shareholders representing (whether jointly or individually) at least 10% of the total Ordinary Shares (which may consist of one or more Shareholders). Any such written request by shareholders must be sent by registered mail, stating the matter to be discussed together with the reasons, with a copy submitted to the Board of Commissioners.

(c)

A circular resolution in writing signed by or on behalf of all the Shareholders shall be as valid and effective for all purposes as a resolution passed by the Shareholders at a meeting duly convened, held and constituted.

8.2	Quorum

A quorum for any meeting of the shareholders of the Company shall consist of holders of two-thirds of the total outstanding Ordinary Shares being present or represented at the meeting, unless Applicable Law as in effect on the date of this Agreement or in effect from time to time hereafter requires a higher quorum (including any meeting for the approval of (i) any merger, amalgamation, acquisition, spin-off, bankruptcy filing, extension of the period of establishment of the Company or dissolution of the Company or (ii) grant of a security interest over more than 50% of the Company’s assets in any fiscal year, in each case which shall require at least 75% of the outstanding Ordinary Shares to be present or represented at the applicable shareholders meeting in order to constitute a quorum). If the required quorum is not met, a second meeting will be convened at which the same quorum requirement will apply.

8.3	Voting Thresholds

(a)	Each Share will carry one vote on both a show of hands and a poll at any Shareholder meeting. The chairman at any Shareholder meeting shall not be entitled to a second or casting vote.

(b)

Subject to Clauses 8.3(d), 8.3(e) and 8.3(f), all actions of the shareholders of the Company shall require the affirmative vote of at least two-thirds of the votes cast by eligible Shareholders at a duly-convened meeting of the Shareholders at which a quorum is present.

(c)

Except in relation to the matters set out in Clauses 8.3(d), 8.3(e) and 8.3(f), and subject to the terms of this Agreement, each of the Shareholders agrees to vote their shares and to exercise their rights under the Articles and the Indonesian Company Law to:

(i)

support the decisions of the Board of Directors (including to follow recommendations made by the Operating Committee and Finance Committee under delegated authority from the Board of Directors) and the Board of Commissioners;

(ii)	uphold the agreed governance structure set forth in this Agreement; and

(iii)	ensure compliance with this Agreement and Applicable Laws.

(d)	The approval of any amendment to the Articles shall require the affirmative vote representing at least two-thirds of the outstanding Ordinary Shares.

(e)	The approval of the following shall require the affirmative vote of at least 75% of the votes cast by eligible Shareholders at the applicable Shareholders’ meeting:

(i)

any merger, amalgamation, acquisition, spin-off, bankruptcy filing, extension of the period of establishment of the Company or any Company Subsidiary or dissolution of the Company or any of the Company Subsidiaries;

(ii)	any grant of a security interest over more than 50% of the Company’s consolidated assets in any fiscal year;

(iii)	any dismissal of any member of the Board of Commissioners or Board of Directors of the Company or any of the Company Subsidiaries; and

(iv)	Reserved Matters.

(f)

Inalum Group shall have the right to approve the following actions at a general meeting of Shareholders (or by written resolution), prior to such actions being taken, provided that, at the time consent is required, Inalum Group holds at least 25% of the outstanding Ordinary Shares (each such action, a “Reserved Matter”):

(i)

approval of any draft annual operating plan or draft annual financial plan, or any amendment thereto that includes an action or expense that is a Significant Deviation to the LTIP (other than Significant Deviations resulting from Non-Discretionary Actions); provided that, to the extent any draft annual operating plan required to be approved pursuant to this Clause 8.3(f)(i) is not approved, the Shareholders shall work in good faith to develop and approve an alternative draft annual operating plan, and, prior to the time at which such alternative draft annual operating plan is agreed, the Company shall continue to operate prudently in the ordinary course to continue developing the projects identified by the LTIP and to incur costs to protect the value of the resources as contemplated by the LTIP;

(ii)	any change in the Company’s share capital;

(iii)

any material modification of the purpose of the Company or duration of the Company, including by way of merger or division of the Company, the sale of all or substantially all of the assets and liabilities of the Company, or proposal that the Company be dissolved or subject to receivership or administration;

(iv)	any grant of a security interest over more than 50% of the Company’s consolidated assets in any fiscal year;

(v)	any proposed change in the residency of the Company for tax purposes;

(vi)	any proposal to materially amend, waive any material right under or terminate the Company’s special mining business permit (the “IUPK”);

(vii)	any incurrence of indebtedness for borrowed money which:

(A)	exceeds US$1 billion in aggregate and would cause the Interest Coverage Ratio to fall below two to one; or

(B)	is not on arms’ length terms;

(viii)	any acquisition or disposition (in each case, whether of stock or assets, whether affected by purchase, sale, merger or otherwise):

(A)	in excess of US$250 million; or

(B)	that is not on arms’ length terms;

in each case other than the acquisitions relating to the Grasberg Smelter (as identified in the LTIP);

(ix)	any transactions with any Shareholder or Affiliate of a Shareholder, other than:

(A)	the entry into Shareholder Loans; and

(B)	the Freeport Services Agreement and a revolving credit note (including any drawdowns thereunder) (substantially in the form set out on schedule 9),

however any material amendment to or termination (other than a termination in accordance with the terms of such agreements) of such agreements or loans requires the consent of Inalum Group pursuant to this Clause 8.3(f); or

(x)	payment of any dividends other than in accordance with the Dividend Policy or schedule 10.

A series of related transactions shall be construed as a single transaction, and any amounts involved in such series of related transactions shall be aggregated, to determine whether a matter is a Reserved Matter.

8.4	Deadlock Matters

In the event a Deadlock Matter in respect of the Shareholders occurs, Clause 9 shall apply.

8.5	Provisions of the Articles

Each Shareholder agrees to vote all of its Ordinary Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Articles do not at any time conflict with, any provision of this Agreement.

8.6	Implementation of the LTIP, Dividend Policy, Annual Operating Plan and Annual Financial Plan

The Shareholders acknowledge and agree that the implementation of the LTIP, the Dividend Policy (and any dividends required by schedule 10), the Annual Operating Plan and the Annual Financial Plan by the Board of Commissioners, Board of Directors, Operating Committee, Finance Committee or any committee of any of the foregoing is in the best interests of the Company.

9.	DEADLOCK

9.1	Referral to Shareholder senior executives for good faith discussion

(a)	If a Deadlock Matter in respect of:

(i)	the Shareholders; or

(ii)	the Board of Commissioners,

(each, a “Relevant Deadlock Matter”) occurs, then either Freeport or Inalum Group (for as long as they hold at least 25% of the outstanding Ordinary Shares) may by giving notice to the other Shareholders (a “Deadlock Notice”) refer the Relevant Deadlock Matter to the Chief Executive Officer of each Shareholder (or a person with delegated authority from the Chief Executive Officer provided that such delegate has full authority to resolve the Relevant Deadlock Matter) (the “Deadlock Appointees”).

(b)	Any Deadlock Notice must set out:

(i)	the fact that a Relevant Deadlock Matter has occurred and the background for the Relevant Deadlock Matter as understood by that Shareholder;

(ii)	the proposed resolution and the dates on which the meeting of the Board of Commissioners was held; and

(iii)

the proposed dates, times and places (being within 28 days from the date of the Deadlock Notice) for the Deadlock Appointees to meet and discuss in good faith to attempt to resolve the Relevant Deadlock Matter.

(c)

Within 14 days from receipt of the Deadlock Notice by all Deadlock Appointees, the Deadlock Appointees shall discuss in good faith with a view to resolving the Relevant Deadlock Matter in respect of the Board of Commissioners and shall, in good faith and within 30 days of receipt of a Deadlock Notice by all Deadlock Appointees, schedule two meetings, with at least one meeting being in person, at a venue agreed by the Deadlock Appointees.

(d)

If a Deadlock Appointee intends to be accompanied at the meeting by an attorney and/or a consultant, each other Deadlock Appointee shall be given written notice of such intention at least three (3) Business Days in advance and may also be accompanied at the meeting by an attorney and/or a consultant.

9.2	Ultimate Deadlock Matters

If a Relevant Deadlock Matter is not finally resolved in accordance with Clause 9.1 within 30 days of receipt of a Deadlock Notice by all Deadlock Appointees:

(a)	and a relevant Ultimate Deadlock Resolution applies, the Relevant Deadlock Matter shall be exclusively and ultimately resolved in accordance with the applicable Ultimate Deadlock Resolution;

(b)	and if no relevant Ultimate Deadlock Resolution applies, the matter will not be resolved unless the Shareholders otherwise agree and the Relevant Deadlock Matter will not proceed.

9.3	Ultimate Deadlock Resolutions

(a)

Relevant Deadlock Matters that are not finally resolved in accordance with Clause 9.1 within 30 days of receipt of a Deadlock Notice by all Deadlock Appointees will be exclusively and ultimately resolved as follows:

(i)	in respect of the distribution of dividends (including interim dividends), the distribution of dividends that are in accordance with the Dividend Policy or schedule 10;

(ii)	in respect of the approval of any annual financial statements to be used in the annual report by the Board of Commissioners, the approval of financial statements that have been audited;

(iii)	in respect of the approval of the Annual Operating Plan, the approval of an Annual Operating Plan that:

(A)	is in the prescribed format for the Annual Operating Plan;

(B)	adheres to Applicable Laws;

(C)	is consistent with the Corporate Policies;

(D)	has been approved by the Operating Committee in accordance with this Agreement; and

(E)	does not Significantly Deviate from the LTIP,

and if the Annual Operating Plan does Significantly Deviate from the LTIP (and does not fall within an exception in Clause 6.1(h)), it will be a Reserved Matter and this Ultimate Deadlock Resolution mechanism will not apply; and

(iv)	in respect of the approval of any Annual Financial Plan, the approval of an Annual Financial Plan that:

(A)	is in the prescribed format of the Annual Financial Plan;

(B)	adheres to Applicable Laws;

(C)	is consistent with the Corporate Policies;

(D)	is consistent with the approved Annual Operating Plan; and

(E)	does not Significantly Deviate from the LTIP,

and if the Annual Financial Plan does Significantly Deviate from the LTIP, it will be a Reserved Matter and this Ultimate Deadlock Resolution mechanism will not apply.

(b)

The Shareholders, the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee and any other committee of the Company established in accordance with this Agreement must each, to the extent required by (and subject to) all Applicable Laws or otherwise, and acting in the bests interests of the Company, take all such action and do all such things (including pass any resolution or sign or date any document) necessary to effect any Ultimate Deadlock Resolution that applies under the provisions of this Agreement.

9.4	Operation of the Company’s Business

Each Party acknowledges and agrees that:

(a)

the existence of any Deadlock Matter does not have the effect of relieving or excusing any Party from the performance of any obligation under this Agreement and each Party must continue to perform such obligations as and when required under this Agreement during any period in which a deadlock persists; and

(b)	without limiting Clause 9.4(a), each Shareholder must:

(i)	procure that its senior executive officers discuss any Relevant Deadlock Matter in accordance with Clause 9.1; and

(ii)	at all times, comply with, and discharge its obligations under Applicable Law, the Articles and this Agreement.

10.	DIVIDEND POLICY AND FUNDING

10.1	Dividend Policy

The Dividend Policy will be as set out in schedule 7.

10.2	Funding

(a)	Funding shall be undertaken by the Company in accordance with Annual Financial Plans.

(b)	All capital calls made by the Company shall be funded in the manner set forth in [Section [•]] of schedule 10.

10.3	Shareholder Loans

(a)

With respect to any funding needs of the Company or any Company Subsidiary and to the extent provided for in the Annual Financial Plan, the Company may request Shareholders to contribute funds pursuant to unsecured shareholder loans (each, a “Shareholder Loan”). The principal and interest on Shareholder Loans shall be repaid in priority to any dividends to the Shareholders; provided that all Shareholder Loans made to fund obligations relating to the Grasberg Smelter shall not be repayable until after the Initial Period.

(b)

No Shareholder shall be obliged to provide funds in respect of cash calls under Clause 10.2(b); provided that in the event any other Shareholder is willing to provide the Company with the funds sufficient to meet the obligations required by such capital call, all Shareholders who fund such capital call shall be required to fund such capital call by way of a Shareholder Loan at an interest rate of LIBOR plus 6% per annum.

10.4	Financial Records for the Company to be Kept

The Company must keep and maintain written financial records that:

(b)	correctly record and explain the financial position, financial performance and cash flows of the Company (including all capital and operating costs that accrue); and

(c)	would enable true and fair financial accounts for the Company to be prepared and audited.

10.5	Preparing Accounts for the Company

The Finance Committee must arrange for the preparation of and provide to the Board of Directors and Board of Commissioners:

(a)	management accounts for the Company for each quarter detailing the financial position of the Company as at the end of the quarter and for the fiscal year to date;

(b)	financial accounts for the Company for each quarter, including the following financial statements in respect of those accounts:

(i)	balance sheet;

(ii)	profit and loss statement; and

(iii)	cash flow statement; and

(c)	that comply with all applicable accounting standards and generally accepted accounting principles in Indonesia. The functional currency of the Company shall be United States dollars.

10.6	Audit

(a)

The Company must ensure that the financial accounts for the Company for each fiscal year are audited within 90 days after the end of the fiscal year. The auditor of the Company shall be the same as the auditor of the ultimate parent company of Freeport; provided that the auditor appointed by the ultimate parent company of Freeport is a “big four” accounting firm.

(b)

A Shareholder may, (no more than once in each fiscal year and at that Shareholder’s own expense), cause an audit of the financial accounts for the Company to be conducted by notifying the Company and each other Shareholder at least 14 days before the start of the audit.

(c)

To the extent necessary to facilitate the conduct of any audit under this Clause 10.6, the Company must facilitate reasonable access by the auditors to all information reasonably requested, at all reasonable times and on reasonable prior written notice.

10.7	Reports for the Directors and Commissioners

The Board of Directors must ensure that the Company prepares and provides to the Board of Directors and Board of Commissioners within 60 days after the end of each fiscal year a detailed management report which includes:

(a)	the management accounts for the fiscal year prepared by the Company under Clause 10.4;

(b)	details of the activities and operations of the Company conducted during the fiscal year;

(c)

a comparison of the activities and operations conducted by the Company during, and the financial position and financial performance of the Company as at the end of, the fiscal year with the targets and budgeted performance in the relevant approved Annual Operating Plan and Annual Financial Plan together with an explanation for any significant differences between them;

(d)

details of any factors having the potential to affect the targets, projections or budgeted performance contained in the currently relevant approved Annual Operating Plan and Annual Financial Plan for the fiscal year;

(e)	details of any key events and developments relating to the Company; and

(f)

any other information as may be reasonably required by any Director or commissioner to allow the Board of Directors or the Board of Commissioners, as applicable, to understand the financial affairs of the Company and to control the efficient operation of the Company.

10.8	Reports for Shareholders

(a)

The Company must give the Shareholders within 90 days after the end of each fiscal year a detailed annual report which includes the audited financial accounts and financial statements for the fiscal year prepared by the Company under Clause 10.5(b) and audited under Clause 10.6.

(b)

The Company must give the Shareholders a copy of all minutes of meetings confirmed pursuant to this Agreement in respect of meetings of the Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee and any other committees created under this Agreement, promptly after completion of the relevant meeting.

(c)

The Company must give the Shareholders all material returns and reports (and each other return and report as requested) submitted to the Government of Indonesia under the IUPK, within a reasonable time before the latest day for such submission to permit time for review by the Shareholders, provided that tax returns shall not be required to be provided by the Company under this Clause 10.8(c).

(d)

The Company must give each Shareholder all financial or other information, including Mining Information and any relevant information produced or provided to the Company by a third party (including any Persons that are not Affiliates of the Company or either Shareholder), as the Shareholder may from time to time request in writing.

(e)

The Company must upon reasonable prior notice by a Shareholder, permit representatives of that Shareholder at all reasonable times during normal working hours to inspect and obtain copies of all documents, records and accounts under the control of the Company or the Company Subsidiaries, provided that the frequency and duration of inspections shall be without undue hindrance to the proper conduct of the operations or activities of the Company and the Company Subsidiaries.

10.9	Request for Additional Information

A Shareholder may request the Company to provide it, and subject to Clause 10.10, the Company must provide the Shareholder, with information relating to the affairs of the Company in addition to the information referred to in Clause 10.8.

10.10	Supplementary Information

Subject to any Applicable Law and the Company’s obligations under Clauses 10.7 and 10.8, the Company is not required to provide any Shareholder with any information with respect to the Company (“Supplementary Information”) unless:

(a)	a written request is made by a Shareholder to the Board of Directors; and

(b)	the request is approved by the Board of Directors, such approval to be considered within 15 days of the request and not to be unreasonably withheld.

10.11	Access to Operations

At all reasonable times and upon reasonable notice, the Company will allow each Shareholder, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the assets of the Company and the Company Subsidiaries and observe the operations of the Company, so long as the inspecting Shareholder does not unreasonably interfere with the operations of the Company.

11.	RESTRICTIONS ON TRANSFER

11.1	General Restrictions on Transfer

(a)

Subject to Applicable Law, Ordinary Shares are not Transferable by the holders thereof without the consent of the other Shareholders, unless (i) at the time of and as a condition to any such Transfer, the transferee agrees to comply with the restrictions and obligations set forth in this Agreement as if it were the transferor by executing an Adherence Agreement and (ii) prior to the consummation of an

IPO, Freeport complies with Clause 11.2 with respect to any Transfer by Freeport to a Person other than (A) a Qualifying Mining Company or (B) any of Freeport’s Affiliates; (iii) prior to the consummation of an IPO, Inalum Group complies with Clause 11.2 with respect to any Transfer by Inalum Group to a Person other than any of Inalum Group’s Affiliates. The provisions of Clause 11.2 shall terminate upon the consummation of an IPO and thereafter the Parties shall be free to Transfer their Ordinary Shares, subject to clause (i) of the preceding sentence to the extent the transferee of such Ordinary Shares shall be assigned any rights of the transferring Party hereunder.

(b)

Notwithstanding any other provision of this Agreement, the Company must not register a Transfer of Ordinary Shares to any person who is not a Party (each such person, an “Incoming Shareholder”) in its shareholders register, unless and until that person executes and delivers to the Company an Adherence Agreement.

(c)

The Parties acknowledge and agree that, upon the delivery to the Company of an Adherence Agreement executed by the Incoming Shareholder, the Incoming Shareholder shall be deemed to be a party to and to be bound by this Agreement as a Shareholder, and shall accordingly (without prejudice to any antecedent liabilities of the transferor of the Ordinary Shares acquired by the Incoming Shareholder (if applicable)) be entitled to all rights available to, and bound by all obligations applicable to, a holder of the class of shares in the Company acquired by the Incoming Shareholder and shall be otherwise bound by and entitled to the benefit of this Agreement.

(d)

Any attempt to Transfer any Ordinary Shares not in compliance with this Agreement shall be null and void ab initio, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

11.2	Pre-emption Rights

(a)

If Freeport or a member of the Inalum Group (“Transferor”) intends to transfer, other than, in the case of Freeport, to a Qualifying Mining Company or, in the case of either Freeport or Inalum Group, any of such Transferor’s Affiliates, any or all of its Ordinary Shares (“Transfer Shares”), it must, prior to the completion of such transfer, give a notice (“Transfer Notice”) to the other (the “Non-transferring Shareholders”) and the Company that specifies:

(i)	the number of Ordinary Shares it intends to transfer (which must not be less than 5% of the issued Ordinary Shares);

(ii)	the price at which it is willing to transfer the Transfer Shares (which must be a cash price only) (“Transfer Price”); and

(iii)

all other material terms on which the Transferor is willing to transfer the Transfer Shares (which shall include an acknowledgement that certain Authorisations may be required to effect the transfer of the Transfer Shares).

(b)	A Transfer Notice is irrevocable once given, unless the Non-transferring Shareholders agree otherwise.

(c)

The Transfer Notice is an offer by the Transferor to sell all (but not less than all) of the Transfer Shares to the Non-transferring Shareholders in proportion to their Percentage Interests (determined as at the date of the Transfer Notice) at the Transfer Price and on the other terms set out in the Transfer Notice (the “Offer”).

(d)

The Non-transferring Shareholders may accept the Offer as to all (but not less than all) of the Transfer Shares (which may be conditional on the relevant Non-transferring Shareholder obtaining applicable Authorisations) by giving a notice (“Transfer Acceptance Notice”) to the Transferor and the Company within 30 days after the Transfer Notice is given (“Offer Period”), as long as such acceptance does not breach Government Regulation No. 23 of 2010 on the Implementation of Mineral and Coal Mining Business Activities and MEMR Regulation No. 9 of 2017 on the Share Divestment Procedures and the Mechanism to Determine the Price of the Divestment Share in Mineral and Coal Mining Business Sectors, each as amended from time to time. For the avoidance of doubt, the Non-transferring Shareholders shall not be permitted to assign their rights in the Transfer Acceptance Notice as the transferee of the Transfer Shares, other than to an Affiliate of the Non-transferring Shareholders.

(e)	If the Non-transferring Shareholders accept the Offer (whether or not conditional on the relevant Non-transferring Shareholders obtaining applicable Authorisations) under this Clause 11.2:

(i)

the Transferor and the Non-transferring Shareholders must enter into the documentation necessary to effect the transfer on the terms set forth in the Transfer Notice and complete the sale and purchase of the Transfer Shares on the latest of:

(A)

the day which is 10 days after all Authorisations required by the Non-transferring Shareholders in respect of the transfer of the Transfer Shares, as set out in the Transfer Acceptance Notice are obtained, provided that if such Authorisations are not obtained within 90 days of the Transferor receiving the Transfer Acceptance Notice, then the Transfer Acceptance Notice shall lapse and the Transferor shall be permitted to transfer the Transfer Shares pursuant to Clause 11.2(f); and

(B)	any other date the Shareholders agree on in writing before the date in Clause 11.2(e)(i)(A); and

(ii)	at completion of the relevant transfer, the Non-transferring Shareholders must pay (or ensure its Affiliate pays) the Transfer Price by wire transfer of immediately available funds.

(f)	If the Non-transferring Shareholders do not accept the Offer by the expiry of the Offer Period, the Transferor may transfer the Transfer Shares:

(i)	to any Person;

(ii)	at a price no less than the Transfer Price; and

(iii)	on terms no more favourable in the aggregate to such Person than the terms set out in the Transfer Notice,

within (i) if the Non-transferring Shareholders did not accept the Offer by the expiry of the Offer Period, three (3) months after the end of the Offer Period or (ii) if the Non-transferring Shareholders accepted the Offer, but the transaction between the Transferor and the Non-transferring Shareholders failed to close as contemplated by Clause 11.2(e)(i)(A), three (3) months after the end of the 90 day period contemplated by Clause 11.2(e)(i)(A); provided, in each case, that if any Authorisations are required to complete such transfer, such three (3) month period shall be extended (by no longer than 12 months) to allow for such Authorisations to be obtained.

11.3	Legends

In addition to any other legend that may be required, each certificate for Ordinary Shares issued to any Shareholder shall bear a legend in substantially the following form:

“This security is subject to restrictions on transfer as set forth in the shareholders agreement to which the company is a party, as amended from time to time, copies of which may be obtained upon request from the company or any successor thereto, and this security may not be voted or offered, sold, pledged or otherwise transferred except in compliance therewith.”

12.	IPO

12.1	General

(a)

Subject to Clause 12.1(b), the Parties acknowledge and agree that the Parties shall cause a public offering of a mutually agreed portion of the Ordinary Shares on at least the Indonesian Stock Exchange, at a valuation to be approved by the Board of Directors (“IPO”) one (1) year after the later to occur of:

(i)	the end of the Initial Period; and

(ii)	completion of construction of the Grasberg Smelter,

provided that suitable market conditions prevail such that the IPO will not directly cause a devaluation of the Shareholders’ respective interests in the Company held via their Ordinary Shares (or of any other Shares that have been issued at that time) and at least 51% of Ordinary Shares are owned by Indonesian Persons following the IPO.

(b)	To the extent that more than one Shareholder participates in the IPO, the Parties agree to discuss in good faith the extent, if any, to which each Party will participate in the IPO.

(c)

The IPO will be carried out on the basis that the governance regime between Freeport, Inalum and the Inalum SPV in respect of the Company reflected in this Agreement can continue in all material respects, and, if such governance regime cannot continue in all material respects following an IPO, no IPO shall occur without the written consent of each Party (which may be withheld by each Party in its sole discretion).

(d)

The Parties acknowledge that, to the extent required by Applicable Law and the rules of any stock exchange on which the Shares are intended to be admitted, the governance regime between Freeport, Inalum and the Inalum SPV in respect of the Company reflected in this Agreement will need to be disclosed in the prospectus relating to the IPO.

12.2	Process

The Shareholders shall sign such documents as may be necessary to effect the IPO. All payments received for the IPO shall be credited to the Shareholders in proportion to their Percentage Interests.

13.	DEVELOPMENT OF GRASBERG SMELTER

(a)	The Shareholders acknowledge and agree it is the Company’s intention to:

(i)	develop (including through joint venture arrangements) the Grasberg Smelter in accordance with Applicable Laws, the IUPK and applicable Authorisations (including in respect of timing);

(ii)	ensure the development of the Grasberg Smelter is on terms that provides commercial benefit to the Company; and

(iii)	fund the development of the Grasberg Smelter through third party financing.

(b)

To the extent the Company develops the Grasberg Smelter through a joint venture or similar arrangement with any third party, the Company must ensure it Controls the joint venture vehicle or arrangement (as applicable).

(c)	Inalum Group shall be permitted to appoint a designee to serve on the project team for the Grasberg Smelter.

(d)

The Finance Committee shall review the proposed structure, financing and long-term sales contract for the Grasberg Smelter prior to submitting such proposed structure, financing and long-term sales contract for Board of Directors approval.

14.	SALES AND MARKETING

(a)	During the Initial Period, sales and marketing activities shall be performed in accordance with the Services Agreement, which Services Agreement will include obligations on the counterparty:

(i)

that the Company will have the right for a representative of the Company (such representative to be nominated by the Board of Directors) to be part of the team that performs the sales and marketing services under the Services Agreement (including the right to attend all meetings with counterparties or proposed to any product sales arrangements);

(ii)	to provide sales and marketing training to the Company; and

(iii)	to provide the Company will full disclosure of all sales, marketing and financial data in respect of sales of products by or on behalf of the Company.

(b)

Prior to the end of the Initial Period, the Parties agree that the Company shall establish a sales and marketing department with the capability to undertake and oversee the marketing of excess copper concentrate (above Grasberg Smelter consumption) with the assistance of Freeport marketing representatives, and oversee and administer any contract for the supply of concentrate to the Grasberg Smelter with the assistance of Freeport marketing representatives.

15.	SHAREHOLDERS’ ACTIVITIES OUTSIDE THE CONTRACT AREA

15.1	Shareholders’ Activities Outside the Contract Area

(a)

Every Shareholder shall have the right independently to engage in and receive full benefits from business activities outside the Contract Area, whether or not in competition with the Company, without consulting the other Shareholders, and without prejudice to the generality of the foregoing, to the extent that the first-mentioned Shareholder requires the use of the assets of the Company or support services provided by the Company, the other Shareholders agree to discuss and take under consideration having the Company make available and charge to the first-mentioned Shareholder the direct and allocable costs of providing such assets and services; and

(b)

no Shareholder shall have any obligation to the other Shareholders under this Agreement with respect to any opportunity to acquire any property outside the Contract Area at any time, or within the Contract Area after the termination of this Agreement.

16.	CONFIDENTIALITY

(a)

Each Party agrees that Confidential Information furnished and to be furnished to it has been and may in the future be made available in connection with such Shareholder’s investment in the Company. Each Party agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to Clause 16(a)(i) to use, the Confidential Information only in connection with the relevant Shareholder’s investment in the Company and not for any other purpose. Each Shareholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i)

to Representatives of the Shareholder in the normal course of the performance of their duties or to any financial institution providing credit to such Shareholder, provided that such Shareholder’s Representatives are bound to keep such disclosed Confidential Information confidential;

(ii)

to the extent required by Applicable Law or any national securities exchange or made by any Shareholder in connection with its or its Affiliates’ ordinary course public reporting to the extent required by any Applicable Law or the rules of any recognised stock exchange;

(iii)

to any Person to whom such Shareholder is contemplating a Transfer of its Ordinary Shares; provided that such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof;

(iv)

to any regulatory authority or rating agency to which such Shareholder or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information;

(v)

to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Company, its Affiliates or its Representatives have provided to such Shareholder relating to such tax treatment and tax structure); provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information; or

(vi)	if the prior written consent of the Shareholders has been obtained.

(b)

Nothing contained herein shall prevent (i) the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Shareholder or (ii) any commissioner or member of the Board of Directors nominated by a Shareholder providing Confidential Information to the Shareholder that nominated him or her or such Shareholder’s Representatives.

17.	MISCELLANEOUS

17.1	Indemnification

(a)

Subject to Clause 17.1(b), the Company shall indemnify, and hold harmless, each Shareholder (and its Affiliates and its and their respective directors, officers, managers, contractors, employees and agents) (collectively, the “Indemnified Parties”) from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) incurred by any of the Indemnified Parties before, on or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any actual or threatened action, cause of action, suit, proceeding or claim arising directly or indirectly out of such Indemnified Party’s ownership of Ordinary Shares, status as a stockholder or actual, alleged or deemed control or ability to influence the Company or any of the Company Subsidiaries or the actual or alleged act or omission of any commissioner on the Board of Commissioners designated by such Indemnified Party (other than any such Indemnified Liabilities that arise out of any breach of this Agreement by such Indemnified Party); provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. The rights of any Indemnified Party to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instruction to which such Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Articles or the organizational documents of any of the Company Subsidiaries and shall extend to such Indemnified Party’s successors and assigns. Each of the Indemnified Parties shall be a third party beneficiary of the rights conferred to such Indemnified Party in this Clause 17.

(b)

The Company shall not indemnify and hold harmless Freeport (and Affiliates and its and their respective its directors, officers, managers, contractors, employees, and agents) or any party seeking to claim through Freeport, in respect of any damage, loss, liability and expense to the extent relating to the period before the date of this Agreement.

17.2	Governance and Compliance

(a)

The Board of Commissioners, the Board of Directors, the Operating Committee, the Finance Committee, all other committees of the Company established pursuant to this Agreement and Shareholders will exercise their respective rights to ensure that the Company maintains and adheres to adequate policies and procedures to promote good corporate governance, including without limitation in respect of professional corporate conduct and environmental matters, corporate social responsibility, internal controls and compliance with Indonesian and international standards of lawful and ethical behaviour (“Corporate Policies”).

(b)

Any Shareholder, the Board of Directors, Board of Commissioners or committee may request to change the Corporate Policies, which change will require approval of the Shareholders. To the extent the change is required to ensure the Company or any Shareholder is compliant with any Applicable Law, the Shareholders must vote in favour of the change, except to the extent that the change would cause another shareholder or the Company to be in breach of any Applicable Law. To the extent the Shareholders have approved a change to the Corporate Policies, the members of the Board of Directors and Board of Commissioners (as applicable) must vote in favour of the change.

17.3	Anti-bribery and Corruption

(a)

Each of the Shareholders shall exercise all rights and powers available to it in relation to the Company so as to endeavour to ensure that neither the Company nor any of its directors, officers, agents, employees, consultants and contractors, or any other person acting on its behalf has or will (a) offer, promise, pay, authorize, or take any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action of a Government Official(s), or an improper advantage; or (b) take any action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any of the Anti-Bribery and Corruption Laws, in connection with any matter relating to this Agreement.

(b)

In the performance of their obligations under this Agreement, each Party will cause its officers, directors, agents, employees, consultants, contractors, and other persons acting on their behalf, to (a) comply strictly with all Applicable Laws, including not offering, promising, paying, authorizing, or taking any act in furtherance of any offer, promise, payment or authorization of payment of anything of value to any Person of Concern for the purpose of securing discretionary action or inaction or a decision of a Government Official(s), influence over discretionary action of a Government Official(s), or an improper advantage; and (b) take no action otherwise inconsistent with or prohibited by the substantive prohibitions or requirements of any Applicable Law, in connection with any matter relating to this Agreement.

(c)

Each Party hereby agrees that in the performance of its obligations under this Clause 17.3, it shall take appropriate steps to cause Company and its officers, directors, agents, employees, consultants and contractors to implement and maintain while this Agreement is in effect policies and procedures designed to ensure compliance with all Applicable Laws, including the Anti-Bribery and Corruption Laws.

17.4	Sanctions

Each Party certifies that neither it nor any of its principals or owners, nor any of their respective subcontractors and their respective principals or owners, nor any other Person who will provide services under this Agreement, are listed on the Specially Designated Nationals, Specially Designated Terrorists, and/or Specially Designated Narcotic Traffickers lists maintained by the Office of Foreign Asset Controls, United States Department of Treasury or with whom a person bound by any similar sanctions administered or enforced by, or based upon the obligations and authorities of the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

17.5	International Human Rights

Each of the Shareholders shall exercise all rights and powers available to it in relation to the Company so as to ensure that the Company and the Company Subsidiaries respect International Human Rights. The Company shall (i) promptly investigate any allegations of International Human Rights violations allegedly caused by Company or any subcontractor or subsidiary of the Company, (ii) notify the complainant of the results of that investigation, and (iii) take appropriate remedial action where such investigations confirm International Human Rights violations have occurred.

17.6	Representations, Warranties and Undertakings

Each Shareholder makes the following representations and warranties to the other Shareholder as at the date of this Agreement:

(a)	(status) it is a corporation validly existing under the laws of the place of its incorporation;

(b)	(power) it has the power to enter into and perform its obligations under this Agreement and to carry on its business as now conducted or contemplated;

(c)	(authorisations) it holds each Authorisation (and is complying with any conditions to which any Authorisation is subject) that is necessary to:

(i)	enable it to properly execute and perform its obligations under this Agreement;

(ii)	ensure that this Agreement is legal, valid, binding and admissible in evidence; and

(iii)	enable it to properly carry on its business as it is now being conducted;

(d)

(binding obligations): this Agreement constitutes a legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and general principles of equity;

(e)	(transactions permitted): the execution, delivery and performance by it of this Agreement does not and will not violate, breach or result in a contravention of:

(i)	any law to which it or any of its property is subject or any order of any Government Authority that is binding on it or any of its property;

(ii)	contravene any Authorisation;

(iii)	contravene any agreement binding on it or any of its property;

(iv)	contravene the Articles; or

(v)	require it to make any payment or delivery in respect of any financial accommodation before it would otherwise be obliged to do so;

(f)	(no other trusts): it is not entering into this Agreement as trustee of any trust or settlement;

(g)

(no litigation): there is no subsisting, pending or, to the knowledge of such Shareholder, threatened litigation, arbitration, dispute or administrative proceeding in relation to it or any of its assets or undertakings which would reasonably be expected to have a materially adverse effect on the performance of any obligation under this Agreement; and

(h)	(winding up etc.): it is not subject to any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law.

17.7	Reliance by Parties

Each Party acknowledges that each of the other Parties has entered into this document in reliance on the representations and warranties in, or given under, this document.

17.8	Partnership

Nothing contained or implied in this Agreement shall constitute or be deemed to constitute an association, trust or partnership between, or impose a trust or partnership duty, obligation or liability, on or with regard to the Parties and none of the Parties shall have any authority to bind or commit any other Party.

17.9	Agency

Except as otherwise expressly provided herein, nothing in this Agreement shall be construed so as to constitute any Party the agent or legal representative of any other Party for any purpose. No Party has any right or authority to assume or create in any way any obligation of any kind or to make nay warranty or representation, express or implied, in the name or on behalf of any other Party.

17.10	Binding Effect, Assignability and Benefit

(a)

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors and permitted assigns. Any Shareholder that ceases to own beneficially any Ordinary Shares shall cease to be bound by the terms hereof (other than Clauses 16, 17.11, 17.15 and 17.17).

(b)

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party pursuant to any Transfer of Ordinary Shares or otherwise, except to any Incoming Shareholder acquiring Ordinary Shares from any Shareholder in a Transfer in compliance with Clause 11.1.

(c)

Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

17.11	Notices

All notices, requests and other communications to any Party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or email transmission so long as receipt of such email is requested and received:

if to the Company to:

[Company name]

[Address]

Attention: [•]

Fax: [•]

Email: [•]

with a copy to Freeport at the address listed below.

if to Freeport, to:

Freeport-McMoRan Inc.

333 North Central Avenue

Phoenix, Arizona 85004

Attention: [•]

Fax: [•]

Email: [•]

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Marc 0. Williams

Fax: (212) 701-5800

Email: marc.williams@davispolk.com

and

[Name]

[Address]

Attention: [•]

Fax: [•]

Email: [•]

if to Inalum, to:

[Name]

[Address]

Attention: [•]

Fax: [•]

Email: [•]

with a copy to:

[Name]

[Address]

Attention: [•]

Fax: [•]

Email: [•]

if to Inalum SPV, to:

[Name]

[Address]

Attention: [•]

Fax: [•]

Email: [•]

with a copy to:

[Name]

[Address]

Attention: [•]

Fax: [•]

Email: [•]

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

Any Person that becomes a Shareholder shall provide its address, fax number and email address for notice purposes to the Company, which shall promptly provide such information to each other Shareholder.

Any notice given to a Party in accordance with this Clause 17.11 will not be invalid if that notice is not delivered to a Person entitled to receive a copy.

17.12	Waiver, Amendment and Termination

(a)

No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by each of the Parties at the time of such proposed amendment or modification. In addition, any Party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the Party against whom the waiver is to be effective.

(b)	This Agreement shall terminate and be of no further force or effect upon the earliest to occur of:

(i)	only one person holds all shares of the Company;

(ii)	the dissolution, liquidation or winding up of the Company; and

(iii)	the mutual written agreement of all Parties.

(c)

Any Shareholder that Transfers (in accordance with the terms of this Agreement) all of its, and owns no, Ordinary Shares shall immediately cease to be a Shareholder and shall no longer be a party to this Agreement (in its capacity as a Shareholder); provided, however, that such Shareholder:

(i)	shall not thereby be relieved of its liability for breach of this Agreement prior to such time or from any obligations under this Agreement not related to its capacity as a Shareholder;

(ii)	shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time;

(iii)	shall retain the right to indemnification hereunder; and

(iv)	shall not thereby be relieved of any of its obligations under Clause 11.1 or 16.

17.13	Close-down

(a)	The Company must not Close-down the operations of the Company without unanimous consent of the Shareholders.

(b)

Immediately following the agreement of the Shareholders to Close-down the operations of the Company, the Company must carry out the activities required to shut down and rehabilitate the operations of the Company and the assets of the Company, which include:

(i)

arranging to provide a Close-down plan and an estimate of the costs of the Close-down as at the anticipated date of Close-down, including the cost of satisfying all rehabilitation obligations and outstanding or anticipated liabilities of the Company and the Company Subsidiaries (“Estimated Shutdown Costs”); and

(ii)	taking steps to dispose of the assets of the Company (other than any assets of the Company or amount that must be retained to satisfy rehabilitation obligations and outstanding liabilities).

(c)	The Company must fund the costs of Close-down in the following order:

(i)	first, with cash held by the Company and any cash deposited pursuant to government regulations, as such funds are made available;

(ii)	second, proceeds from the sale of the assets of the Company; and

(iii)	third, if there remains a shortfall of funds to meet the costs of Close-down, issuing a cash call to the Shareholders to fund the shortfall in proportion to their Percentage Interest.

(d)

If after Close-down the Company retains any of its assets, such assets will be sold and the proceeds of sale, together with any remaining case, shall be distributed to the Shareholders in proportion to their Percentage Interest after first satisfying out of any Shareholders’ share, any liabilities owed by that Shareholder to the Company.

17.14	Fees and Expenses

All costs and expenses incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

17.15	Default

(a)

A Shareholder becomes a “Defaulter” if it fails to comply with any of its material obligations under this Agreement, other than a failure to provide capital in accordance with Clause 10.2 (an “Event of Default”).

(b)	The Company must notify all the Shareholders immediately after it becomes aware:

(i)	of anything, which in the Company’s reasonable opinion, is likely to result in a Shareholder committing an Event of Default or an Event of Default occurring in respect of a Shareholder;

(ii)	that a Shareholder has committed an Event of Default or an Event of Default has occurred in respect of a Shareholder; or

(iii)	that a Shareholder has remedied an Event of Default,

as applicable, and provide relevant details.

(c)

If an Event of Default is committed by or occurs in respect of a Shareholder, the Company must (or any Shareholder may), as soon as practicable after that party becomes aware of the Event of Default, provide to the Defaulter a notice setting out all relevant details of the Event of Default it is aware of. If the Party giving the notice, acting reasonably, considers the Event of Default can be remedied, that party may require the Defaulter to remedy the Event of Default within 45 days after the Defaulter receives the Default Notice (the “Remedy Period”). If after the Remedy Period, the party giving the notice considers the Event of Default as not having been remedied, the Parties may proceed to arbitration pursuant to Clause 17.17.

(d)

Following the decision of the tribunal or any arbitrator appointed under Schedule 1 of the Rules in accordance with Clause 17.17 and until such decision is fully paid or otherwise satisfied by the Defaulter, the Defaulter may receive notices of and attend meetings of the Board of Directors, Board of Commissioners, Operating Committee, Finance Committee, and any other committee established under this Agreement, but unless otherwise agreed by each other Shareholder:

(i)	any Shareholder Representative appointed by the Defaulter:

(A)

shall not be taken into account in determining whether a quorum is present and for the purposes of meeting any minimum quorum requirements for any meeting, of Shareholders, any meeting of the Board of Directors, Board of Commissioners or any other committee established under this Agreement will be taken as present, even if not in attendance; and

(B)

shall not be entitled to exercise any right to vote in respect of any matters and resolutions to be approved by the Shareholders or before the applicable Board of Directors, Board of Commissioners or any other committee established under this Agreement;

(ii)	no vote taken or matter decided without that Shareholder Representative of the Defaulter during that period will be invalid for want of that Shareholder Representative’s vote; and

(iii)	any rights of the Defaulter or the Shareholder Representative of the Defaulter under this Agreement (including any rights to vote on any Reserved Matters) shall be suspended.

(e)	The rights and remedies under this Clause 17.15 are in addition to, and do not take away from any other right or remedy a Shareholder may have at law or in equity.

17.16	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Indonesia, without regard to the conflicts of laws rules thereof. The Parties waive the provisions of Article 1266 and 1267 of the Indonesian Civil Code to the extent necessary so that this Agreement can be terminated and damages or other compensation may be calculated and become payable without the need for an order of any court. For the avoidance of doubt, the Parties agree that no changes in the laws of the Republic of Indonesia effected after the date hereof shall affect the rights or obligations of the Parties hereunder.

17.17	Dispute Resolution

All disputes arising out of or in connection with this Agreement, including any Event of Default in accordance with Clause 17.15, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Clause 17.17 (“Rules”). The claimant and the respondent shall nominate one arbitrator each, and the third arbitrator shall be nominated jointly by the two Party-appointed arbitrators. The seat of the arbitration shall be Singapore. The place of the arbitration shall be Singapore. The language of the arbitration shall be English. Notwithstanding Clause 17.15, this Clause 17.17 shall be governed by and interpreted in accordance with Singapore law. Clause 18.14 shall be governed by and interpreted in accordance with Singapore law. Each Party renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators contained therein and agrees that, in accordance with Article 60 of Law No. 30 of 1999 of the Republic of Indonesia on Arbitration and Alternative Dispute Resolution (the “Arbitration Law”), no Party shall appeal to any court from the award or decision of the arbitrators contained therein. Each Party waives the applicability of Article 48 of the Arbitration Law and agrees that arbitration need not be completed within a specific time.

17.18	Settlement of claims and lawsuits

The Company shall prosecute and defend, but not initiate without approval of the Shareholders any litigation or administrative proceedings arising out of the operations of the Company the outcome of which would reasonably be expected to have a Material Adverse Effect on the Company.

17.19	Counterparts and Effectiveness

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

17.20	Entire Agreement

This Agreement constitutes the entire agreement in relation to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

17.21	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.22	Further Assurances

Each Party agrees from time to time to execute and deliver any further documents and instruments and do or refrain from doing all such further acts and things as may from time to time reasonably be requested by the other Parties to carry out the terms of this Agreement.

17.23	Sovereign Enforcement Matters

(a)

To the extent that any member of the Inalum Group or Freeport may be entitled in any state or jurisdiction to claim or benefit from any immunity (whether characterized as state immunity, sovereign immunity, act of state or otherwise) now or hereafter for itself or any of its property or assets (which it now has or may hereafter acquire) in respect of its obligations under this Agreement from service of process or other documents relating to proceedings, jurisdiction, suit, judgement, execution, attachment (whether before award or judgement, in aid or execution or otherwise) or legal process or to the extent that in any such jurisdiction there may be attributed to it or any of its property or assets such immunity (whether or not claimed), each member of the Inalum Group and Freeport expressly, unconditionally and irrevocably agrees not to claim, invoke or permit to be invoked on it or its property or assets’ behalf or for it or its property or assets’ benefit and hereby expressly, unconditionally and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

(b)

Each member of the Inalum Group and Freeport consents generally in respect of any proceedings to the giving of any relief or the issue of any process in connection with the proceedings, including the enforcement or execution against any property or assets whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in the proceedings.

(c)

Each member of the Inalum Group and Freeport irrevocably and unconditionally acknowledges that the execution, delivery and performance of this Agreement constitutes private and commercial (and not public) acts of such member of the Inalum Group or Freeport, respectively.

(d)

For purposes of this Clause 17.23, the term “Inalum Group” shall include only Inalum and Inalum SPV and not any of their respective Affiliates, except to the extent any such Affiliate is a transferee of Ordinary Shares, in which case the provisions of this Clause 17.23 shall apply to such Affiliate.

17.24	Governing Language

(a)

For the purposes of compliance with Law No. 24 of the Republic of Indonesia on the National Flag, Language, Coat of Arms and National Anthem, the Inalum Group and Freeport agree to translate and execute an Indonesian language version of this Agreement and any instrument or other document referred to in this Agreement to which an Indonesian person is a party or signatory, or any amendment to such agreement, instrument or document (Ancillary Documents) other than those which are already made and executed in Indonesian language, promptly in accordance with the terms of this Agreement.

(b)	The Inalum Group and Freeport agree that:

(i)

the Indonesian language version of this Agreement (other than those which are already made and executed in Indonesian language only), when executed, will be deemed to be effective and valid from the date of the English language version, and both the English language version and the Indonesian language version will be equally authentic. The Inalum Group and Freeport further agree that the execution of the Indonesian language of this Agreement must be undertaken at the latest within 60 days after the date of this Agreement;

(ii)

in the event of any inconsistency or different interpretation between the Indonesian language version and the English language version of such dual-language documents, the Indonesian language version is deemed to be automatically amended (with effect from the date of the English language version) to make the relevant part of the Indonesian language version consistent with the relevant part of the English language version;

(iii)	the costs and expenses in relation to:

(A)	the translation of the English language version into an Indonesian language version;

(B)	the preparation and execution of the Indonesian language version; and

(C)	any amendments of the Indonesian language version to conform with the English language version as contemplated by this Clause 17.24,

shall be borne 50% by Inalum, on the one hand, and 50% by Freeport, on the other hand (other than costs incurred by a party in review and commenting on such Indonesian language version, which shall be borne by the party incurring such costs); and

(c)	each of the Inalum Group and Freeport:

(i)	acknowledges that, with its agreement, this Agreement has been negotiated in the English language;

(ii)	represents that it has read and fully understands the contents and consequences of this Agreement;

(iii)	represents that it has made and entered into this Agreement freely and without duress;

(iv)	represents that it has received independent legal advice with regard to this Agreement; and

(v)

undertakes that it will not challenge the validity of this Agreement based on any failure to comply with Law No. 24 of the Republic of Indonesia on the National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PT FREEPORT INDONESIA

By:
Name:
Title:

[FREEPORT SHAREHOLDER]

By:
Name:
Title:

PT INDOCOPPER INVESTAMA

By:
Name:
Title:

PT INDONESIA ASAHAN ALUMINIUM (PERSERO)

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

SCHEDULE 7

Dividend Policy

Dividends will be restricted to the lowest of (a) Available Cash Flow for Dividends; (b) after the Initial Period, an amount equal to the maximum distribution that can be made without resulting in the Leverage Ratio exceeding 4.0 to 1.0, pro forma for the payment of such dividend; and (c) the amount allowed pursuant to any limitation on distributions imposed by lenders or other counterparties pursuant to a distributions covenant or as a result of financial ratio maintenance requirements.

“Leverage Ratio” means, as of any time, an amount equal to the quotient of (i) the aggregate principal amount of Total Funded Debt of the Company outstanding as of such date, in the amount that would be reflected as a liability on a balance sheet prepared as of such date on a consolidated basis in accordance with the Accounting Principles less unrestricted cash of the Company as of such time, divided by (ii) EBITDA for the twelve-month period ending on or immediately preceding such time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business and deferred compensation), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party (including reimbursement obligations to the issuer) in respect of letters of credit and letters of guaranty, which support or secure Indebtedness, (i) all obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which such Person receives upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Total Funded Debt” of any Person means Indebtedness of such Person of the types referred to in clauses (a), (b), (c), (d), (g), (i) and (j) of the definition thereof and all Indebtedness of the types referred to in clauses (e), (f) and (h) of such definition relating to Indebtedness of others of the types referred to in such clauses (a), (b), (c), (d), (g), (i) and (j); provided, however that Total Funded Debt shall exclude the Make Whole Note referenced in schedule 10.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under the Accounting Principles and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the Accounting Principles.

“Available Cash Flow for Dividends” means, with respect to any period:

(a)	Without duplication, the sum of:

(i)

cash and short-term investments of the Company included in current assets on the balance sheet at beginning of the period, excluding short-term Restricted Cash. “Restricted Cash” means amounts that are reserved or otherwise restricted from withdrawal pursuant to laws, regulations or contractual arrangements with financial institutions or other third parties, including cash to secure financial assurance instruments.

(ii)	cash flow from operations of the Company during such period,

(iii)	cash proceeds from the sale of assets by the Company during such period, net of transaction costs,

(iv)	cash proceeds from the issuance of debt by the Company during such period,

(v)	cash proceeds from cash calls by the Company during such period,

(vi)	reductions in Restricted Cash (to the extent received by the Company) during such period and

(vii)	repayments to the Company from Company Subsidiaries or joint ventures of the Company of investments or loans during such period;

minus

(b)	without duplication, the sum of:

(i)	increases in Restricted Cash during such period,

(ii)	capital expenditures of the Company (including capitalized interest) during such period,

(iii)	investments by the Company in or loans to Company Subsidiaries or joint ventures during such period,

(iv)	debt service by the Company during such period,

(v)	dividends paid by the Company during such period,

(vi)	cash reserves necessary to address forecasted expenditures in excess of forecasted available cash,

(vii)

any other cash expenditures not included in the above items in this clause (b) (including, to the extent not otherwise included above in this clause (b), Monthly Deficit Payments referenced in schedule 10 made during such period);

provided that for purposes of calculating the amounts for each of the items above,

(A)	amounts attributable to Company Subsidiaries that are consolidated in accordance with the Accounting Principles will be excluded,

(B)	actual cash payments to or from Company Subsidiaries in the form of dividends, distributions, investments or advances will be included, and

(C)

amounts will be determined in accordance with the Accounting Principles. “Accounting Principles” means Indonesian generally accepted accounting principles using the assumptions, classifications, judgments, practices, and methodologies used in the preparation of the Company’s audited financial statements.

SCHEDULE 8

Operating Committee Authority

(a)

The Board of Directors shall delegate its full authority (including a delegation of the right to make all decisions) with respect to mining, development and planning, exploration, concentrating, technical services, power services, port-site operations, smelter activities, health & safety, security, environmental management, purchasing and logistics, and jobsite-based human resources & administration, in each case with respect to the Company and the Company Subsidiaries.

(b)

The Board of Directors may, in addition to the delegation contemplated by paragraph (a) above, also delegate limited authority to the Operating Committee to undertake operations in the ordinary course with the Board of Directors retaining oversight authority to direct the Operating Committee on its approach to the relevant functions. The Operating Committee will give periodic reports to the Board of Directors and respond to any other reporting requests received from the Board of Directors from time to time with respect to any functions that are delegated to the Operating Committee.

(c)

The Board of Directors shall have full authority to oversee strategy, government relations, internal communications, external affairs, sales and marketing, environmental strategy, security assessment, finance, accounting, tax, community development, legal, compliance, corporate social responsibility, strategic procurement advice, Jakarta-based human resources, and Jakarta-based administration, in each case with respect to the Company and the Company Subsidiaries.

SCHEDULE 10

Economics Replacement During the Initial Period

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement. As used in this Schedule, the following terms have the following meanings:

“Accounting Principles” means Indonesian generally accepted accounting principles using the assumptions, classifications, judgments, practices, and methodologies used in the preparation of the Company’s audited financial statements.

“Adjustment Date” means the last day of each calendar quarter. In addition, if the Company makes a payment under the Make Whole Note, the date of such payment shall be treated as an Adjustment Date.

“Available Cash Flows” means, with respect to any period:

(a)

without duplication, the sum of (i) the cash and short term investments of the Company included in current assets on the balance sheet at the beginning of such period, excluding Restricted Cash, (ii) cash flow from operations of the Company during such period, (iii) cash proceeds from the sale of assets by the Company during such period, net of transaction costs, (iv) cash proceeds from the issuance of debt by the Company during such period, (v) cash proceeds from cash calls by the Company during such period, (vi) reductions in Restricted Cash (to the extent received by the Company) during such period and (vii) repayments to the Company from subsidiaries or joint ventures of the Company of investments or loans during such period; minus

(b)

without duplication, the sum of (i) increases in Restricted Cash during such period, (ii) capital expenditures of the Company (including capitalized interest) during such period, (iii) investments by the Company in or loans to its subsidiaries or joint ventures during such period, (iv) debt service by the Company during such period, (v) dividends paid by the Company during such period that were declared from the Available Cash Flow in any preceding period; and (vi) any other cash expenditures not included in the above items in this clause (b) (including, to the extent not otherwise included above in this clause (b), Monthly Deficit Payments referenced in this schedule made during such period);

provided that for purposes of calculating the amounts for each of the items above, (A) amounts attributable to subsidiaries of the Company that are consolidated in accordance with the Accounting Principles will be excluded, (B) actual cash payments to or from subsidiaries of the Company in the form of dividends, distributions, investments or advances will be included, and (C) amounts will be determined in accordance with the Accounting Principles.

“Copper Target” means [•] pounds.1

“Cut-Off Date Copper Volume Deficit” means (i) as of the end of the Initial Period

(a)	the Copper Target; minus

(b)	the Company’s cumulative production and sales thereof of recovered copper in concentrates following [the date hereof][2] and prior to the end of the Initial Period,

multiplied by (ii) 96.5%.

[1]

Definitions of Copper Target and Gold Target to be filled in upon the signing of the Agreement. If the transaction closes in 2018, Copper Target & Gold Target will be based on the Metal Strip as of 1/1/2018, adjusted for date of the transaction and adjusting (by pro rating) the 2018 metal strip to the same date. If the transaction closes in 2019, the Copper Target and Gold Target will be the Metal Strip as of 1/1/2019. For example:

If the transaction had occurred on January 1, 2018, then:

Start Date = January 1, 2018

Copper Target = 4,872,227,000

Gold Target = 7,275,883

Note: Remaining Strip as of 1/1/2018 = 2018-2022 metal strip amounts

If the transaction had occurred on July 1, 2018, then:

Start Date = July 1, 2018

Copper Target = 4,322,631,658

Gold Target = 6,240,229

Note: Reduced metal strip v. 1/1/2018 strip = 1/1/2018 total strip less 181 days/365 days x 2018 metal strip (2018 strip = 1,108,300,000 lbs Cu & 2,088,473 ozs Au)

If the transaction occurs on January 1, 2019 or at any time thereafter, then:

Start Date = January 1, 2019

Copper Target = 3,763,927,000

Gold Target = 5,187,410

Note: Reduced metal strip v. 1/1/2018 strip = 1/1/2018 total strip less 2018 metal strip

[2]	Note: If the transaction closes in 2019, “the date hereof” will be replaced with January 1, 2019.

For the avoidance of doubt, the Cut-Off Date Copper Volume Deficit shall not be less than zero.

“Cut-Off Date Gold Volume Deficit” means (i) as of the end of the Initial Period

(a)	the Gold Target; minus

(b)	the Company’s cumulative production and sales thereof of recovered gold in concentrates following [the date hereof][3] and prior to the end of the Initial Period,

multiplied by (ii) 97%.

For the avoidance of doubt, the Cut-Off Date Gold Volume Deficit shall not be less than zero.

“Eligible Volume” means, with respect to any calendar month, (a) with respect to copper, the lesser of (i) the pounds of payable copper sold by the Company in such month and (ii) 86,000,000 pounds; provided that such amount shall not exceed the Cut-Off Date Copper Volume Deficit less the Eligible Volume of copper with respect to which Monthly Deficit Payments were made pursuant to Section 2.03 in respect of prior calendar months, and (b) with respect to gold, the lesser of (i) the ounces of payable gold sold by the Company in such month and (ii) 122,000 ounces; provided that such amount shall not exceed the Cut-Off Date Gold Volume Deficit less the Eligible Volume of gold with respect to which Monthly Deficit Payments were made pursuant to Section 2.03 in respect of prior calendar months.

“Exchange Assignment Percentage” means, with respect to any Exchange Shareholder at any time, a fraction (expressed as a percentage), (i) the numerator of which is the total number of Exchange Shares owned by such Exchange Shareholder as of such time, and (ii) the denominator of which is the total number of outstanding Exchange Shares as of such time.

“Exchange Share Percentage” means, as of any time, a fraction (expressed as a percentage), (i) the numerator of which is the total number of Exchange Shares outstanding as of such time, and (ii) the denominator of which is the total number of outstanding Ordinary Shares as of such time.

“Exchange Shareholders” means the holders of Exchange Shares in their capacity as such.

“Exchange Shares” means the Ordinary Shares issued pursuant to the Subscription Agreement dated as of [•] among the Company, Inalum and Inalum SPV.

“Gold Target” means [•] ounces.

[3]	Note: If the transaction closes in 2019, “the date hereof” will be replaced with January 1, 2019.

“Initial Period” means the period ending on the earlier of (a) December 31, 2022 and (b) the Volume Target Date.

“Interest Rate” means a daily rate expressed as a percentage equal to LIBOR plus 6.00% per calendar year, divided by 365 or 366 calendar days, as the case may be, during such calendar year.

“Monthly Deficit Payment” has the meaning set forth in Exhibit B.

“Ordinary Shares” means the ordinary shares of the Company, and any other security into which such shares may hereafter be converted or changed.

“Payment Return” means an amount calculated as of each Adjustment Date, beginning on the second Adjustment Date, equal to the sum of the amounts determined for each day (including such Adjustment Date) since the immediately preceding Adjustment Date by multiplying the Interest Rate by the sum of (i) the Unpaid Post-Cut-Off Payments and (ii) the Unpaid Payment Interest, in each case as of the immediately preceding Adjustment Date.

“Pre-Exchange Percentage Interest” means, with respect to any Pre-Exchange Shareholder at any time, a fraction (expressed as a percentage), (i) the numerator of which is the total number of Pre-Exchange Shares owned by such Pre-Exchange Shareholder as of such time, and (ii) the denominator of which is the total number of outstanding Pre-Exchange Shares as of such time.

“Pre-Exchange Shareholders” means the holders of Pre-Exchange Shares, in their capacity as such.

“Pre-Exchange Shares” means the Ordinary Shares outstanding as of immediately prior to the date hereof.

“Restricted Cash” means cash amounts of the Company that are reserved or are otherwise restricted from withdrawal pursuant to laws, regulations or contractual arrangements with financial institutions or other third parties, including cash to secure financial assurance instruments.

“Smelter Project” means the new smelting and refining facility, including precious metal refining, required to be developed by the Company pursuant to the IUPK.

“Specified Expansion Project” means New Power Generation, SAG Pre-Crushers and C3 Ball Mill.

“Unpaid Assigned Payments” means, at any time, the sum of (i) the Unpaid Post-Cut-Off Payments as of such time and (ii) the Unpaid Payment Interest as of such time.

“Unpaid Payment Interest” means, as of each Adjustment Date beginning on the second Adjustment Date, (i) the Unpaid Payment Interest as of the previous Adjustment Date plus (ii) the Payment Return since the previous Adjustment Date minus (iii) the amount of repayments since the previous Adjustment Date that are deemed to be payments of Unpaid Payment Interest in accordance with Section 3.06(b).

“Unpaid Post-Cut-Off Payments” means, as of any time, the aggregate amount of any capital call(s) the Exchange Shareholders have failed to pay in accordance with Section 3.02 or Section 3.03 or Section 3.04 as of such time.

“Volume Target Date” means the later of (a) the date on which the Company’s cumulative production and sales thereof of recovered copper in concentrates following the date hereof exceeds the Copper Target and (b) the date on which the Company’s cumulative production and sales thereof of recovered gold in concentrates following the date hereof exceeds the Gold Target. For purposes of this determination, if such date occurs (i) during the first half of a month, the Volume Target Date will be deemed to be the last day of the immediately preceding month and (ii) during the second half of a month, the Volume Target Date will be deemed to be the last day of such month.

ARTICLE 2

DIVIDEND ASSIGNMENT; REIMBURSEMENT

Section 2.01. Dividend Assignment.

(a)	Pre-Cut-Off Dividends.

Each Exchange Shareholder (each in such capacity, an “Assignor”) hereby assigns to the Pre-Exchange Shareholders (pro rata in accordance with their respective Pre-Exchange Percentage Interest) all of such Assignor’s right, title and interest in and to all dividends of Available Cash Flows generated on or prior to the end of the Initial Period.

For the avoidance of doubt, dividends of Available Cash Flows generated on or prior to the end of the Initial Period may be made following the end of the Initial Period and will remain subject to this provision.

(b)	Payment of Assigned Dividends.

With respect to any dividend assigned to the Pre-Exchange Shareholders pursuant to Section 2.01(a) , the Parties hereby agree that the Company shall make the payment of such assigned dividends directly to the applicable Pre-Exchange Shareholders (and not to the Assignors).

Section 2.02 Adjustments to Dividends.

(a)	Overpayment during Pre-Cut Off Date.

To the extent that following the end of the Initial Period the Company:

i.	overpaid taxes with respect to the period prior to the end of the Initial Period; or

ii.	receives a payment relating to an extraordinary event occurring prior to the end of the Initial Period,

the amount of such overpayment or payment shall be deemed Available Cash Flows generated prior to the end of the Initial Period and, promptly following receipt of the related tax refund or payment, be distributed to the Shareholders as a dividend (and, for the avoidance of doubt, Section 2.01(a) would apply to such dividend).

(b)	Underpayment during Pre-Cut Off Date.

To the extent that following the end of the Initial Period the Company:

i.	determines or is subject to a ruling that it has underpaid or failed to pay taxes with respect to the period prior to the end of the Initial Period; or

ii.	incurs costs or payments (excluding costs and payments relating to the Smelter Project) attributable to an extraordinary event occurring prior to the end of the Initial Period; or

iii.

Available Cash Flows are reduced in respect of the repayment of third party debt or Shareholder Loans (including interest thereon) incurred prior to the end of the Initial Period (other than third party debt or Shareholder Loans made to fund the Smelter Project), then such amount shall be applied as a reduction of Available Cash Flows generated prior to the end of the Initial Period and, to the extent dividends paid to the Shareholders with Available Cash Flows generated prior to the end of the Initial Period exceed such reduced amount of Available Cash Flows generated prior to the end of the Initial Period, then within five Business Days following such determination, incurrence of cost or payment or reduction in Available Cash Flows, each Pre-Exchange Shareholder shall pay to the Exchange Shareholders (pro rata in accordance with their respective Exchange Assignment Percentage) an amount equal to such Pre-Exchange Shareholder’s Pre-Exchange Percentage Interest of such excess multiplied by the Exchange Share Percentage in immediately available funds to an account or accounts designated by the Exchange Shareholders, with the effect that the Shareholders receive such amount in proportion to their respective Percentage Interests.

Section 2.03 Make Whole Note.

(a)

Notwithstanding anything in the Dividend Policy to the contrary, within 30 days after the end of the Initial Period, the Company shall issue a dividend payable as a note equal to the Monthly Deficit Payments payable in respect of the:

i.	Cut-Off Date Copper Volume Deficit; and

ii.	Cut-Off Date Gold Volume Deficit,

(the “Make Whole Note”). The Make Whole Note will be repaid in monthly installments on the 20th day following the end of each calendar month in an amount equal to the Monthly Deficit Payment payable with respect to the calendar month immediately preceding the month in which the payment is made.

(b)

Each Exchange Shareholder hereby assigns to the Pre-Exchange Shareholders (pro rata in accordance with their respective Pre-Exchange Percentage Interest) all of such Assignor’s right, title and interest in and to the Monthly Deficit Payments.

(c)	The Make Whole Note shall not bear interest.

(d)	The Make Whole Note shall be repaid out of Available Cash Flow generated following the end of the Initial Period without duplication, in priority to any dividends to the Shareholders.

(e)

Any Available Cash Flows generated in calendar months following the end of the Initial Period in excess of the Monthly Deficit Payment for such month shall be distributed to the Shareholders as a dividend, subject to Section 3.06(b) and the Dividend Policy.

(f)

Within 30 days following each Adjustment Date, the Company shall provide the Shareholders a schedule setting forth the Cut-Off Copper Volume Deficit and Cut-Off Gold Volume Deficit less Eligible Volumes of copper and gold used in the calculation of Monthly Deficit Payments paid in respect of the Make Whole Note.

(g)

If there is a Close-down of the Company, the Make Whole Note will be cancelled and the Pre-Exchange Shareholders waive any and all rights to be repaid any amount of the Make Whole Note that remains outstanding at the time.

(h)

Solely for accounting purposes, the parties intend to adjust the nominal value of the Make Whole Note as payments are made pursuant to this Section 2.03 in a manner that tracks as closely as possible to the fair market value of the liability (it being understood and agreed that this Section 2.03(h) shall not have any impact on the actual cash payments required to be made under this Section 2.03).

ARTICLE 3

FINANCING; FUNDING; SHAREHOLDER LOANS

Section 3.01. Project Financing.

Subject to the terms of the Shareholders Agreement, the Shareholders acknowledge that the Company intends to seek to secure third party project financing with a target to maximize the funds for the development of the Smelter Project in the form of third party debt.

Section 3.02. Expansion Capex Payments.

(a)

Subject to Section 3.02(b), in equal quarterly installments on the 20th day following the end of each calendar quarter of each calendar year up to the end of the Initial Period, the Exchange Shareholders (pro rata in accordance with their respective Exchange Assignment Percentage) shall pay to the Company as a capital contribution the amounts set forth in Exhibit A under the column “40% Share” for such calendar year (“Fixed Capital Payment”); provided that, in the event the end of the Initial Period occurs on a date other than the last day of a calendar quarter, the last Fixed Capital Payment shall be due 20 days following the end of the Initial Period and shall be reduced proportionately based on the number of days that elapsed from the end of the prior calendar quarter through the end of the Initial Period. For the avoidance of doubt, all Fixed Capital Payments shall be deemed Available Cash Flows generated prior to the end of the Initial Period, including the last Fixed Capital Payment, which will be required to be made 20 days following the end of the Initial Period.

(b)

If any of the Specified Expansion Projects are deferred or cancelled and as a result of which the Company’s aggregate spending on such Specified Expansion Project is less than what was projected to be spent in the applicable period when deriving the Fixed Capital Payments set forth on Exhibit A, then a proportionate amount of the Fixed Capital Payment corresponding to the unspent amounts with respect to such Specified Expansion Project for that calendar quarter will be deferred to the calendar quarter in which the corresponding cost for such Specified Expansion Project is incurred or cancelled, as applicable.

(c)

Notwithstanding anything in this Section 3.02 but without limiting the obligations of all Shareholders to make capital contributions in accordance with Section 3.05(b), any amount of Fixed Capital Payments that are not incurred prior to the end of the Initial Period, are cancelled and are not required to be paid by the Exchange Shareholders .

Section 3.03 Smelter Payments.

On the 20th day following the end of each calendar quarter up to the end of the Initial Period (and, if the end of the Initial Period does not fall on the last day of a calendar quarter, on the 20th day following the end of the Initial Period), the Exchange Shareholders (pro rata in accordance with their respective Exchange Assignment Percentage) shall pay to the Company as a capital contribution the following amounts (and, for the avoidance of doubt, all such capital contributions shall be deemed Available Cash Flows generated prior to the end of the Initial Period):

(i)

the amount by which Available Cash Flows generated in the applicable calendar quarter are reduced in respect of the Exchange Share Percentage of costs of the Company associated with the Smelter Project (excluding any such costs incurred prior to the date hereof), whether in the form of capital costs, equity contributions or loans to a project company, debt service, treatment and refining charges, cash costs incurred for purposes of credit support or otherwise, and any other payments relating to the Smelter Project; plus

(ii)	without duplication of the amounts described in clause (i):

(A)	the Exchange Share Percentage of Restricted Cash as of the date hereof to the extent relating to the Smelter Project ; and

(B)	the Exchange Share Percentage of any increases in Restricted Cash in the applicable calendar quarter to the extent such increases relate to the Smelter Project; less in the case of each of clause (A) and (B), the Exchange Share Percentage of any reductions in Restricted Cash (to the extent received by the Company) in the applicable calendar quarter to the extent such reductions relate to the to the Smelter Project); minus

(iii)	the Exchange Share Percentage of the aggregate amount of capital calls and Shareholder Loans made in the applicable calendar quarter to fund the Smelter Project.

Section 3.04 Restricted Cash Payment

On the 20th day following the end of the Initial Period, the Exchange Shareholders (pro rata in accordance with their respective Exchange Assignment Percentage) shall pay to the Company as a capital contribution the Exchange Share Percentage of Restricted Cash as of the end of the Initial Period to the extent relating to any obligations that will arise or occur after the end of the Initial Period (other than relating to the Smelter Project). All such capital contributions shall be deemed Available Cash Flows generated prior to the end of the Initial Period.

Section 3.05. Funding.

(a)	Initial Period.

(i)

General. All capital calls made by the Company prior to the end of the Initial Period (other than capital calls in respect of the Smelter Project and any capital calls under Section 3.03) shall be funded by the Pre-Exchange Shareholders pro rata in accordance with their respective Pre-Exchange Percentage Interests, and the Exchange Shareholders shall bear no liability for such capital calls.

(ii)

Smelter Project. All capital calls made by the Company prior to the end of the Initial Period in respect of the Smelter Project (other than capital calls made pursuant to Section 3.03) shall be funded by all Shareholders pro rata in accordance with their respective Percentage Interests.

(b)	Post-Initial Period.

Following the end of the Initial Period, all capital calls made by the Company shall be funded by all Shareholders pro rata in accordance with their respective Percentage Interests.

Section 3.06 Failure to Fund

(a)	General.

If any Shareholder fails to fund any capital call it is required to fund in accordance with Section 3.05 and any other Shareholder is willing to provide the Company with the funds sufficient to meet the obligations required by such capital call, all Shareholders who fund such capital call shall be required to fund such capital call by way of a Shareholder Loan at an interest rate of LIBOR plus 6% per annum. The principal and interest on Shareholder Loans shall be repaid in priority to any dividends to the Shareholders; provided that all Shareholder Loans made to fund obligations relating to the Smelter Project shall not be repayable until after the end of the Initial Period.

(b)	Smelter and Expansion Capex.

An amount equal to (i) 250% multiplied by (ii) Unpaid Assigned Payments will be repaid by the Company to the Pre-Exchange Shareholders (pro rata based on their respective Pre-Exchange Percentage Interest) out of Available Cash Flows generated following the end of the Initial Period in priority to any dividends to the Shareholders, but following the payments to be made under Section 2.03. Repayments under this Section 3.06(b) shall (i) first, be deemed payments of Unpaid Payment Interest until the Unpaid Payment Interest is equal to zero and (ii) second, be deemed payments of Unpaid Post-Cut-Off Payments.

Exhibit A – Expansion Capex Schedule

Exhibit A – Expansion Capex Schedule

$ millions

			Specified Expansion Project
			Aggregate			40% Share
	Aggregate	40% Share	New Power Generation	SAG Pre-Crushers	C3 Ball Mill	New Power Generation	SAG Pre-Crushers	C3 Ball Mill
2018	$325	$130	$0	$1	$0	$0	$1	$0
2019	322	129	0	39	2	0	16	1
2020	413	165	25	64	20	10	26	8
2021	468	187	36	116	50	14	46	20
2022	474	190	213	60	28	85	24	11

Exhibit B – Monthly Deficit Payment

“Monthly Deficit Payment” means, with respect to any calendar month, (a) Pre-Tax Deficit Payment with respect to such month multiplied by (b) 75% minus (c) Net Profits Tax with respect to such month.

***

“Pre-Tax Deficit Payment” means, with respect to any calendar month, (a) Deficit Net Revenues with respect to such calendar month minus (b) Deficit Cost Share with respect to such calendar month.

“Deficit Net Revenues” means, with respect to any calendar month, (a) Deficit Copper Revenue with respect to such calendar month, plus (b) Deficit Gold Revenue with respect to such calendar month, minus (c) Deficit Copper TC/RCs with respect to such calendar month, minus (d) Deficit Gold RCs with respect to such calendar month, minus (e) Deficit Copper Royalties with respect to such calendar month, minus (f) Deficit Gold Royalties with respect to such calendar month, minus (g) Deficit Freight Cost with respect to such calendar month, minus (h) Deficit FFIJD Cost with respect to such calendar month.

“Deficit Copper Revenue” means, with respect to any calendar month, (a) Eligible Volume of copper in such month multiplied by (b) the average copper price, before any deductions for TC/RCs, realized by the Company in such month.

“Deficit Gold Revenue” means, with respect to any calendar month, (a) Eligible Volume of gold in such month multiplied by (b) the average gold price, before any deductions for TC/RCs, realized by the Company in such month.

“Deficit Copper TC/RCs” means, with respect to any calendar month, (a) actual Copper TC/RCs incurred on a $/lb basis on sales to PT Smelting multiplied by (b) Eligible Volume of copper for such calendar month.

“Deficit Gold RCs” means, with respect to any calendar month, (a) actual Gold RCs incurred on a $/oz basis on sales to PT Smelting multiplied by (b) Eligible Volume of gold for such calendar month.

“Deficit Copper Royalties” means, with respect to any calendar month, (a) 4.00% multiplied by (b) (i) Deficit Copper Revenue for such month, minus (ii) Deficit Freight Cost for such month minus (iii) Deficit Copper TC/RCs for such month.

“Deficit Gold Royalties” means, with respect to any calendar month, (a) 3.75% multiplied by (b) (i) Deficit Gold Revenue for such month minus (ii) Deficit Gold RCs for such month.

“Deficit Freight Cost” means, with respect to any calendar month, (a) Eligible Volume of copper for such month multiplied by (b) the Company’s average per pound freight cost for such month.

“Deficit FFIJD Cost” means, with respect to any calendar month, (a) 1.00% multiplied by (b) (i) Deficit Copper Revenue for such month, plus (ii) Deficit Gold Revenue for such month, minus (iii) Deficit Copper TC/RCs for such month, minus (iv) Deficit Gold RCs for such month, minus (v) Deficit Copper Royalties for such month minus (vi) Deficit Gold Royalties for such month.

“Deficit Cost Share” means, with respect to any calendar month, (a) the sum of the Company’s site operating costs for such month (excluding FFIJD and smelter costs), the Company’s general and administrative (G&A) expenses for such calendar month as set forth in the Company’s income statement for such month (excluding smelter-related expenses) and the Company’s sustaining capital for such month as set forth in the Company’s cash flow statement for such month (excluding smelter) multiplied by (b) the Deficit Sharing Ratio for such month.

“Deficit Sharing Ratio” means, with respect to any calendar month, (a) Deficit Net Revenues for such month divided by (b) Company Net Revenues for such month.

“Company Net Revenues” means, with respect to any calendar month, (a) the Company’s gross revenue for such month (including copper, gold and silver), minus (b) the Company’s TC/RCs for such month as set forth on the Company’s income statement for such month, minus (c) royalties of the Company in respect of copper, gold and silver for such month as set forth on the Company’s income statement for such month, minus (d) the Company’s concentrate freight cost for such month as set forth on the Company’s income statement for such month, minus (e) the Company’s FFIJD for such month (calculated as (x) 1% of (y) the Company’s gross revenue for such month (including copper, gold and silver) less the amounts deducted pursuant to clauses (b) and (c) of this definition).

***

“Net Profits Tax” means, with respect to any calendar month, (a) 10% multiplied by (b) (A) (i) Pre-Tax Deficit Payment for such month, plus (ii) Deficit Sustaining Capital for such month, minus (iii) Deficit Book Depreciation for such month multiplied by (B) 75%.

“Deficit Sustaining Capital” means, with respect to any calendar month, (a) the Company’s sustaining capital for such month as set forth in the Company’s cash flow statement for such month (excluding smelter) multiplied by (b) the Deficit Sharing Ratio for such month.

“Deficit Book Depreciation” means, with respect to any calendar month, (a) the depreciation, depletion and amortization (DD&A) of the Company for such month as set forth on the Company’s income statement for such month (excluding smelter) multiplied by (b) the Deficit Sharing Ratio for such month.

***

An example of the calculation is set forth below:

Schedule 15

Definitions and Interpretation

1.	Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Affiliate means, in relation to any Party or other Undertaking (the relevant person):

(a)	any person Controlled by the relevant person (whether directly or indirectly);

(b)	any person Controlling (directly or indirectly) the relevant person;

(c)	any person Controlled (whether directly or indirectly) by any person Controlling the relevant person; and

(d)	in the case of the PTII Sellers, includes each other member of the PTII Sellers’ Group,

and PTII shall be deemed to be (i) an Affiliate of the PTII Sellers and their Affiliates at any time prior to Closing, and (ii) an Affiliate of Inalum and its Affiliates at any time after Closing; provided that PTFI shall not be considered an Affiliate of any Party and neither the Government of Indonesia nor any Indonesian Government Authority shall be considered an Affiliate or an Associated Person of Inalum or its Affiliates;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Parties (in each case with such amendments as may be agreed in writing by or on behalf of each Party);

Agreed Form Announcements means (a) the announcement in the Agreed Form proposed to be made by FCX in respect of the Divestment Transaction, (b) the announcement in the Agreed Form proposed to be made by Inalum in respect of the Divestment Transaction, and (c) the announcement(s) in the Agreed Form proposed to be made by PTII in respect of the Divestment Transaction as required by Indonesian Law;

Anti-Bribery Law means the applicable anti-bribery, anti-corruption, and anti-money laundering laws, rules, regulations, decrees, and/or official government orders of any governmental body of Indonesia and the United States, including the United States Foreign Corrupt Practices Act of 1977, Republic of Indonesia Law No. 31 of 1999 regarding Eradication of Criminal Acts of Corruption, as amended by Law No. 20 of 2011, and any other applicable legislation implementing either the United Nations Convention Against Corruption or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

Anti-Tax Evasion Law means:

(a)

any Law prohibiting fraudulent or dishonest (a) failure to pay any amount of Tax to the relevant Tax Authority within any applicable time limit for the payment of such Tax without incurring interest and/or penalties, and/or (b) claims for any Relief (Tax Evasion); and

SNG408460	78|95

(b)	any Law prohibiting the facilitation of Tax Evasion;

in each case including Title 26, Section 7201 et seq. of the United States Code, Republic of Indonesia Law No. 14 of 2002 on Tax Court and Republic of Indonesia Law No. 16 of 2009 on General Provision of Tax and its accompanying regulations;

Associated Person means, in relation to a company, a person (including any director, officer, employee, agent or other intermediary) who holds shares of capital stock, partnership interests, limited liability company membership interests and units, shares, interest and other participations in that company (in each case when performing such services or acting in such capacity);

Authorisation means an authorisation (public or private), licence, permission, consent, declaration, exemption, notarisation or waiver, however it is described, and includes any renewal or amendment of them;

Business means the business conducted by PTII, PTFI or PTRTI (as applicable) as at the date of this Agreement;

Business Day means a day other than a Saturday or Sunday or public holiday in the United States or Indonesia on which banks are open in New York and Jakarta for general commercial business;

Circular Resolution means the resolution of the shareholders of PTII in the Agreed Form, approving, with effect on and from Closing: (i) the sale and transfer of the PTII Shares from the PTII Sellers to Inalum, (ii) the resignation of each of the directors and commissioners nominated by the PTII Sellers to the board of directors and board of commissioners of PTII, (iii) the appointment of such persons as directors and commissioners to the board of directors and board of commissioners of PTII as nominated by Inalum and (iv) the change of shareholders’ composition of PTFI as a result of the PTFI Subscription, to be reflected by confirmation through the online single submission system operated by the Coordinating Ministry for Economic Affairs;

Claim means, in relation to any person, any claim, cause of action, dispute, prosecution, litigation, proceeding, arbitration, mediation, dispute resolution or demand made against the person concerned, however it arises;

Closing means completion of the Divestment Transaction in accordance with the provisions of this Agreement and Close shall be construed accordingly;

Closing Date means the date which is five Business Days after each of the Conditions Precedent has been satisfied or (where capable of waiver) waived under Clause 5, or such other date agreed in writing between the Parties;

Closing Time means 00:01 (Jakarta time) on the Closing Date, or such other time agreed in writing between the Parties;

Conditions Precedent has the meaning given to it in Clause 6.1;

SNG408460	79|95

Confidential Information has the meaning given to in Clause 32.1;

Constitutional Documents means, with respect to any entity, its memorandum and articles of association, by-laws or equivalent constitutional documents;

Contract of Work means the Contract of Work between PTFI and the Government of the Republic of Indonesia dated 30 December 1991;

Control means, in relation to any Undertaking (being the Controlled Person), being:

(a)

entitled to exercise, or control the exercise of (directly or indirectly) more than 50% of the voting power at any general meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, of the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons;

(b)	entitled to appoint or remove or control the appointment or removal of:

(i)

directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50% of the voting power at meetings of that board or governing body in respect of all or substantially all matters;

(ii)	any managing member of such Controlled Person;

(iii)	in the case of a limited partnership its general partner; or

(iv)	in the case of a trust, its trustee and/or manager; or

(c)

entitled to exercise a dominant influence over the Controlled Person (otherwise than solely as a fiduciary) by virtue of the provisions contained in its constitutional documents or, in the case of a trust, trust deed or pursuant to an agreement with other shareholders, partners, members or beneficiaries of the Controlled Person such that it has the capacity to determine the outcomes of the financial and operating policies of the Controlled Person, and Controller, Controlled, and Controlling shall be construed accordingly;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including Taxation), in each case of any nature whatsoever;

Current Tax Disputes has the meaning set forth in Clause 11.2.

Data Room means the data room comprising the documents and other information relating to PTII and PTFI made available by the PTII Sellers as listed on the data room index in the Agreed Form;

Default Interest means interest at LIBOR plus 6%;

SNG408460	80|95

Disclosure Materials means the documents, information and materials listed in the Data Room, including all responses to questions posted in that online data room prior to the date hereof, or otherwise in writing to Inalum or any of its Representatives before the date of this Agreement;

Dispute has the meaning given to it in Clause 46.2;

Divestment Transaction has the meaning given to it in Recital (B);

Economic Sanctions Law means any economic or financial sanctions administered by OFAC, the US State Department, the United Nations, the European Union or any member state thereof, or any other national economic sanctions authority;

End Date means December 31, 2018 as extended in accordance with Clause 6.3;

Environment means:

(a)	any ecological systems or components thereof (including living organisms existing in such systems);

(b)	the living organisms which live in (a) (including persons, communities of people and their property); and

(c)

all or any of the following media: air (including the air within buildings or other natural or man-made structures above or below ground), water (including territorial, coastal and in-land waters, water under or within land and water in drains and sewers) and land (including land under water);

Environmental Law means any and all Laws relating in any way to Environmental Matters;

Environmental Matters means all matters relating to the pollution or protection of the Environment and the remediation or compensation for any pollution of, or damage to, the Environment;

Equity Interest means shares, shares of capital stock, partnership interests, limited liability company membership interests and units, interests and other participations in the equity of an entity;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into US$ on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Citibank N.A. as at the close of business in London on such date;

FCX has the meaning given to it in the Parties clause;

Financial Debt means borrowings and indebtedness in the nature of borrowings (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

SNG408460	81|95

Fundamental Warranties means the warranties set forth in Clauses 1.1, 1.2, 1.3, 1.4, 1.6, 1.7, 1.8, 1.9, 1.11, 1.12, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 3 of Schedule 4.

Government Approval means the approval or consent of any Governmental Authority;

Government of Indonesia means the government of the Republic of Indonesia;

Government Official means any person qualifying as a public official or a “foreign official” under the laws of the United States or Indonesia, or any of the other Anti-Bribery Laws, including, without limitation, (i) a person holding an official position, such as an employee, officer, or director, with any government, or agency, department,; (ii) any person “acting in an official capacity,” such as a delegation of authority, from a government, or agency, department, or instrumentality thereof, to carry out official responsibilities, including a specific project assignment; or (iii) an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund, or a regional development bank;

Governmental Authority means:

(a)

the government of any jurisdiction (or any political or administrative subdivision thereof), whether provincial, central, regional or local, and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including any entity directly or indirectly owned or controlled thereby;

(b)	any public international organisation or supranational body (including the European Union) and its institutions, departments, agencies and instrumentalities; and

(c)

any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, Tax or other governmental or quasi-governmental authority;

Gross Negligence means any act or failure to act (whether sole, joint or concurrent) by a person which was in reckless disregard of or wanton indifference to, harmful consequences such person knew, or should have known, such act or failure to act would have had on the safety or property of another person or entity;

Inalum has the meaning given to it in the Parties clause;

Inalum Group means Inalum and its Affiliates from time to time, which from Closing shall include PTII;

Inalum’s Bank Account means Inalum’s bank account designated in writing to the PTII Sellers at least three Business Days prior to Closing;

SNG408460	82|95

Indonesian Company Law means Law No. 40 of 2007 (of the Republic of Indonesia) on Limited Liability Companies including any implementing regulation thereof (as may be amended and/or replaced from time to time);

Indonesian Withholding Tax means any Indonesian withholding tax due including under the Decree of the Indonesian Ministry of Finance Number 434/KMK.04/ 1999 dated 24 August 1999;

ISLLC has the meaning given to it in the Parties clause;

IUPK means an Izin Usaha Pertambangan Khusus (Special Mining Business Licence) issued by the MEMR to PTFI;

JFTC means the Japan Fair Trade Commission;

KFTC means the Korean Fair Trade Commission;

KPPU means Komisi Pengawas Persaingan Usaha;

Last Accounts (PTFI) means the audited financial statements of PTFI for the financial year ended on the Last Accounts Date and which comprises a statement of financial position, statement of profit or loss or other comprehensive income, statement of changes in equity and statement of cash flows as set out in the Data Room together with any notes, reports, statements or documents included in or annexed or attached to them;

Last Accounts (PTII) means the audited financial statements of PTII for the financial year ended on the Last Accounts Date and which comprises a statement of financial position, statement of profit or loss or other comprehensive income, statement of changes in equity and statement of cash flows as set out in the Data Room together with any notes, reports, statements or documents included in or annexed or attached to them;

Last Accounts Date (PTFI) means December 31, 2017;

Last Accounts Date (PTII) means December 31, 2017;

Law means any statute, law, rule, regulation, guideline, ordinance, code, policy or rule of common law (if any) issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof as in force at the date of this Agreement;

LIBOR means, with respect to calculation of interest for any period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in U.S. dollars for a 180-day period which appears on the Reuters screen LIBOR01 or LIBOR02 page that displays such rate (or, in the event such rate does not appear on such Reuters page or screen, on the page or screen used by the administrative agent under the credit agreement of the ultimate parent company of Freeport to determine the rate applicable to Eurodollar loans under such credit agreement or, if no such credit agreement is then in effect, on the page or screen mutually agreed by the Parties) at or about 11:00 a.m. London time two business days in London before the first day of such period; provided that if LIBOR as so determined shall be less than zero, such rate shall be deemed to be

SNG408460	83|95

zero for the purposes of this Agreement; provided, further, that, if two or more such offered rates are indicated on such page, LIBOR shall be the rate that equals the arithmetic mean (expressed as a decimal fraction to five decimal places) of such offered rates, and provided further that if such interest period is not equal to any period shown on such page, LIBOR shall be the rate determined by interpolation from the rates for the next longer and next shorter periods shown on such page, using the number of days as the basis for the interpolation, expressed as a decimal fraction to five decimal places. If at any time LIBOR cannot be determined as set forth in the preceding sentence and such inability to determine LIBOR is not likely to be temporary, then (i) the rate shall be equal to the rate used by the administrative agent under the credit agreement of FCX to determine the rate applicable to Eurodollar loans under such credit agreement or (ii) if no such credit agreement is then in effect, the Parties shall negotiate in good faith to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and, in each case, shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable;

Loss means any loss, damage, liability, compensation, fine, penalty, charge, payment, cost or expense (including reasonable legal cost and expense) incurred or suffered by the person concerned, however it arises and whether it is present or future; provided that Loss shall not include any loss of profit (except to the extent constituting direct damages), diminution of value (except to the extent constituting direct damages), loss of goodwill or possible business after Closing, whether actual or prospective, or for any punitive, special, indirect or consequential loss;

LTIP has the meaning given to it in the Shareholders Agreement;

Material Adverse Effect means a material adverse effect on the financial condition, business, assets or results of operations of PTFI and the PTFI Subsidiaries, taken as a whole, provided that none of the following events, changes, developments, conditions, circumstances, occurrences or state of facts shall be taken into account in determining whether there has been or may be a Material Adverse Effect: (A) changes in Indonesian generally accepted accounting principles or changes in the regulatory accounting requirements applicable to any industry in which PTFI and the PTFI Subsidiaries operate, (B) changes in the general economic or political conditions or (C) changes (including changes of Applicable Law and price changes with respect to copper or gold) or conditions generally affecting the industry in which PTFI and the PTFI Subsidiaries operate, (D) acts of war, sabotage or terrorism or natural disasters, (E) the announcement or consummation of the transactions contemplated by this Agreement, or (F) any action taken that is required, expressly contemplated or permitted pursuant to this Agreement.

MEMR means the Minister of Energy and Mineral Resources of the Republic of Indonesia;

Merger Deed has the meaning given to it in Recital (B);

SNG408460	84|95

New Licences and Approvals means the licences and approvals listed in Schedule 11 in the form agreed between PTFI and the Government of Indonesia;

Notice of Dispute has the meaning given to it in Clause 46.2;

OFAC means the Office of Foreign Assets Control of the US Department of the Treasury;

Ordinary Shares means the ordinary shares of PTFI, having par value IDR199,000 (equal to US$100), and any other security into which such shares may hereafter be converted or changed;

Participation Agreement means the participation agreement between PTFI and PTRTI dated 11 October 1996 (as amended from time to time);

Payee Party has the meaning given to it in Clause 26.2;

Paying Party has the meaning given to it in Clause 26.2;

PCC means the Philippine Competition Commission;

Person of Concern means (i) a Government Official; (ii) a political party, an official of a political party (including any member of an advisory council or executive council of a political party), or a candidate for political office; (iii) an immediate family member, such as a parent, spouse, sibling, or child of a person in either of categories (i) and (ii) above; or (iv) an agent, intermediary, or close business associate of any person in any of the foregoing categories;

PTFI has the meaning given to it in the Parties clause;

PTFI Board Resolution means resolutions of the Board of Directors of PTFI:

(a)

establishing the sub-committees of the Board of Directors of PTFI, appointing their members and setting out their roles and responsibilities as required pursuant to the agreed governance structure set forth in the Shareholders Agreement;

(b)	adopting and approving the LTIP as the long-term investment plan of PTFI;

(c)	approving the acquisition of the PTRTI Shares; and

(d)	approving the change of name of PTRTI in accordance with this Agreement;

PTFI Circular Resolution means the resolution of the shareholders of PTFI in the Agreed Form, approving, with effect from Closing:

(a)	the new composition of the Board of Directors and Board of Commissioners of PTFI as agreed between FCX and Inalum consistent with the provisions of the Shareholders Agreement;

(b)	the replacement of the Articles of Association of PTFI with new Articles of Association as agreed between FCX and Inalum consistent with the provisions in the Shareholders Agreement;

SNG408460	85|95

(c)	the acquisition of the PTRTI Shares; and

(d)	the change of name of PTRTI in accordance with this Agreement;

PTFI Group means PTFI and its Affiliates from time to time;

PTFI Subscribers means Inalum and PTII;

PTFI Subscription has the meaning given to it in Recital (B);

PTFI Subscription Agreement has the meaning given to it in Recital (B);

PTFI Subsidiaries means each of:

(a)	PT Smelting;

(b)	PT Freeport Management;

(c)	PT Airfast Aviation Facilities;

(d)	PT Kencana Wisata Nusakarya;

(e)	PT Kencana Infra Nusakarya;

(f)	PT Mitradaya Vulkanisindo; and

(g)	PT Pangansari Utama Mitra.

PTFI Shares (Inalum) has the meaning given to it in Recital (B);

PTFI Shares (PTII) has the meaning given to it in Recital (B);

PTII has the meaning given to it in the Parties clause;

PTII Deed of Acquisition of Shares means the deed of transfer of PTII Shares in the form set out in Schedule 8 in Bahasa Indonesia (with any amendments reasonably required by the Indonesian notary public before which the document will be executed) pursuant to which FCX’s PTII Shares are transferred from FCX to Inalum;

PTII Deed of Transfer of Shares means the deed of transfer of PTII Shares in the form set out in Schedule 9 in Bahasa Indonesia (with any amendments reasonably required by the Indonesian notary public before which the document will be executed) pursuant to which ISLLC’s PTII Shares are transferred from ISLLC to Inalum;

PTII Group means PTII and its Affiliates from time to time;

PTII Interest Shares means 21,300 ordinary shares in PTFI, being all the shares in PTFI to which PTII is the registered holder or beneficial owner;

PTII Price has the meaning given to it in Clause 4.1;

PTII Records has the meaning given to it in Clause 20.1;

PTII Sellers has the meaning given to it in the Parties clause;

SNG408460	86|95

PTII Sellers’ Bank Account means the PTII Sellers’ bank account designated in writing to Inalum at least three Business Days prior to Closing;

PTII Sellers’ Group means any Affiliate of FCX and which up until Closing shall include PTII;

PTII Sellers’ Warranties means the warranties given pursuant to Clause 10 and set out in Schedule 4 and PTII Sellers’ Warranty shall be construed accordingly;

PTII Sellers’ Warranty Claim means a Claim for a breach of any PTII Sellers’ Warranty;

PTII Share Transfer has the meaning given to it in Recital (B);

PTII Shares has the meaning given to it in Recital (B);

PTII Subsidiaries means each of:

(a) PT Freeport Indonesia;

(b) PT Irja Eastern Minerals; and

(c) PT Mineserve International;

PTRTI means PT Rio Tinto Indonesia, a company incorporated under the laws of the Republic of Indonesia with registered office at 31st Floor, Menara BTPN, Jl. Dr. Ide Anak Gde Agung Kav. 5.5-5.6, Mega Kuningan, Jakarta 12950, Indonesia;

PTRTI Buyout has the meaning given to it in Recital (B);

PTRTI Buyout Agreement means the agreement between Inalum and the PTRTI Sellers governing the PTRTI Buyout, pursuant to which Inalum will nominate PTFI as the purchaser of the PTRTI Shares;

PTRTI Buyout Agreement has the meaning given to it in Clause 21.1;

PTRTI Records has the meaning given to it in Clause 22.2;

PTRTI Sellers means Rio Tinto Indonesian Holdings Limited and Rio Tinto Nominees Limited;

PTRTI Sellers’ Group means the PTRTI Sellers and any of their Affiliates and which up until Closing shall include PTRTI;

PTRTI Shares has the meaning given to it in Recital (B);

Relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax), and any reference to the use or set off of Relief shall be construed accordingly;

SNG408460	87|95

Representatives means, in relation to a Party, its Affiliates and the commissioners, directors, officers, employees, agents, advisers, accountants and consultants of that Party and/or of its Affiliates;

Requesting Party has the meaning given to it in Clause 32.4;

Returning Party has the meaning given to it in Clause 32.4;

SAMR means China’s State Administration for Market Regulation;

Sanctioned Person means any person, organization or vessel:

(a)

designated on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, the Consolidated List of Financial Sanctions Targets or list of Investment Ban Targets, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, or any other list of targeted persons, entities, groups or bodies issued by the UN, US, EU, UK (or any other member state of the EU);

(b)	that is, or is part of, a government of a Sanctioned Territory;

(c)	owned or controlled by, or acting on behalf of, any of the foregoing;

(d)	incorporated or located within or operating from a Sanctioned Territory; or

(e)	otherwise targeted under any Economic Sanctions Law;

Sanctioned Territory means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law (including, but not limited to, Iran, Syria, Sudan, Cuba and North Korea);

Services Agreement means the services agreement in the form scheduled to the Shareholders Agreement;

Shareholders Agreement has the meaning given to it in Recital (B);

Tax or Taxation means (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, wealth, capital, value added, sales, transfer, franchise and payroll taxes (including national insurance or social security contributions), the clawback or other recovery of any credit or other amount previously paid by a Tax Authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

SNG408460	88|95

Tax Authority means any taxing or other authority competent to impose any Tax, or assess, collect or repay or otherwise provide credit in respect of any Tax;

Third Party Claim has the meaning given in Clause 15;

Third Party Right means:

(a)	any right of any person to acquire property or to restrain someone from acquiring property under an option, a right of pre-emption, a right of first refusal, or a right of conversion;

(b)

any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, power of attorney or title retention arrangement, a right of set-off or a right to withhold payment of a deposit or other money;

(c)	any easement, restrictive covenant, caveat or similar restriction over property; or

(d)	any agreement to create any of the above or to allow any of the above to exist;

Transaction Approvals means the approvals in respect of the transactions contemplated by the Transaction Documents as listed in Schedule 10;

Transaction Documents means this Agreement, the PTII Deed of Acquisition of Shares, the PTII Deed of Transfer of Shares, the IUPK, the PTRTI Buyout Agreement, the PTFI Subscription Agreement, the Shareholders Agreement and the Merger Deed;

transfer means, in relation to any Share, to:

(a)	sell, assign, transfer or otherwise dispose of them or any interest in them (including the grant of any option over or in respect of them);

(b)	create or permit to subsist any Third Party Right over or in them;

(c)	direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive them;

(d)	enter into any agreement in respect of the votes or any other rights attached to them (other than by way of proxy for a particular shareholder meeting); or

(e)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing,

and transferred shall be construed accordingly;

Transfer Taxes has the meaning given to it in Clause 28.2;

Undertaking means a body corporate or partnership or unincorporated association or trust carrying on trade or business with or without a view to profit. In relation to an undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description;

SNG408460	89|95

US/Indonesia Double Taxation Agreement means the Convention between the Government of the United States of America and the Government of the Republic of Indonesia for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income signed on 11 July 1988 (as amended by 1996 Protocol signed on 24 July 1996).

VAT means value added tax and any similar sales or turnover tax; and

Working Hours means 9.30 a.m. to 5.30 p.m. on a Business Day in the place of receipt of a notice.

2.	Interpretation. In this Agreement, unless the context otherwise requires:

(a)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	references to a paragraph, Clause or Schedule shall refer to those of this Agreement unless stated otherwise;

(c)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(d)	references to US$ are references to the lawful currency from time to time of the United States of America;

(e)

for the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be deemed to be an amount in US$ translated at the Exchange Rate at the relevant date (which, in relation to a Claim (including in relation to a warranty provided in this Agreement), shall be the date of the receipt of notice of that Claim under Schedule 5);

(f)

unless otherwise expressly stated, all obligations to be performed or owed by the PTII Sellers or any of them are deemed to obligations of both PTII Sellers and the liability of each of them, including for breach of a PTII Sellers’ Warranty, shall be joint and several;

(g)	“writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(h)

references to any document, agreement or contract are to that document, agreement or contract as amended, modified, replaced, novated or supplemented from time to time in accordance with the terms hereof and thereof;

(i)

this Agreement is not to be interpreted against the interests of a Party merely because that party proposed this Agreement or some version of it or because that Party relies on a provision of this Agreement to protect itself;

SNG408460	90|95

(j)

any statement in this Agreement qualified by the expression so far as the PTII Sellers are aware or any similar expression shall be deemed only to be made on the basis of the actual knowledge after making reasonable inquiry with respect to the particular matter in question, at the date of this Agreement, of the following persons:

Name

Kathleen Quirk

Douglas Currault

Dean Falgoust

Rob Schroeder

Tony Wenas

Mark Johnson

Clementino Lamury

(k)

any statement in this Agreement qualified by the expression so far as Inalum is aware or any similar expression shall be deemed only to be made on the basis of the actual knowledge after making reasonable inquiry with respect to the particular matter in question, at the date of this Agreement, of the following persons:

Name

Budi Gunadi Sadikin

Orias Petrus Moedak

Ogi Prastomiyono

Elizabeth Silalahi

(l)

any obligation on the part of a Party to procure or ensure any act or omission by another, whether or not that other is also under a contractual or other obligation with regard to that act or omission, shall take effect as a primary obligation of the first Party and not as a guarantee or other secondary obligation; and

(m)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.

Enactments. Except as otherwise expressly provided in this Agreement, any express reference to a Law (which includes any legislation in any jurisdiction) includes references to (a) that Law as amended, consolidated or re-enacted by or under any other Law before or after the date of this Agreement, (b) any Law which that Law re-enacts (with or without modification), and (c) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that Law, as amended, consolidated or re-enacted as described at (a) or (b) above, except to the extent that any of the matters referred to in (a) to (c) occurs after the date of this Agreement and increases or alters the liability of each PTII Seller or Inalum under this Agreement.

SNG408460	91|95

4.	Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

5.

Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 15 and the definitions set out in any Clause or any other Schedule, then, for the purposes of construing such Clause or Schedule, the definitions set out in such Clause or Schedule shall prevail to the extent of any inconsistency.

SNG408460	92|95

SIGNATURE

Each of the undersigned (i) represents that it has read this Agreement, including Clause 47 (Governing Language) of this Agreement, and understands its English language contents and its consequences, (ii) represents that it has made and entered into this Agreement freely and without duress, (iii) represents that it has received independent legal advice with regard to this Agreement, and (iv) undertakes that it will not challenge the validity of this Agreement based on any failure to comply with Law No. 24 of 2009 of the Republic of Indonesia on the National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Setiap penandatangan dengan ini (i) menyatakan bahwa pihaknya telah membaca Perjanjian ini, termasuk Pasal 47 (Bahasa) Perjanjian ini, dan memahami isinya yang dibuat dalam Bahasa Inggris dan akibat Perjanjian ini, (ii) menyatakan bahwa pihaknya telah membuat dan menandatangani Perjanjian ini secara sukarela tanpa adanya paksaan, (iii) menyatakan bahwa pihaknya telah menerima nasihat oleh penasihat hukum independen berkenaan dengan Perjanjian ini dan (iv) berjanji bahwa pihaknya tidak akan menolak keabsahan Perjanjian ini atas dasar tidak ditaatinya Undang-undang No 24 atau Peraturan Presiden pelaksanaannya (pada saat diterbitkan).

SNG408460	93|95

This Agreement is signed by duly authorised representatives of the Parties:

SIGNED	)
for and on behalf of	)
FREEPORT-MCMORAN INC.	)

	SIGNATURE:	/s/ Richard C. Adkerson

	NAME:	Richard C. Adkerson

SIGNED	)
for and on behalf of	)
INTERNATIONAL SUPPORT LLC	)

	SIGNATURE:	/s/ Kathleen L. Quirk

	NAME:	Kathleen L. Quirk

SIGNED	)
for and on behalf of	)
PT FREEPORT INDONESIA	)

	SIGNATURE:	/s/ Kathleen L. Quirk

	NAME:	Kathleen L. Quirk

SNG408460	94|95

SIGNED	)
for and on behalf of	)
PT INDOCOPPER INVESTAMA	)

	SIGNATURE:	/s/ Kathleen L. Quirk

	NAME:	Kathleen L. Quirk

SIGNED	)
for and on behalf of	)
PT INDONESIA ASAHAN ALUMINIUM (PERSERO)	) )

	SIGNATURE:	/s/ Budi G. Sadikin

	NAME:	Budi G. Sadikin

SNG408460	95|95